  As filed with the Securities and Exchange Commission on June 18, 1996

                                                 Registration No. 333-3313
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                           KOPPERS INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

       PENNSYLVANIA                  2491                    25-1588399
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                              436 SEVENTH AVENUE
                      PITTSBURGH, PENNSYLVANIA 15219-1800
                                (412) 227-2001
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ---------------
                               DONALD P. TRAVISS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           KOPPERS INDUSTRIES, INC.
                              436 SEVENTH AVENUE
                      PITTSBURGH, PENNSYLVANIA 15219-1800
                                (412) 227-2001
             (Name and address, including zip code, and telephone
              number, including area code, of agent for service)

                                ---------------
                                  COPIES TO:
      CLAYTON A. SWEENEY, ESQUIRE           E. WAIDE WARNER, JR., ESQUIRE
   DICKIE, MCCAMEY & CHILCOTE, P.C.             DAVIS POLK & WARDWELL
       TWO PPG PLACE, SUITE 400                 450 LEXINGTON AVENUE
  PITTSBURGH, PENNSYLVANIA 15222-5402         NEW YORK, NEW YORK 10017
            (412) 281-7272                         (212) 450-4000
                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

     TITLE OF EACH                     PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
    TO BE REGISTERED     REGISTERED(1)   PER SHARE(2)      PRICE(1)(2)         FEE
- ---------------------------------------------------------------------------------------
Common Stock, $.01 par
value...................   8,052,210        $16.00         $128,835,360      $44,426
===============================================================================

(1) Includes 1,050,288 shares subject to an over-allotment option granted to the U.S. Underwriters.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                            KOPPERS INDUSTRIES, INC.

Cross-Reference Sheet Showing Location in Prospectus of Information Pursuant to
                         Item 501(b) of Regulation S-K

     REGISTRATION STATEMENT
        ITEM AND CAPTION                  LOCATION OR HEADING IN PROSPECTUS
     ----------------------               ---------------------------------
 1.  Forepart of the
      Registration Statement
      and Outside Front Cover
      Page of Prospectus.....   Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside
      Back Cover Pages of
      Prospectus.............   Inside Front and Outside Back Cover Pages of
                                 Prospectus
 3.  Summary Information and
      Risk Factors...........   Prospectus Summary; Risk Factors
 4.  Use of Proceeds.........   Use of Proceeds
 5.  Determination of
      Offering Price.........   Outside Front Cover Page of Prospectus; Underwriting
 6.  Dilution................   Not Applicable
 7.  Selling Security
      Holders................   Principal and Selling Stockholders
 8.  Plan of Distribution....   Outside Front Cover Page of Prospectus;
                                 Underwriting
 9.  Description of
      Securities to be
      Registered.............   Description of Capital Stock
 10. Interests of Named
      Experts and
      Counsel................   Legal Matters; Experts
 11. Information with Respect
      to the Registrant......   Outside Front Cover Page of Prospectus;
                                 Prospectus Summary; Risk Factors; The Company;
                                 Use of Proceeds; Dividend Policy; Capitalization;
                                 Selected Historical Financial Data; Pro Forma
                                 Condensed Consolidated Financial Data;
                                 Management's Discussion and Analysis of
                                 Financial Condition and Results of Operations;
                                 Business; Management; Certain Relationships and
                                 Related Transactions; Principal and Selling
                                 Stockholders; Description of Capital Stock; Shares
                                 Eligible for Future Sale; Certain United States Tax
                                 Considerations Applicable to Non-U.S. Holders of the
                                 Common Stock; Description of Certain
                                 Indebtedness; Financial Statements
 12. Disclosure of Commission
      Position on
      Indemnification for
      Securities Act
      Liabilities............   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JUNE 18, 1996
      , 1996

                                7,001,922 SHARES

                         [LOGO OF KOPPERS INDUSTRIES]

                                  COMMON STOCK

  Of the 7,001,922 shares of common stock ("Common Stock") being offered hereby, 1,800,000 shares are being sold by Koppers Industries, Inc. (the "Company") and 5,201,922 shares are being sold by certain stockholders (the "Selling Stockholders"). See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  Of the 7,001,922 shares of Common Stock being offered, 5,601,537 shares are initially being offered for sale in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 1,400,385 shares are initially being offered for sale outside of the United States and Canada in a concurrent offering by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offerings"). See "Underwriting".

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

  Application has been made for the Common Stock to be listed on the New York Stock Exchange ("NYSE") under the symbol "KOP".

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                             PRICE       UNDERWRITING      PROCEEDS     PROCEEDS TO
                             TO THE      DISCOUNTS AND      TO THE      THE SELLING
                             PUBLIC     COMMISSIONS (1)  COMPANY (2)    STOCKHOLDERS
- ------------------------------------------------------------------------------------
Per Share...............      $               $              $              $
Total (3)...............     $               $              $              $
- ------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting expenses of the Offerings payable by the Company estimated
    at $   .
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to 1,050,288 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to the Public, Underwriting
    Discounts and Commissions and Proceeds to the Company will be $    , $
    and $    , respectively. See "Underwriting".

  The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made against payment
in New York, New York on or about       , 1996.

DONALDSON, LUFKIN & JENRETTE                             DILLON, READ & CO. INC.
     SECURITIES CORPORATION

[Map illustrating the locations of the Company's United States and foreign joint venture facilities]



























  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) assumes that the over-allotment option granted by the Company to the U.S. Underwriters is not exercised and (ii) has been adjusted to give effect to a 3-for-1 stock split of the Common Stock which occurred on May 23, 1996.

                                  THE COMPANY

  The Company is a leading integrated producer of carbon compounds and treated wood products for use in a variety of markets including the chemical, railroad, aluminum and steel industries. The "Koppers" name has been associated with the carbon compounds and wood treating businesses for over 70 years, and the Company has leading market positions in most of its products. The Company operates 24 facilities in the United States and maintains indirect ownership interests in 17 facilities overseas. The Company recorded net sales and net income of $525.7 million and $24.4 million, respectively, for the year ended December 31, 1995. In 1995, the Company's three divisions, Coke Products, Carbon Materials & Chemicals and Railroad & Utility Products, accounted for 15.2%, 37.6% and 47.2% of net sales, respectively.

  Through its Coke Products division, the Company is the largest independent merchant producer of coke and coke by-products in the United States. The Coke Products division converts coal into coke for sale to integrated steel producers and foundries that use coke in the production of iron and steel. The Company's Carbon Materials & Chemicals division distills coal tar into a variety of intermediate products, including carbon pitch, phthalic anhydride ("PAA") and creosote, which are basic materials necessary in the production of aluminum, polyester resins and plasticizers, and the pressure treatment of wood. The Company's Railroad & Utility Products division is the largest supplier of treated wood products, such as railroad crossties and utility poles, to the United States railroad and utility industries.

  The Company's operations are substantially vertically integrated, providing it with operating flexibility. Coal tar, a by-product of the Company's coke production, is the primary raw material used in the distillation process of the Carbon Materials & Chemicals division. Creosote, a major product of the coal tar distillation process, is used as a raw material in the treatment of wood by the Company's Railroad & Utility Products division. Other areas in which the Company is vertically integrated include the production of PAA through the use of a by-product of coal tar distillation and the utilization of coke oven gas and recycled wood products to fulfill a portion of its energy needs.

  The Company believes it has achieved leading positions in each of its markets as a result of the following strengths:

    Vertical Integration--The Company's ability to utilize by-products produced in its Coke Products and Carbon Materials & Chemicals divisions, as well as its ability to generate much of its own energy through the burning of wood waste and coke oven gas, provides the Company with significant operating flexibility.

    Continuous Investment In Facilities--Since 1988, the Company has invested over $145 million to modernize its facilities and to meet or exceed environmental compliance standards.

    Strong Customer Relationships--The "Koppers" name has been associated with quality and reliability since the 1920's and its reputation has enabled the Company to count among its customers many of the premier companies in each of its markets. The Company's predecessors have supplied many of these companies for decades. Since its formation in 1988, the Company has continued to supply most of these companies and many of its facilities are strategically located to service its customers' requirements. In order to enhance these relationships, the Company continually has instituted programs to ensure quality and customer satisfaction.

    Annual and Multi-Year Sales Contracts--Historically, the Company has sought to reduce its exposure to industry fluctuations and general economic conditions by diversifying its customer base and securing commitments for a large portion of its planned production through annual and multi-year contracts. In each year since it was formed in 1988, the Company has been able to secure over 50% of its following year's sales through such contracts.

    Strong Relationships With Multiple Suppliers--The Company's predecessors have enjoyed long-term relationships, in some cases over 50 years, with their major suppliers. Since its formation in 1988, the Company has maintained most of these relationships and its ability to source high-quality coal, coal tar and wood from multiple suppliers provide it with a significant competitive advantage in meeting customer requirements in a timely and economically advantageous manner.

    Global Presence--Directly and through its international joint ventures, the Company serves the North American, European, Asian and Australian markets with carbon materials and chemical products. The Company works closely with its joint ventures in Denmark and Australia on marketing strategy, raw material sourcing and technology sharing. Through its international joint ventures, the Company has completed several acquisitions and has entered into marketing agreements enabling the Company to expand its presence into new and emerging markets, including the People's Republic of China and other Pacific Rim nations.

  The Company's strategy for future growth and enhanced profitability includes the use of its cash flow for strategic acquisitions, productivity and cost reduction initiatives and the expansion of existing facilities. The Company also intends to develop, market and sell new products and broaden its customer base in new and existing markets. The Company is currently developing new low-emission and high-softening-point pitches for the aluminum industry, specialty coal tar pitches to be used to increase carbon content in electrode carbon markets (currently utilizing petroleum pitches) and additional downstream applications for naphthalene in the super-plasticizer and other specialty chemical markets. In addition, in 1995, the Company initiated a strategic review which identified opportunities to increase capacity at several of its facilities and to expand services offered, such as plant-assembled track sections, freight car cleaning and used tie disposal. This review also identified several areas where logistics, manufacturing processes and management systems can be improved.

                              ACQUISITION STRATEGY

  As part of its growth strategy, the Company intends to pursue strategic acquisitions. Over the past three years, the Company has completed five acquisitions, including the purchase of the largest railroad crosstie treating facility in the United States, which is located in Somerville, Texas (the "Somerville Facility"); a coke facility in Monessen, Pennsylvania (the "Monessen Facility"), which is now one of the most modern coking facilities in the United States; and the coal chemical business of Aristech Chemical Corporation ("Aristech"), which included a low-cost coal tar processing facility in Clairton, Pennsylvania (such business and facility hereinafter referred to as "Clairton"). The Company believes each of these acquisitions will provide the Company with significant financial and strategic benefits, as they will allow the Company to further integrate and rationalize its businesses and facilities and gain access to high-quality, low-cost raw materials. As part of these acquisitions, the Company was also able to secure significant long-term contracts with customers prior to closing.

  The Monessen Facility, acquired in 1995, was an idled facility. After refurbishment by the Company, the Monessen Facility was restarted in late 1995 and reached full production capacity in the second quarter of 1996. In addition to improving the Company's strategic position in the merchant coke market, the Company's investment in the Monessen Facility provides an advantageous energy tax credit based on the production of coke as an alternative energy product. The credit is available through December 31, 2002 and is expected to provide a tax benefit to the Company of approximately $8 million in 1996 (after offset of a previously taken energy credit) and $9 million per year thereafter, unadjusted for inflation and assuming full production at the Monessen Facility.

  On April 1, 1996, the Company completed the Clairton acquisition for a cash purchase price of approximately $40 million and the assumption of approximately $8 million in liabilities. The Clairton facility is a low-cost coal tar processing facility producing carbon pitch and related distillates. As part of the purchase agreement, the Company received a long-term coal tar supply contract with USX Corporation ("USX"), the largest North American coal tar producer. In 1995, this business generated over $64 million of sales, excluding sales to the Company. The Company has obtained a term loan of $35 million to effect the acquisition, with remaining funding requirements obtained from its existing working capital revolving credit line.

                                 THE OFFERINGS

  Of the 7,001,922 shares of Common Stock being offered, 5,601,537 shares are being offered in the U.S. Offering and 1,400,385 shares are being offered in the International Offering.

Common Stock Offered:
  By the Company.......................................   1,800,000 shares
  By the Selling Stockholders..........................   5,201,922 shares
                                                        -------------------
    Total..............................................   7,001,922 shares
                                                        -------------------
                                                        -------------------
Common Stock to be outstanding after the Offerings (1).  10,158,587 shares
Use of Proceeds........................................  Repayment of indebtedness and for general corporate purposes.
Dividend Policy........................................  The Company currently intends to pay quarterly dividends of $0.11 per share of
                                                         Common Stock, subject to general business
                                                         conditions, the effect on the Company's
                                                         financial condition and compliance with the
                                                         covenants governing the Company's long-term
                                                         debt. See "Dividend Policy" and
                                                         "Description of Certain Indebtedness".
Proposed NYSE symbol...................................  KOP

- --------------------

(1) Excludes 1,125,000 shares of the 2,250,000 shares of Common Stock held by a subsidiary of Koppers Australia Pty. Limited, a company in which the Company holds a 50% interest, and 688,606 shares of Common Stock issuable upon exercise of outstanding employee stock options under the stock option plan of the Company (the "Stock Option Plan"). See "Principal and Selling Stockholders" and "Management--Option Exercises and Fiscal Year End Values".

                                  RISK FACTORS

  Prospective purchasers of the Common Stock should consider carefully, among others, such risk factors as: (i) the cyclicality of the industries to which the Company sells its coke, pitch, PAA and railroad and utility products; (ii) the Company's dependence on United States integrated steel producers for its coke sales and on certain major customers for its railroad and utility products and coke sales; (iii) the fluctuation in prices, and occasional reductions in availability, of the raw materials used by the Company; and (iv) the federal, state and local environmental laws and regulations to which the Company is subject. See "Risk Factors".
                            ------------------------

                             SUMMARY FINANCIAL DATA

  The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Consolidated Financial Data on pages 21 through 24 of this Prospectus and the Consolidated Financial Statements, related notes, and other financial information included herein.

                                                                                     THREE MONTHS
                                        YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                          ------------------------------------------------------ --------------------
                            1991       1992       1993        1994       1995       1995      1996
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)
RESULTS OF OPERATIONS
DATA:
  Net sales.............  $ 451,242 $  444,255 $  461,219  $  476,448 $  525,730 $  122,201 $ 126,701
  Gross profit (1)......     69,252     73,667     64,088      68,196     84,984     19,434    15,446
  Operating profit......     30,592     31,799     25,104      25,709     39,848      9,723     4,247
  Equity in earnings of
   affiliates...........      5,663      4,666      4,578       5,314      9,239      1,265     1,791
  Other income..........      3,516        324        468         531        376         15         8
  Litigation judgment
   (2)..................         --         --         --          --         --         --   (10,946)
  Interest expense......     17,413     13,949     13,177      13,620     15,060      3,572     3,734
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
  Income (loss) before
   taxes................     22,358     22,840     16,973      17,934     34,403      7,431    (8,634)
  Income taxes
   (benefit)............      7,335      8,104      6,508       5,017      9,963      2,320      (894)
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
  Income (loss) before
   extraordinary item
   and cumulative effect
   of changes in
   accounting methods...     15,023     14,736     10,465      12,917     24,440      5,111    (7,740)
  Net income (loss) (3).     15,023     14,736      4,748      11,102     24,440      5,111    (7,740)
  Payment-in-kind
   dividends on
   preferred stock (4)..      5,382      6,244      7,242         944         --         --        --
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
  Net income (loss)
   available to common
   stockholders.........  $   9,641 $    8,492 $   (2,494) $   10,158 $   24,440 $    5,111 $  (7,740)
                          ========= ========== ==========  ========== ========== ========== =========
  Earnings (loss) per
   common share (5).....  $    0.98 $     0.85 $    (0.25) $     0.96 $     2.36 $     0.50 $   (0.78)
                          ========= ========== ==========  ========== ========== ========== =========
  Average common shares
   outstanding (5)......  9,809,775 10,019,799 10,034,406  10,570,971 10,376,658 10,300,812 9,911,202
  Cash dividends per
   common share.........  $      -- $       -- $       --  $       -- $     0.25 $       -- $    0.08
OTHER DATA:
  Required EBITDA (6)...  $  52,786 $   51,761 $   46,443  $   44,342 $   60,699 $   13,825 $   9,198
  Dividends received
   from affiliates......        756        787      1,446       1,422      2,943         --        --
  Depreciation and
   amortization (7).....     17,922     18,851     19,425      16,680     17,532      4,087     4,943
  Capital expenditures
   (8)..................     18,538     12,912     14,661      16,326     50,141     12,787     6,647
BALANCE SHEET DATA (END
OF PERIOD):
  Working capital.......  $  28,030 $   61,082 $   83,856  $   79,078 $   80,095            $  91,839
  Total assets..........    279,013    271,390    282,520     294,193    348,955              361,432
  Total debt (4)........    130,892    114,652    113,461     159,000    174,000              203,000
  Preferred stock (4)...     39,282     45,526     52,768         260        260                   --
  Redeemable common
   stock (9)............        100        550        800      15,450     23,715               15,735
  Common equity (9).....     35,235     41,209     36,864      36,490     54,255               43,750

- --------------------
(1) Reflects a change in accounting method effective January 1, 1992, from the first-in, first-out ("FIFO") method of inventory valuation to the last-in, first-out ("LIFO") method. The adoption of LIFO decreased gross profit by $1.3 million for the year ended December 31, 1992.

(2) Consists of a charge related to a legal judgment rendered against the Company in connection with the OCF Litigation (as hereinafter defined) in 1996. See "Risk Factors--Legal Proceedings" and "Business--Legal Proceedings".

(3) Net income for 1993 includes effects of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" of $(5.2) million net of tax, and SFAS No. 109, "Accounting for Income Taxes" of $(0.5) million. See Notes 7 and 8 of the Notes to Consolidated Financial Statements of the Company. Net income for 1994 includes extraordinary loss on early extinguishment of debt of $1.8 million.

(4) On February 10, 1994 the Company issued $110 million of unsecured ten-year, 8 1/2% senior notes, of which $53.5 million was used to redeem all the Series A exchangeable preferred stock of the Company. See "Description of Certain Indebtedness".

(5) In accordance with generally accepted accounting principles, average common shares outstanding have been reduced by 1,125,000 of the 2,250,000 shares held by a subsidiary of Koppers Australia Pty. Limited to reflect the Company's 50% ownership interest therein. See Note 9 of the Notes to Consolidated Financial Statements of the Company.

(6) Required EBITDA is presented because it is a component of a ratio included in a covenant in the Company's Bank Credit Facilities (as hereinafter defined). "Required EBITDA" is defined as net income plus interest expense, income taxes, depreciation and amortization; less equity income or losses, non-cash extraordinary gains and non-cash foreign currency gains; plus cash dividends received from affiliates, certain non-cash extraordinary losses, non-cash foreign currency losses and certain equity losses. Required EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance, or to cash flows as a measure of liquidity.

(7) The 1994 results reflect a $1.4 million reduction in depreciation expense for change in estimate of useful lives of certain assets effective July 1, 1994. See Note 1 of the Notes to Consolidated Financial Statements.

(8) Includes approximately $35 million related to acquisitions in 1995.

(9) The Company's Stockholders' Agreement (as hereinafter defined) requires the Company, subject to limitations under the terms of covenants contained in the Bank Credit Facilities, to redeem stock held by Management Investors (as hereinafter defined) upon termination of their employment with the Company. Pursuant to its terms, the Stockholders' Agreement will terminate upon consummation of the Offerings and, as a result, the number of shares of Common Stock subject to redemption shall be reduced to the number of shares owned by Management Investors who will have retired or otherwise terminated employment with the Company prior to the consummation of the Offerings. If the Offerings had been consummated on March 31, 1996, the value of such shares on that date would have been approximately $4.0 million, and the remaining $11.7 million would have been reclassified to common equity, $2.2 million to additional capital and $9.5 million to retained earnings. See "Management--Board of Directors; Stockholders' Agreement".

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

CYCLICALITY OF MARKETS

  The Company's products are sold primarily into mature industries which historically have been cyclical. The principal customers for the Company's coke are United States integrated steel producers, whose consumption of coke has been cyclical in the past and may be so in the future. The prices at which the Company will be able to sell its coke in the future will be greatly affected by the demand for coke from the iron and steel industries and the supply of coke from the United States integrated steel producers' own coke production and from foreign sources.

  In 1995, the Company sold 49% of its total coke production pursuant to long-term contracts. Approximately 62% of its furnace coke production was sold pursuant to two contracts with LTV Steel Company, Inc. ("LTV"). Although the Company believes that entering into such long-term contracts ameliorates some of the short-term fluctuations in its sales of coke, the price and terms obtainable by the Company under such contracts generally depend on relevant market conditions in effect at the time that such contracts are negotiated, and the price remains subject to periodic adjustments during the terms of the contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coke Products".

  The principal customers of the Company's pitch, the most significant product of its Carbon Materials & Chemicals division, are United States primary aluminum smelters. Although the aluminum industry has experienced growth on a long-term basis, it generally is cyclical in nature and experiences fluctuations in production levels. Sales of the Company's products have historically been affected adversely by weakness in the aluminum industry. In 1993, United States aluminum producers reduced production by approximately 25% in anticipation of a memorandum of understanding ("MOU") entered into by several aluminum producing nations. The MOU was entered into in order to reduce worldwide aluminum inventories which had increased to unprecedented levels following the fall of the Soviet Union and its subsequent increased level of exports. In 1995, as a result of the MOU and increased levels of worldwide aluminum consumption, inventory levels were reduced to a more sustainable level. Although the long-term outlook for United States aluminum production is favorable, cyclical weakness in demand could result in decreased United States primary aluminum production.

  A principal market for the Company's PAA is in the production of flexible vinyl used mainly in the automobile industry. Therefore, fluctuations in domestic and international automobile production affect the demand for PAA.

  Finally, the markets for the Company's railroad and utility products are subject to cyclical demand depending upon, among other things, the financial ability of domestic railroads and utility companies to implement capital maintenance and improvement programs.

DEPENDENCE ON INTEGRATED STEEL PRODUCERS

  The principal customers for the Company's coke are United States integrated steel producers. Demand for and pricing of coke in the United States relate directly to the volume of iron consumed by integrated steel producers which has historically fluctuated with general economic activity. Due to ongoing advances in blast furnace steel production technology, including pulverized coal injection ("PCI"), the proportion of coke consumed per ton of iron produced by United States integrated steel producers has declined by approximately 14% since 1985. In addition, the demand for coke in the future may be affected adversely by the idling of United States blast furnace steel production capacity due to increases in electric arc furnace production facilities in the United States and more stringent environmental compliance standards. Although the Company believes future declines in domestic coke demand will be offset by additional reductions in domestic coking capacity, there can be no assurance that this will occur.

DEPENDENCE ON MAJOR CUSTOMERS

  For the year ended December 31, 1995, the Company's top five customers represented approximately 27% of the Company's net sales. During this period, the Company's two largest customers, CSX Transportation, Inc. ("CSX") and LTV, accounted for approximately 20% and 45% of Railroad & Utility Products and Coke Products net sales, respectively, and approximately 9% and 7% of the Company's total net sales, respectively. The permanent loss of, or a significant decrease in the level of purchases by, one or more of the Company's major customers would have a material adverse effect on the Company's results of operations. See "Business-- Legal Proceedings".

  McLouth Steel Products Corp. ("McLouth"), an integrated steel manufacturer which accounted for 10% of net sales of the Coke Products division and 2% of the Company's total net sales in 1995, filed a petition for bankruptcy protection in September 1995 and ceased steel production in March 1996. The Company's contract with McLouth provided for the Company to supply approximately 90,000 tons of coke for the remainder of 1996. As a result of the bankruptcy, the Company has negotiated with LTV to sell through July 1996 approximately half of the resulting 10,000 tons of surplus coke production per month at prices lower than those set in the McLouth contract with the Company. The Company is currently seeking to sell the remaining portion of its production through the spot market or under new contracts, but no assurances can be given that it will succeed in doing so.

  On April 2, 1996, an explosion disabled a blast furnace in the Gary, Indiana plant of U.S. Steel, which is serviced by the Company's facility in Woodward, Alabama (the "Woodward Facility"). As a result of the explosion, U.S. Steel suspended coke shipments from the Company. Although the Company resumed such shipments on June 1, 1996, it has been unable to place with alternative customers the approximately 30,000 tons of surplus coke available as a result of the U.S. Steel shutdown. The Company is currently seeking to sell such surplus coke through the spot market or under new contracts, but no assurances can be given that it will succeed in doing so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Coke Products".

PRICE AND AVAILABILITY OF RAW MATERIAL

  An inability by the Company to source high quality raw materials in a timely fashion and pass through price increases to its customers could have a material adverse impact on the Company. In the Coke Products division, metallurgical coal is the primary raw material used in the production of coke. An increase in the price of metallurgical coal, or a prolonged interruption in supply, would have a material adverse effect on the Company.

  The primary raw material used by the Carbon Materials & Chemicals division is coal tar, a by-product of coke production. Following the Clean Air Act Amendments of 1990 (the "Clean Air Act Amendments") and other environmental regulations, there have been significant reductions in the United States coking capacity. Due to potential additional shutdowns of United States coking capacity, future coal tar availability is a concern for the Company. A shortage in the supply of domestic coal tar could require the Company to increase imports of coal tar and the use of petroleum substitutes to meet future carbon pitch demand; such increases could have a material adverse effect on the Company's financial condition and results of operations.

  The Company has the ability to use two raw materials interchangeably in its production of PAA: naphthalene, which is a by-product of its carbon pitch production, and orthoxylene, which is a petroleum derivative. The Company is the only domestic producer capable of using naphthalene interchangeably with orthoxylene as a feedstock. PAA pricing is based primarily on a spread over orthoxylene and, therefore, the Company's price realization and profit margin for PAA historically have fluctuated with the spot price of orthoxylene and its relationship to the Company's cost to produce naphthalene. Although the price of orthoxylene was relatively stable prior to 1994, due to strong demand, the price of orthoxylene increased from $0.14 per pound in March 1994 to $0.38 per pound in May 1995. As a result, PAA prices increased by approximately 101% during that period, providing the Company with a significant cost advantage over its competition and a temporary expansion of its margins. In the first quarter of 1996, however, the price for orthoxylene declined to approximately $0.16 per pound, resulting in a corresponding decline in PAA prices and margins.

  The availability and cost of softwood and of hardwood lumber are critical elements in the Company's production of pole products and railroad crossties, respectively. The supply of trees of acceptable size for the production of utility poles has decreased in recent years in relation to the demand, and the Company accordingly has been required to pay a higher price for these materials. Historically, the supply and cost of hardwood for railroad crossties have also been subject to availability and price pressures. There can be no assurance that the Company will be able to source wood raw materials at economical prices in the future.

ENVIRONMENTAL MATTERS

  The Company is subject to a number of federal, state and local environmental laws and regulations, including those concerning the treatment, storage and disposal of wastes, the discharge of effluents into waterways, the emissions of substances into the air, and various other health and safety matters. The Clean Air Act Amendments directly affect the operations of many of the Company's facilities. Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), and comparable state laws, an owner or operator of property at which releases of hazardous substances have occurred may be liable for investigation and remediation of any resulting contamination. In addition, the generator of hazardous substances may be responsible for all or a portion of any required investigation or remediation at offsite disposal locations. Under the Resource Conservation and Recovery Act, as amended ("RCRA"), a facility that treats, stores or disposes of hazardous wastes on-site may be liable for corrective action costs. In addition, any facility that holds a RCRA Part B permit (or has submitted a RCRA Part A permit application) may have to incur costs relating to the closure of certain "hazardous" or "solid" waste management units.

  For each of the last three fiscal years, the Company's average capital expenditures and operating expenses for environmental matters including depreciation amounted to approximately $6 million and $15 million, respectively. The Company believes that annual environmental operating costs will not change materially from those incurred during each of the past three years. The Company currently estimates that capital expenditures in connection with matters relating to environmental control will be approximately $4.7 million and $4.5 million for 1996 and 1997, respectively. Since environmental laws have traditionally become increasingly more stringent, costs and expenses relating to environmental control and compliance may increase in the future. While the Company does not believe that the costs of compliance with existing or future environmental laws and regulations (including regulations promulgated pursuant to the Clean Air Act Amendments) will have a material adverse effect on its business, financial condition or results of operations, there can be no assurance that costs of compliance will not exceed current estimates and will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Five of the sites owned or operated by the Company are listed on the National Priorities List ("NPL") promulgated pursuant to CERCLA. In addition, many of the Company's sites are or have been operated under RCRA permits. The Company was formed in conjunction with the acquisition (the "Acquisition") by management, Beazer, Inc. and KAP Investments, Inc. ("KAP") of certain assets of Koppers Company, Inc., now known as Beazer East, Inc. ("Beazer East," but referred to herein as "Old Koppers" for periods prior to the Acquisition) in 1988. Old Koppers was acquired in June 1988 by BNS Acquisitions, Inc., a wholly-owned indirect subsidiary of Beazer PLC, now known as Beazer Limited ("Beazer Limited"). Under the agreement entered into in connection with the Acquisition, Beazer East retained responsibility for and indemnified the Company against certain liabilities, damages, losses and costs, to the extent attributable to acts or omissions occurring prior to the Acquisition, including, with certain limited exceptions, liabilities and costs of compliance with environmental law (the "Indemnity"). Beazer Limited unconditionally guaranteed Beazer East's performance of the Indemnity pursuant to a guarantee (the "Guarantee"). See "Business--Environmental Matters". Currently, at the Company's properties acquired from Beazer East, which include all of the NPL sites and all but one of the RCRA permitted sites, substantially all investigative and cleanup activities are being handled and paid for by Beazer East pursuant to the Indemnity. Although Cornerstone-Spectrum, Inc., an entity under common control with the Beazer entities, is selling all of its shares in the Company in connection with the Offerings, the Company has no reason to believe that such sale will affect the performance of Beazer East and

Beazer Limited under the Indemnity and the Guarantee, respectively. Since 1991, Beazer East and Beazer Limited have been wholly-owned indirect subsidiaries of Hanson PLC. Hanson PLC has announced its intention to reorganize by spinning-off its chemicals, tobacco and energy subsidiaries. The Company has been informed that Beazer East and Beazer Limited will remain wholly-owned indirect subsidiaries of Hanson PLC. However, the Company has not received any additional information as to the impact, if any, of this spin-off on Beazer East and Beazer Limited.

  Although Beazer East and Beazer Limited have performed their respective obligations under the Indemnity and the Guarantee since 1989, no assurances can be given that Beazer East and Beazer Limited or their successors will continue to perform such obligations. If the Company were required to pay remedial and investigative costs covered by the Indemnity without reimbursement, it would have a material adverse effect on the business, financial condition, cash flow and results of operations of the Company. Furthermore, if the Company were required to record a contingent liability in respect of environmental matters covered by the Indemnity on its balance sheet, the result could be that the Company would have significant negative net worth.

  The Company is aware of environmental contamination at the Somerville Facility (the other RCRA permitted site owned by the Company) and the Clairton facility. The Company has received indemnities for pre-closing environmental contamination from the seller of the Somerville Facility and from both the seller and the predecessor of the seller of the Clairton facility. The Company believes that the indemnitors will handle most investigative and cleanup activities at such sites directly. See "Business--Environmental Matters". Although the Company is not aware of any reason why such indemnification obligations will not be performed, no assurances can be given that the sellers or their predecessors will fulfill their respective indemnification obligations. If the Company were required to pay costs associated with such environmental contamination, it could have a material adverse effect on the business, financial condition, cash flow and results of operations of the Company.

  On May 24, 1996, the Company was served with a Complaint by CSX (the "CSX Complaint"), one of its principal customers (see "Risk Factors--Dependence on Major Customers") filed in federal district court in Florida in March 1996 in connection with two contracts executed by CSX and Old Koppers in 1988 and performed by the Company. The CSX Complaint, alleging breach of contract, fraud and unjust enrichment, claims that the Company has not lived up to its obligations under such contracts, which allegedly required the Company to undertake certain environmental expenditures and relieve CSX of certain environmental liabilities. See "Business--Legal Proceedings." CSX has been sued by Beazer East for contribution for environmental cleanup at certain facilities, including some presently owned by the Company, and the CSX Complaint seeks to hold the Company liable, among other claims, for any costs CSX might be required to pay Beazer East in connection with environmental liabilities at the Company's facilities, as well as any defense costs incurred by CSX. While Beazer East has agreed, under the Indemnity, to provide a defense and indemnify the Company for damages resulting from the CSX Complaint, Beazer East retains the right to seek contribution from the Company in connection with such damages in accordance with the provisions of the agreement entered into in connection with the Acquisition. Given the preliminary nature of this matter, the Company is not in a position to determine its outcome or the availability of the Indemnity to cover any resulting damages. As a result, there can be no assurance that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition, cash flow and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS AND EXPANSION

  In the future, the Company intends to pursue acquisitions as a part of its growth strategy. The success of this strategy depends upon, among other things, the ability of the Company and its management to identify attractive acquisition prospects, consummate acquisitions on favorable terms, operate acquired businesses effectively and integrate new personnel, operations, products and technologies into its organization, and to retain customers of acquired businesses. In addition, the Company is evaluating opportunities at its existing facilities to expand production capacity, which will require a period of construction and start-up testing, and to rationalize unneeded capacity.

  There can be no assurance that the Company will be able to identify and consummate attractive acquisitions, start-up such operations or integrate acquired businesses into its existing operations effectively. For example, the Company expended significantly more than anticipated in the refurbishment of the Monessen Facility, an idled facility it acquired in 1995. Part of the refurbishment included the purchase of new boilers, which enable the Company to use coke oven gas as opposed to purchasing natural gas. However, due to delays in the start-up of such boilers, the Company had to continue purchasing natural gas from external sources until April 20, 1996. In addition, adverse weather conditions in the winter months of 1996 impaired the ordinary handling of coal in the facility, which required the purchase of additional coal. As a result of these and other unforeseen circumstances, the start-up period took longer and the Company spent significantly more in start-up costs than it had estimated at the time of acquisition.

  Acquisitions by the Company may involve certain other risks, including potentially dilutive issuances of equity and debt securities, the realization of goodwill and the diversion of management's attention from other business concerns.

RESTRICTIVE DEBT COVENANTS

  The Bank Credit Facilities (as hereinafter defined) contain certain covenants which limit capital expenditures by the Company and restrict its ability to incur additional indebtedness, create liens on its assets, enter into leases, and make investments or acquisitions. While in the past the Company has been able to obtain waivers from these covenants to complete acquisitions, there can be no assurance that such waivers will be obtained in the future and therefore these restrictive covenants may limit the ability of the Company to expand through acquisitions. See "Description of Certain Indebtedness--The Bank Credit Facilities." The Indenture (as hereinafter defined), under which the Senior Notes (as hereinafter defined) were issued, also contains similar restrictive covenants. See "Description of Certain Indebtedness--The Senior Notes."

SUBSTANTIAL INDEBTEDNESS

  As of March 31, 1996, on a pro forma basis after giving effect to the Clairton acquisition, indebtedness of the Company was approximately $242 million. The Company's indebtedness could limit its ability to finance expenditures required to compete effectively, to operate successfully under adverse economic conditions and to pay dividends. A significant portion of the Company's assets are encumbered to secure the Company's indebtedness. The ability of the Company to meet its obligations, to comply with covenants contained in the Indenture (as hereinafter defined) and to comply with financial covenants contained in, and to maintain available revolving credit and long-term facilities under, the Bank Credit Facilities (as hereinafter defined), depends on the Company's future financial performance, which will be subject to financial, business and other factors, including the outcome of pending litigation and the possible rationalization of existing facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Litigation" and "Business--Legal Proceedings". To the extent that cash flow from operations is insufficient to satisfy the Company's fixed charges, the Company may obtain funds from additional borrowings (which ability may be restricted by the Indenture and the Bank Credit Facilities), seek to sell a portion of its business or raise additional equity capital. There can be no assurance that any of these sources of funds would be available in amounts sufficient for the Company to meet its obligations. In addition, certain of the Company's borrowings are and will continue to be at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates. See "Description of Certain Indebtedness".

SEASONALITY; EFFECTS OF WEATHER

  The Company's quarterly operating results fluctuate due to a variety of factors that are outside the Company's control, including inclement weather conditions, which in the past have affected negatively the Company's operating results. Operations at several of the Company's facilities have been halted for short periods of time during the winter months. Moreover, demand for many of the Company's products declines during periods of inclement weather. As a result of the foregoing, the Company anticipates that it may experience material fluctuations in quarterly results of operations.

LABOR RELATIONS

  As of April 30, 1996, approximately 1,300 of the Company's 2,048 employees were represented by nine different unions and covered under 21 separate labor contracts. Labor negotiations are conducted on a plant-by-plant basis and approximately one-fourth of the outstanding contracts are renegotiated in any one year. Although the Company believes that it generally enjoys satisfactory relations with its unions, there can be no assurance that new agreements will be reached without union action or on terms satisfactory to the Company. A material work stoppage could adversely affect the Company's results of operations. See "Business--Employees and Employee Relations".

  Since its formation in 1988, the Company has had three work stoppages due to strikes at its Follansbee, Somerville and Galesburg facilities. The Follansbee strike occurred in November 1993 and the Somerville and Galesburg strikes occurred in March 1996. In each instance, the Company was able to continue operation of the respective facilities at approximately 85% of capacity and to reach agreement with each of the unions on terms satisfactory to the Company. There can be no assurance that the Company would be able to continue operating facilities in the event of further work stoppages or union disputes in the future.

COMPETITION

  The markets that the Company serves are highly competitive. Although management believes that the Company has significant competitive advantages due to its market share, sourcing, strategically located facilities and reputation for quality products and services, selling price is the most significant element in the market for the Company's principal products. In addition, some of the purchasers of the Company's coke are capable of supplying a portion of their needs from their own coke production as well as from suppliers outside the United States who are able to import coke into the United States and sell it at prices competitive with those of United States suppliers. There can be no assurances that competitive pressures on the price of the Company's products will not materially and adversely affect its business, results of operations, cash flow and financial condition.

LEGAL PROCEEDINGS

  On May 11, 1990 Owens-Corning Fiberglas Corporation ("OCF") filed a Complaint (the "OCF Litigation") against the Company seeking damages allegedly resulting from the sale by Old Koppers (as hereinafter defined) of coal-tar bitumen ("CTB") from the mid 1970's to the mid 1980's. The OCF Litigation related to problems experienced with roofing systems sold by OCF which contained CTB sold by Old Koppers. OCF identified 11 roofs it alleged were built using defective Old Koppers' CTB. On April 3, 1996 a jury verdict was returned against the Company for a total of $10.3 million including $0.5 million in punitive damages. The Company will appeal the judgment. In addition to damages, OCF has sought approximately $3 million in attorney's fees, as well as prejudgment interest for an amount estimated by the Company to be approximately $5 million, alleging that the Company failed to engage in good faith settlement negotiations. The Company had provided reserves of $14 million at March 31, 1996 ($11 million in the first quarter of 1996 and $3 million in prior periods) in connection with the OCF Litigation.

  It is the opinion of management that the ultimate resolution of this matter, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this matter, it is possible that results of operations and cash flow of the Company could be materially adversely affected in a particular period and that the Company's ability to incur additional debt could be reduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Litigation".

  On May 24, the Company was served with a Complaint filed by CSX (the "CSX Complaint") in federal district court in Florida one of its principal customers, alleging breach of contract, fraud and unjust enrichment in connection with two contracts executed by CSX and Old Koppers in 1988 and performed by the Company. See "--Environmental Matters" and "Business--Legal Proceedings."

  The Company is involved in various other proceedings incidental to the ordinary conduct of its business. The Company believes that none of these other proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

INFLUENCE OF CERTAIN STOCKHOLDERS AND POSSIBLE ANTI-TAKEOVER EFFECTS

  Upon consummation of the Offerings, 22.7% of the Company's outstanding Common Stock will be beneficially owned by certain members of management of the Company and 20.0% by KAP, a wholly-owned subsidiary of a company 50% of whose common stock is owned by a subsidiary of the Company. As a result of this ownership, KAP and management will have significant influence over the management policies and corporate affairs of the Company. Concentration of large amounts of the Company's common stock in the hands of KAP and management may also make more difficult any takeover or change of control of the Company not approved by such stockholders. KAP has indicated an interest in purchasing 750,000 shares of Common Stock in the Offerings.

  It is an event of default under the Bank Credit Facilities (as hereinafter defined) (i) if any person other than the Management Investors (as hereinafter defined) and their affiliates becomes the beneficial owner of more than 50% of the voting stock of the Company or obtains the power to nominate or elect at least a majority of the Board of Directors, (ii) if the Management Investors as a group cease to own at least 10% of the voting stock of the Company, or
(iii) if a Change of Control occurs as defined in the Indenture (as hereinafter defined). See "Description of Certain Indebtedness".

BENEFITS TO CURRENT STOCKHOLDERS

  The Company's current stockholders will benefit from the Offerings through the creation of a public market for the Common Stock and the potential unrealized gains in the value of the Common Stock held by them. Based upon the difference between $15.00 per share (the midpoint of the estimated range of the initial public offering price set forth on the cover page of this Prospectus) and the average price per share of $1.77 paid by such current stockholders, the current stockholders will have potential unrealized gains of $13.23 per share, or an aggregate of approximately $56.6 million.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company has restated and amended its Articles of Incorporation (the "Restated Articles") and Bylaws (the "Restated Bylaws") which will take effect upon the consummation of the Offerings.

  Pursuant to the terms of its Restated Articles, the Company's Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be affected adversely by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue preferred stock.

  Certain other provisions of the Restated Articles and of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), which govern the Company, may have the effect of discouraging a third party from making an acquisition proposal for the Company or otherwise inhibiting a change in control of the Company under circumstances that could give the stockholders an opportunity to realize a premium over the then prevailing market price for the Common Stock. These provisions include various sections of the BCL restricting certain business combinations. See "Description of Capital Stock-- Pennsylvania Anti-Takeover Law Provisions" and "Description of Capital Stock-- Certain Corporate Anti-Takeover Provisions".

  Pursuant to the terms of the Restated Bylaws, the Board of Directors will consist of at least five and no more than fifteen members. Effective as of the completion of the Offerings, Brian C. Beazer and Donald V. Borst intend to resign as directors and the Board of Directors intends to increase its membership to nine members. The resulting vacancies shall be filled by the Board of Directors. See "Management--Board of Directors; Stockholders' Agreement".

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock in the public market following the Offerings, or the perception that such sales could occur, could affect adversely the prevailing market price for the Common Stock and the Company's ability to raise capital through an offering of its equity securities. Upon consummation of the Offerings, the Company will have outstanding 11,283,587 shares of Common Stock, assuming no exercise of outstanding options. Of such shares, the 7,001,922 shares of Common Stock sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are owned by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act. An additional 323,591 shares of the 11,283,587 shares of Common Stock outstanding are held by former employees of the Company and are subject to mandatory resale to and redemption by the Company pursuant to the Stockholders' Agreement (as hereinafter defined). Of the remaining 3,958,074 shares of Common Stock, 697,482 shares have been registered under the Securities Act and sold by the Company to certain of its employees and 3,260,592 shares are "restricted securities" as that term is defined under Rule 144 and, accordingly, may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including Rule 144. Of such 3,958,074 shares of Common Stock, 3,510,696 shares will be subject to lock-up agreements with the Underwriters and will become available for resale 180 days after the date of this Prospectus, unless otherwise permitted in writing by Donaldson, Lufkin & Jenrette, subject to the provisions of Rule 144 under the Securities Act. The Company is unable to estimate the number of shares which may be sold, including under Rule 144 or any other applicable exemption, since this will depend upon the market price of the Common Stock, the individual circumstances of the sellers and other factors. See "Shares Eligible for Future Sale" and "Underwriting".

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or that the purchasers of the Common Stock will be able to resell their Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price of the Common Stock will be determined through negotiations among the Company, the Selling Stockholders and the Representatives (as hereinafter defined) of the Underwriters (as hereinafter defined) and may not reflect the market price of the Common Stock after the Offerings. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors.

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company, including the Company's expectations of its future operating performance as a result of the Clairton acquisition and the unfavorable outcome of pending litigation against the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should consider specifically the various factors identified in this Prospectus, including the risk factors set forth herein, which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                  THE COMPANY

  The Company is a leading integrated producer of carbon compounds and treated wood products for use in a variety of markets including the chemical, railroad, aluminum and steel industries. The "Koppers" name has been associated with the carbon compounds and wood treating businesses for over 70 years, and the Company has leading market positions in most of its products. The Company operates 24 facilities in the United States and maintains indirect ownership interests in 17 facilities overseas. The Company recorded net sales and net income of $525.7 million and $24.4 million, respectively, for the year ended December 31, 1995. In 1995, the Company's three divisions, Coke Products, Carbon Materials & Chemicals and Railroad & Utility Products, accounted for 15.2%, 37.6% and 47.2% of net sales, respectively.

  Through its Coke Products division, the Company is the largest independent merchant producer of coke and coke by-products in the United States. The Coke Products division converts coal into coke for sale to integrated steel producers and foundries that use coke in the production of iron and steel. The Company's Carbon Materials & Chemicals division distills coal tar into a variety of intermediate products, including carbon pitch, PAA and creosote, which are basic materials necessary in the production of aluminum, polyester resins and plasticizers, and the pressure treatment of wood. The Company's Railroad & Utility Products division is the largest supplier of treated wood products, such as railroad crossties and utility poles, to the United States railroad and utility industries.

  The Company was formed in October 1988 by management, Beazer, Inc. and KAP, to facilitate the acquisition of certain assets of Old Koppers for a purchase price of $226.8 million subject to closing adjustments. The assets acquired from Old Koppers included the Woodward Facility and certain assets of its Chemicals and Allied Products Group which then became the Coke Products, Carbon Materials & Chemicals and Railroad & Utility Products divisions of the Company. The purchase was financed through (i) the issuance of $35.2 million of common and preferred stock, (ii) term and working capital loans of $161.6 million, with attached warrants, and (iii) a subordinated bridge loan of $30.0 million. In February 1994, the Company issued $110 million of Senior Notes (as hereinafter defined) to refinance existing indebtedness and to redeem $53.5 million of preferred stock. See "Description of Certain Indebtedness--The Senior Notes".

  The Company's principal executive offices are located at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1800, and its telephone number is (412) 227-2001.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock offered hereby (after deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company) are estimated to be approximately $24.3 million ($38.9 million if the over-allotment option granted to the U.S. Underwriters is exercised in full). The Company intends to use the net proceeds to reduce the aggregate indebtedness under the Bank Credit Facilities (as hereinafter defined). See "Business--Carbon Materials & Chemicals". The indebtedness, to be reduced with the net proceeds of the Offerings, matures on March 18, 2001 and bears interest at one percent (1%) over the London Inter-Bank Offered Rate ("LIBOR").

  The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders".

                                DIVIDEND POLICY

  The Company currently intends to pay quarterly dividends of $0.11 per share of Common Stock. The decision whether to apply legally available funds to the payment of dividends on the Common Stock in the future will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock. In addition, the amount of cash dividends payable by the Company is limited by the terms of the Bank Credit Facilities and the Senior Notes (as hereinafter defined; see "Description of Certain Indebtedness"), and the Company may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends. After giving pro forma effect to the issuance of the Common Stock and the Clairton acquisition and the financing thereof, such agreements would have permitted dividend payments of $31.9 million as of March 31, 1996.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of March 31, 1996, (ii) on a pro forma basis to reflect the Clairton acquisition and the financing thereof, and (iii) as adjusted to reflect such acquisition and the issuance and sale by the Company of 1,800,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses of $2.8 million, and the application of the estimated net proceeds of $24.3 million therefrom. This table should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                         MARCH 31, 1996
                                                 --------------------------------
                                                         (IN THOUSANDS)
                                                                       PRO FORMA
                                                  ACTUAL   PRO FORMA  AS ADJUSTED
Short-term debt................................  $  4,000  $  4,000    $  4,000
                                                 ========  ========    ========
Long-term debt:
  Revolving Credit Facility (1)................  $ 68,000  $ 72,000    $ 47,750
  Term loans (1)...............................    21,000    56,000      56,000
  Unsecured senior notes due 2004..............   110,000   110,000     110,000
                                                 --------  --------    --------
    Total long-term debt.......................   199,000   238,000     213,750
Common Stock value subject to redemption (2)...    15,735    15,735       3,987
Common Stock, par value $.01 per share;
 10,000,000 shares authorized, actual and pro
 forma; 40,000,000 shares authorized, as
 adjusted; 5,385,909 shares issued and
 outstanding, actual and pro forma;
 10,269,879 shares issued and outstanding, as
 adjusted......................................        67        67         116
Non-voting common stock, par value $.01 per
 share; 10,000,000 shares authorized; 3,628,200
 shares issued and outstanding, actual and pro
 forma; 0 shares authorized issued and
 outstanding, as adjusted......................        36        36          --
Additional capital (2)(4)......................    11,675    11,675      38,087
Retained earnings (2)..........................    34,782    34,782      44,355
Cumulative translation adjustment..............       473       473         473
Treasury stock at cost, 1,322,043 shares
 (3)(4)........................................    (3,283)   (3,283)     (3,283)
                                                 --------  --------    --------
Total capitalization...........................  $258,485  $297,485    $297,485
                                                 ========  ========    ========

- ---------------------
(1) Of these pro forma amounts, $39.0 million was incurred in connection with the Clairton acquisition: $35.0 million was borrowed under the Clairton Term Loan (as hereinafter defined) and $4.0 million was borrowed under the Amended and Restated Bank Credit Agreement (as hereinafter defined; see "Description of Certain Indebtedness").

(2) The Company's Stockholders' Agreement (as hereinafter defined) requires the Company, subject to limitations under the terms of covenants contained in the Bank Credit Facilities (as hereinafter defined), to redeem stock held by Management Investors (as hereinafter defined) upon termination of their employment with the Company. Pursuant to its terms, the Stockholders' Agreement will terminate upon consummation of the Offerings and, as a result, the number of shares of Common Stock subject to redemption shall be reduced to the number of shares owned by Management Investors who will have retired or otherwise terminated employment with the Company prior to the consummation of the Offerings. If the Offerings had been consummated on March 31, 1996, the value of such shares on that date would have been approximately $4.0 million, and the remaining $11.7 million would have been reclassified to common equity, $2.2 million to additional capital and $9.5 million to retained earnings. See "Management--Board of Directors; Stockholders Agreement".

(3) Includes 1,125,000 shares of Common Stock held by a subsidiary of Koppers Australia Pty. Limited ("KAP"), a company in which the Company holds a 50% interest.

(4) KAP has indicated an interest in purchasing 750,000 shares of Common Stock in the Offerings. Due to the Company's 50% ownership in KAP, the Pro Forma As Adjusted effect of KAP's purchase of shares would be to increase Treasury stock and decrease total capitalization by $5.6 million.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following selected financial data for the five years ended December 31, 1995, are derived from the Consolidated Financial Statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data for the three months ended March 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Condensed Consolidated Financial Data on pages 21 through 24 of this Prospectus and the Consolidated Financial Statements, related notes, and other financial information included herein.

                                                                                     THREE MONTHS
                                        YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                          ------------------------------------------------------ --------------------
                            1991       1992       1993        1994       1995       1995      1996
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)              (UNAUDITED)
INCOME STATEMENT DATA:
Net sales...............  $ 451,242 $  444,255 $  461,219  $  476,448 $  525,730 $  122,201 $ 126,701
  Cost of sales (1).....    381,990    370,588    397,131     408,252    440,746    102,767   111,255
  Depreciation and
   amortization (2).....     17,922     18,851     19,425      16,680     17,532      4,087     4,943
  Selling, general and
   administrative.......     20,738     23,017     19,559      25,807     27,604      5,624     6,256
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
Operating profit........     30,592     31,799     25,104      25,709     39,848      9,723     4,247
Equity in earnings of
 affiliates.............      5,663      4,666      4,578       5,314      9,239      1,265     1,791
Other income............      3,516        324        468         531        376         15         8
Litigation judgment (3).         --         --         --          --         --         --   (10,946)
Interest expense........     17,413     13,949     13,177      13,620     15,060      3,572     3,734
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
Income (loss) before
 taxes..................     22,358     22,840     16,973      17,934     34,403      7,431    (8,634)
Income taxes (benefit)..      7,335      8,104      6,508       5,017      9,963      2,320      (894)
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
Income (loss) before
 extraordinary item and
 cumulative effect of
 changes in accounting
 methods................     15,023     14,736     10,465      12,917     24,440      5,111    (7,740)
Net income (loss) (4)...     15,023     14,736      4,748      11,102     24,440      5,111    (7,740)
Payment-in-kind
 dividends on preferred
 stock (5)..............      5,382      6,244      7,242         944         --         --        --
                          --------- ---------- ----------  ---------- ---------- ---------- ---------
Net income (loss)
 available to common
 stockholders...........  $   9,641 $    8,492 $   (2,494) $   10,158 $   24,440 $    5,111 $  (7,740)
                          ========= ========== ==========  ========== ========== ========== =========
Earnings (loss) per
 common share (6).......  $    0.98 $     0.85 $    (0.25) $     0.96 $     2.36 $     0.50 $   (0.78)
                          ========= ========== ==========  ========== ========== ========== =========
Average common shares
 outstanding (6)........  9,809,775 10,019,799 10,034,406  10,570,971 10,376,658 10,300,812 9,911,202
Cash dividends per
 common share...........  $      -- $       -- $       --  $       -- $     0.25 $       -- $    0.08
OTHER DATA:
Required EBITDA (7).....  $  52,786 $   51,761 $   46,443  $   44,342 $   60,699 $   13,825 $   9,198
Dividends received from
 affiliates.............        756        787      1,446       1,422      2,943         --        --
Capital expenditures
 (8)....................     18,538     12,912     14,661      16,326     50,141     12,787     6,647
BALANCE SHEET DATA (END
OF PERIOD):
Working capital.........  $  28,030 $   61,082 $   83,856  $   79,078 $   80,095            $  91,839
Total assets............    279,013    271,390    282,520     294,193    348,955              361,432
Total debt (5)..........    130,892    114,652    113,461     159,000    174,000              203,000
Preferred stock (5).....     39,282     45,526     52,768         260        260                   --
Redeemable common stock
 (9)....................        100        550        800      15,450     23,715               15,735
Common equity (9).......     35,235     41,209     36,864      36,490     54,255               43,750

- ---------------------
(1) Reflects a change in accounting method effective January 1, 1992, from the FIFO method of inventory valuation to the LIFO method. The adoption of LIFO decreased gross profit by $1.3 million for the year ended December 31, 1992.

(2) The 1994 results reflect a $1.4 million reduction in depreciation expense for change in estimate of useful lives of certain assets effective July 1, 1994. See Note 1 of the Notes to Consolidated Financial Statements.

(3) Consists of a charge related to a legal judgment rendered against the Company in connection with the OCF Litigation in 1996. See "Risk Factors-- Legal Proceedings" and "Business--Legal Proceedings".

(4) Net income for 1993 includes effects of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" of $(5.2) million net of tax, and SFAS No. 109, "Accounting for Income Taxes" of $(0.5) million. See Notes 7 and 8 of the Notes to Consolidated Financial Statements of the Company. Net income for 1994 includes extraordinary loss on early extinguishment of debt of $1.8 million.

(5) On February 10, 1994 the Company issued $110 million of unsecured ten-year, 8 1/2% senior notes, of which $53.5 million was used to redeem all the Series A exchangeable preferred stock of the Company. See "Description of Certain Indebtedness".

(6) In accordance with generally accepted accounting principles, average common shares outstanding have been reduced by 1,125,000 of the 2,250,000 shares held by a subsidiary of Koppers Australia Pty. Limited to reflect the Company's 50% ownership interest therein. See Note 9 of the Notes to Consolidated Financial Statements of the Company.

(7) Required EBITDA is presented because it is a component of a ratio included in a covenant in the Company's Bank Credit Facilities (as hereinafter defined). "Required EBITDA" is defined as net income plus interest expense, income taxes, depreciation and amortization; less equity income or losses, non-cash extraordinary gains and non-cash foreign currency gains; plus cash dividends received from affiliates, certain non-cash extraordinary losses, non-cash foreign currency losses and certain equity losses. Required EBITDA should not be considered by an investor as an alternative to net income, as an indicator of the Company's operating performance, or to cash flows as a measure of liquidity.

(8) Includes approximately $35 million related to acquisitions in 1995.

(9) The Company's Stockholders' Agreement (as hereinafter defined) requires the Company, subject to limitations under the terms of covenants contained in the Bank Credit Facilities, to redeem stock held by Management Investors (as hereinafter defined) upon termination of their employment with the Company. Pursuant to its terms, the Stockholders' Agreement will terminate upon consummation of the Offerings and, as a result, the number of shares of Common Stock subject to redemption shall be reduced to the number of shares owned by Management Investors who will have retired or otherwise terminated employment with the Company prior to the consummation of the Offerings. If the Offerings had been consummated on March 31, 1996, the value of such shares on that date would have been approximately $4.0 million, and the remaining $11.7 million would have been reclassified to common equity, $2.2 million to additional capital and $9.5 million to retained earnings. See "Management--Board of Directors; Stockholders' Agreement".

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  On April 1, 1996, the Company completed the Clairton acquisition for a cash purchase price of approximately $40 million and the assumption of approximately $5 million of tank cleaning and demolition costs and approximately $3 million of pension and other post-retirement benefit liabilities.

  Set forth below are the pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1995 and the three months ended March 31, 1996 and the pro forma condensed consolidated balance sheet as of March 31, 1996. The pro forma condensed consolidated statements of operations give effect to the Clairton acquisition and the Offerings (at an assumed initial public offering price of $15.00 per share, the mid-point of the range set forth on the cover page of this Prospectus) as if they occurred as of January 1, 1995. The pro forma condensed consolidated balance sheet as of March 31, 1996 gives effect to the Clairton acquisition and the Offerings (at an assumed initial public offering price of $15.00 per share, the mid-point of the range set forth on the cover page of this Prospectus) as if they occurred on that date.

  The pro forma condensed consolidated statement of operations for the year ended December 31, 1995 is based on the audited historical consolidated statements of operations of the Company and Clairton for the year then ended included elsewhere herein. The pro forma condensed consolidated balance sheet as of March 31, 1996 and the pro forma condensed consolidated statement of operations for the three months then ended are based on the unaudited condensed Consolidated Financial Statements for the three months ended March 31, 1996 of the Company and Clairton included elsewhere herein.

  The pro forma condensed consolidated financial data presented herein are not necessarily indicative of the Company's results of operations that might have occurred had such transactions been completed at the beginning of the period specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

  The Clairton acquisition has been accounted for using the purchase method of accounting. The pro forma adjustments described in the notes to the pro forma condensed consolidated financial statements reflect the estimated allocation of the purchase price to assets and liabilities. Additional information, primarily related to the actuarial valuations for pension and post-retirement benefits, and clarification of currently available information may result in revisions to this estimated allocation. The pro forma financial statements and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the historical financial statements and related notes thereto appearing elsewhere herein.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                   MARCH 31, 1996
                                       ------------------------------------------
                                          HISTORICAL
                                       -----------------  PRO FORMA      COMPANY
                                       COMPANY  CLAIRTON ADJUSTMENTS    PRO FORMA
                                                   (IN THOUSANDS)
ASSETS
Current Assets
  Cash and equivalents...............  $  4,816 $    --   $     --      $  4,816
  Accounts receivable (net of
   allowance)........................    59,969  10,062         --        70,031
  Inventories........................    78,279   4,682        347 (1)    83,308
  Other..............................     8,345     846       (846)(2)     8,345
                                       -------- -------   --------      --------
    Total current assets.............   151,409  15,590       (499)      166,500
Investments (5)......................    51,783      --         --        51,783
Fixed assets (net)...................   148,947  28,200      1,513 (1)   178,660
Other assets.........................     9,293      --     12,994 (1)    22,287
                                       -------- -------   --------      --------
  Total assets.......................  $361,432 $43,790   $ 14,008      $419,230
                                       ======== =======   ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable...................  $ 27,420 $ 8,287   $  1,912 (1)  $ 37,619
  Accrued liabilities................    28,150   1,101       (831)(2)
                                                               260 (1)    28,680
  Current portion of long-term debt..     4,000      --         --         4,000
                                       -------- -------   --------      --------
    Total current liabilities........    59,570   9,388      1,341        70,299
Long-term debt.......................   199,000      --     39,000 (1)
                                                           (24,250)(3)   213,750
Deferred income taxes................    14,085  10,419    (10,419)(2)    14,085
Intercompany liability...............        --  21,835    (32,239)(1)
                                                            10,404 (2)        --
Other liabilities....................    29,292   2,148      5,921 (1)    37,361
                                       -------- -------   --------      --------
  Total liabilities..................   301,947  43,790    (10,242)      335,495
Common stock subject to redemption...    15,735      --    (11,748)(4)     3,987
Common stock, voting and non-voting..       103      --         13 (3)       116
Retained earnings....................    34,782      --      9,573 (4)    44,355
Other stockholders' equity (5).......     8,865      --     26,412 (3)    35,277
                                       -------- -------   --------      --------
  Total liabilities and stockholders'
   equity (5)........................  $361,432 $43,790   $ 14,008      $419,230
                                       ======== =======   ========      ========

- ---------------------
(1) Adjusted to reflect the preliminary allocation of the approximately $40 million purchase price and related transaction costs to the fair value of assets acquired and the assumption of certain liabilities. Liabilities assumed by the Company include certain pension and post-retirement benefit costs, and estimated costs for the demolition of unused facilities and tank cleaning. The acquisition, primarily financed by additional borrowings of $39 million under the Bank Credit Facilities (as hereinafter defined), resulted in goodwill of approximately $13.0 million.
(2) Adjusted to reflect the elimination of deferred tax assets, accrued taxes payable and deferred tax liabilities not assumed by the Company.

(3) Adjusted to reflect the consummation of the Offerings, with estimated net proceeds to the Company of approximately $24.3 million used to reduce aggregate indebtedness under the Bank Credit Facilities (as hereinafter defined).

(4) Adjusted to reflect the termination of the Stockholders' Agreement (as hereinafter defined) upon consummation of the Offerings and, as a result, the reduction in the number of shares of common stock subject to redemption pursuant to such agreement to the number of shares owned by the Management Investors (as hereinafter defined) who will have retired prior to that date. The total reduction in common stock subject to redemption of $11.7 million would have been reclassified to retained earnings ($9.5 million) and other stockholders' equity ($2.2 million).

(5) KAP has indicated an interest in purchasing 750,000 shares of Common Stock in the Offerings. Due to the Company's 50% ownership in KAP, the effect on the Company's Pro Forma Condensed Consolidated Balance Sheet of KAP's purchase of shares would be to reduce Investments and Other stockholders' equity by $5.6 million.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                           YEAR ENDED DECEMBER 31, 1995
                                      ------------------------------------------
                                         HISTORICAL
                                      -----------------  PRO FORMA      COMPANY
                                      COMPANY  CLAIRTON ADJUSTMENTS    PRO FORMA
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................ $525,730 $75,984   $(11,638)(1)  $590,076
  Cost of sales......................  440,746  62,291    (11,638)(1)   491,399
  Depreciation and amortization......   17,532   1,969        415 (2)    19,916
  Selling, general and
   administrative....................   27,604   3,355     (2,036)(3)    28,923
                                      -------- -------   --------      --------
Operating profit.....................   39,848   8,369      1,621        49,838
Equity in earnings of affiliates.....    9,239      --         --         9,239
Other income.........................      376      14         --           390
Interest expense.....................   15,060      --      1,106 (4)    16,166
                                      -------- -------   --------      --------
Income before taxes..................   34,403   8,383        515        43,301
Income taxes.........................    9,963   3,479       (322)(5)    13,120
                                      -------- -------   --------      --------
Net income........................... $ 24,440 $ 4,904   $    837      $ 30,181
                                      ======== =======   ========      ========
Earnings per share(6)................ $   2.36     N/A        N/A      $   2.59
                                      ======== =======   ========      ========

- ---------------------
(1) Adjusted to reflect the elimination of purchases by the Company from Clairton.

(2) Adjusted to reflect increased depreciation and amortization expense resulting from recording the assets acquired at estimated fair value. The Company records depreciation and amortization using the straight-line method, over estimated useful lives of 15 years for buildings and machinery and 25 years for goodwill.

(3) Adjusted to reflect the reversal of corporate overhead costs allocated to Clairton by its former parent.

(4) Adjusted to reflect increased interest expense to the Company related to $39 million of borrowings under the Bank Credit Facilities (as hereinafter defined) in connection with the acquisition of Clairton further adjusted to reflect the application of an estimated $24.3 million of net proceeds to the Company from the Offerings to reduce aggregate borrowings. Interest is calculated at an assumed rate of 7.5% (LIBOR plus 1.0%).

(5) Adjusted to reflect the Company's pro forma effective marginal tax rate of 30.3%, which differs from the statutory rate primarily as a result of non-cash equity in earnings of affiliates for which no tax expense is provided.

(6) Average shares outstanding for the year ended December 31, 1995 amounted to 10,376,658 shares, actual, and 11,632,428 shares, pro forma, after giving effect to a three-for-one stock split effective May 23, 1996.

                                        THREE MONTHS ENDED MARCH 31, 1996
                                     ------------------------------------------
                                        HISTORICAL
                                     ------------------  PRO FORMA     COMPANY
                                     COMPANY   CLAIRTON ADJUSTMENTS   PRO FORMA
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................... $126,701  $19,132    $(2,932)(1) $142,901
  Cost of sales.....................  111,255   16,093     (2,932)(1)  124,416
  Depreciation and amortization.....    4,943      460        136 (2)    5,539
  Selling, general and
   administrative...................    6,256      926       (483)(3)    6,699
                                     --------  -------    -------     --------
Operating profit....................    4,247    1,653        347        6,247
Equity in earnings of affiliates....    1,791       --         --        1,791
Other income........................        8        6         --           14
Interest expense....................    3,734       --        240 (4)    3,974
Litigation judgment.................  (10,946)      --         --      (10,946)
                                     --------  -------    -------     --------
Income (loss) before taxes..........   (8,634)   1,659        107       (6,868)
Income taxes (benefit)..............     (894)     678       (491)(5)     (707)
                                     --------  -------    -------     --------
Net income (loss)................... $ (7,740) $   981    $   598     $ (6,161)
                                     ========  =======    =======     ========
Earnings (loss) per share(6)........ $  (0.78)     N/A        N/A     $  (0.55)
                                     ========  =======    =======     ========

- ---------------------
(1) Adjusted to reflect the elimination of purchases by the Company from Clairton and purchases by Clairton from the Company.

(2) Adjusted to reflect increased depreciation and amortization expense resulting from recording the assets acquired at estimated fair value. The Company records depreciation and amortization using the straight-line method, over estimated useful lives of 15 years for buildings and machinery and 25 years for goodwill.

(3) Adjusted to reflect the reversal of corporate overhead costs allocated to Clairton by its former parent.

(4) Adjusted to reflect increased interest expense to the Company related to $39 million of borrowings under the Bank Credit Facilities (as hereinafter defined) in connection with the acquisition of Clairton further adjusted to reflect the application of an estimated $24.3 million of net proceeds to the Company from the Offerings to reduce aggregate borrowings. Interest is calculated at an assumed rate of 6.5% (LIBOR plus 1.0%).

(5) Adjusted to reflect the Company's estimated pro forma effective tax rate of 10.3%, which differs from the statutory rate primarily as a result of projected non-cash equity earnings of affiliates and tax credits earned beginning in 1996 at the Company's Monessen Facility.

(6) Average shares outstanding for the three months ended March 31, 1996 amounted to 9,911,202 shares, actual, and 11,166,972 shares, pro forma, after giving effect to a three-for-one stock split effective May 23, 1996.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The Company is a leading integrated producer of carbon compounds and treated wood products for use in a variety of markets. The Company's products and operations are divided into three divisions: Coke Products, Carbon Materials & Chemicals and Railroad & Utility Products.

RESULTS OF OPERATIONS

  The following table sets forth certain sales and operating data, net of all inter-segment transactions, for the Company's businesses for the periods indicated:

                                                              THREE MONTHS
                               YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                              ----------------------------  ------------------
                                1993      1994      1995      1995      1996
                                             (IN THOUSANDS)
NET SALES:
  Coke Products.............  $ 73,608  $ 72,363  $ 80,084  $ 19,279  $ 28,218
  Carbon Materials &
   Chemicals................   167,000   164,489   197,434    46,099    44,278
  Railroad & Utility
   Products.................   220,611   239,596   248,212    56,823    54,205
                              --------  --------  --------  --------  --------
    Total...................  $461,219  $476,448  $525,730  $122,201  $126,701
                              ========  ========  ========  ========  ========
SEGMENT SALES AS PERCENTAGE
OF TOTAL:
  Coke Products.............     16.0%     15.2%     15.2%     15.8%     22.3%
  Carbon Materials &
   Chemicals................     36.2%     34.5%     37.6%     37.7%     34.9%
  Railroad & Utility
   Products.................     47.8%     50.3%     47.2%     46.5%     42.8%
                              --------  --------  --------  --------  --------
    Total...................    100.0%    100.0%    100.0%    100.0%    100.0%
GROSS MARGIN BY SEGMENT:
  Coke Products.............     12.8%     11.5%      7.6%     11.9%      8.8%
  Carbon Materials &
   Chemicals................     19.8%     19.0%     21.3%     20.6%     14.5%
  Railroad & Utility
   Products.................      9.8%     11.9%     14.8%     13.4%     12.1%
                              --------  --------  --------  --------  --------
    Total...................     13.9%     14.3%     16.2%     15.9%     12.2%
OPERATING MARGIN BY SEGMENT:
  Coke Products.............      2.2%      3.6%      0.0%      4.3%      2.1%
  Carbon Materials &
   Chemicals................     11.6%     10.3%     13.9%     13.0%      5.5%
  Railroad & Utility
   Products.................      4.8%      6.8%      9.1%      7.8%      5.2%
  Corporate Unallocated
   Overhead.................     (1.4%)    (2.1%)    (1.9%)    (1.3%)    (1.3%)
                              --------  --------  --------  --------  --------
    Total...................      5.4%      5.4%      7.6%      8.0%      3.4%

COKE PRODUCTS

  The Coke Products division's profitability is primarily dependent on the pricing and demand for coke in the United States and its cost of metallurgical coal. The Company has entered into two long-term contracts with LTV covering approximately 50% of the production at the Company's Woodward and Monessen Facilities. Both supply contracts are for 240,000 tons per year, plus or minus 10% at LTV's option. Under one of these contracts, which is a four-year contract ending on December 31, 1997 and can be extended for an additional year by LTV, the annual base price for 1997 and, if extended, 1998, will be fixed by the Company at not more than 6% above or below the base price for the preceding year. If LTV does not find the base price to be satisfactory, it can terminate the agreement on six months notice. The second contract is a seven-year contract expiring on December 31, 2002 and is automatically renewed annually unless six months notice of termination is given by either party on or before July 1 of the prior year. The annual base price is fixed by LTV within a stated range per net ton with reference to increases or decreases in the selling price of base steel products. Both contracts excuse performance by either party in the event of unforeseeable circumstances. The Company typically negotiates additional short-term agreements with other customers to sell a significant portion of its remaining production at prices based upon the spot market.

  Although the spot price for coke generally fluctuates with the coke demand generated by United States integrated steel producers and foundries, due to the contract nature of a large proportion of the Company's business, the Company's average price realized per ton has remained in a relatively narrow range of $107 to $117 between 1993 and 1995. Due to the strength of the United States integrated steel market in 1995, the Company's average price realization for coke increased from $112 per ton in the first quarter of 1995 to $118 per ton in the first quarter of 1996. Over the last three years, the Company's metallurgical coal costs, the most significant cost component of coke production, have remained relatively stable.

  Since initiating an oven rebuilding program at its Woodward Facility in 1991, the Company's effective capacity has fluctuated based on the number of ovens being rebuilt at one time. The Company has operated the Woodward Facility, which currently has an annual capacity of approximately 637,000 tons, at 90% to 95% of its total capacity. With the completion of the start-up of the newly acquired Monessen Facility in April 1996, the Company's annual production capacity has been increased to over 1 million tons. In connection with the refurbishment of the facility, the Company incurred substantial start-up expenses which it has expensed in the third and fourth quarters of 1995 and the first quarter of 1996.

  In March 1996, McLouth, an integrated steel producer which accounted for approximately $8 million of net sales of the Coke Products division in 1995, ceased steel production, having filed a petition for bankruptcy protection. The Company's contract with McLouth provided for the Company to supply approximately 90,000 tons of coke for the remainder of 1996. As a result of the bankruptcy, the Company had accumulated approximately 13,000 tons of surplus coke production as of June 10, 1996. In addition, on April 2, 1996 an explosion disabled the largest blast furnace in the United States, located in the Gary, Indiana plant of U.S. Steel, which is serviced by the Woodward Facility. As a result of the explosion, U.S. Steel suspended approximately 30,000 tons of scheduled coke shipments from the Company. On June 1, 1996, U.S. Steel resumed receiving shipments from the Company. The Company is currently seeking to sell all of its surplus coke through the spot market or under new contracts, but there can be no assurance that it will succeed in doing so or that it will sell it at prices comparable to those set in its contracts with McLouth and U.S. Steel.

  The Company estimates that failure to sell such surplus coke production by December 31, 1996 could result in an increased coke inventory of approximately 70,000 tons at that date. If such surplus coke is not sold by that date, the Company estimates that its revenues from coke sales for 1996 would be approximately $8.3 million lower than if it had sold such coke at the average price obtained by the Company during the first quarter of 1996. The Company believes that such increases in coke inventories, when they occur, are temporary events.

CARBON MATERIALS & CHEMICALS

  The Company's Carbon Materials & Chemicals division distills coal tar into a variety of intermediate products, including carbon pitch, PAA and creosote. The Carbon Materials & Chemicals division's profitability is primarily influenced by its cost to purchase coal tar and its prices obtained for carbon pitch, PAA and creosote.

  The primary product produced through coal tar distillation is carbon pitch. The Company sells carbon pitch principally to primary aluminum smelters, who use carbon pitch as a binding agent in the manufacture of carbon anodes. Smaller quantities of carbon pitch are also sold to graphite electrode producers. Since 1993, the Company's sales volume of carbon pitch has increased from 263,000 tons in 1993 to 279,000 tons in 1995, due to improved aluminum market conditions, while pricing has remained relatively stable.

  As part of the distillation of coal tar into carbon pitch, by-products including creosote and chemical oils are obtained. Creosote is used as a wood preservative in the treatment of railroad crossties and utility poles. The Company sells approximately 40% of its creosote production to its Railroad & Utility Products division. The remaining 60% is sold to other wood treating companies or into the carbon black market for use in the manufacture of rubber tires. Since 1993, the price obtained by the Company for creosote has increased approximately 8%, reflecting the increased cost to purchase coal tar, and volumes have remained relatively flat.

  Chemical oils produced during coal tar distillation are further refined by the Company primarily into naphthalene, which is a basic ingredient used in the production of PAA. PAA is used in the production of polyester resins, paints and coatings and plasticizers. On a worldwide basis, naphthalene and orthoxylene, a petroleum derivative, are both used in the manufacture of PAA and are considered to be interchangeable. In the United States, however, the Company is the only PAA producer capable of utilizing naphthalene as a feedstock. Historically, the Company's cost to produce naphthalene has been lower than its cost to purchase orthoxylene, which is generally a higher cost feedstock. The Company's price realizations and profit margins for PAA have historically fluctuated with the price of orthoxylene and its relationship to the Company's cost to produce naphthalene. Although the price of orthoxylene was relatively stable prior to 1994, due to increased demand, the price of orthoxylene increased from $0.14 per pound in March 1994 to $0.38 per pound in May 1995. As a result, PAA prices increased by approximately 101% during that period, providing the Company with a significant cost advantage over its competition and a temporary expansion of margins. In the first quarter of 1996, however, the price for orthoxylene declined to approximately $0.16 per pound, resulting in a corresponding decline in PAA prices and margins. The Company's cost to produce naphthalene and PAA is primarily driven by its cost to procure coal tar.

  On April 1, 1996, the Company completed the acquisition of Clairton. This acquisition will increase the Company's production of carbon pitch and creosote by approximately 44% and 38%, respectively, based on Clairton's production of such products in 1995. Clairton had 1995 sales of approximately $64 million, excluding sales to the Company. As a result of this acquisition, the Company is conducting a review of its Carbon Materials & Chemicals division in order to identify possible efficiencies that could be achieved, including the possible rationalization of certain of its facilities. Any such rationalization could involve substantial cash and non-cash charges that could materially adversely affect the results of operations or cash flows of the Company in a particular period.

RAILROAD & UTILITY PRODUCTS

  The Company's Railroad & Utility Products division is the largest supplier of treated wood products to the United States railroad and utility industries and also provides services such as track assembly and the burning of wood waste for energy. The Railroad & Utility Products division's profitability is primarily influenced by the demand for railroad products and services by Class I railroads, demand for transmission and distribution poles by electric utilities and its cost to procure wood. Historically, sales of railroad products and services have represented approximately two-thirds of the Railroad & Utility Products division's net sales.

  The railroad crosstie market is a mature market with approximately 14.5 million replacement crossties purchased per year. The demand for crossties is only partially affected by economic conditions and has been relatively stable since 1993. Pricing historically has fluctuated with the underlying cost to purchase hardwood lumber, which accounts for approximately 60% of a finished crosstie's cost. The Company obtains its hardwood supply from hundreds of small sawmills throughout the northeastern and southern areas of the United States. Hardwood prices fluctuate with demand from competing hardwood lumber markets such as flooring and pallets. In 1993, the price of hardwood increased significantly, which resulted in a temporary reduction of the Company's margins. Since 1993, hardwood prices have decreased to more normal levels, which has resulted in improved margins. Historically, over three-fourths of the Company's net sales to railroads have been based on annual or multi-year contracts.

  The market for utility poles is highly fragmented, and demand has remained relatively stable for several years. Utility poles are produced primarily from softwoods, such as pine and fir, which have been subject to steady price increases since 1993 primarily due to increased demand for softwood materials in the paper and construction markets. In 1993 and 1994, the increased price for wood had a negative impact on the Company's pole volumes and margins. In order to improve results, in 1995 the Company increased sales prices of its pole products. While this strategy has resulted in lower sales volumes, price realizations have increased and gross margins have improved from 8.8% in 1994 to 11.0% in 1995.

  In April 1995, the Company completed the acquisition of the Somerville Facility, which is the largest railroad crosstie treating facility in the United States. This acquisition increased the production capacity of the Company's Railroad & Utility Products division by 20% and resulted in an increase of $11.5 million in net sales in 1995.

Comparison of Results of Operations for the Three Months Ended March 31, 1996 and 1995.

  NET SALES. Net sales for the three months ended March 31, 1996 were 3.7% higher than the same period in 1995, due primarily to an increase of 46.4% in sales of Coke Products which offset decreases of 4.0% for Carbon Materials & Chemicals and 4.6% for Railroad & Utility Products. The increase in net sales for Coke Products was due primarily to sales of approximately $10 million from the Monessen Facility, which started production in the fourth quarter of 1995, coupled with a 5.6% increase in coke price realizations, offset to some extent by lower production at the Woodward Facility due to oven wall rebuilding. The reduction in net sales for Carbon Materials & Chemicals was due primarily to a reduction in PAA prices of 34.0% compared to the same period in the prior year, more than offsetting a 6.3% increase in carbon pitch volumes coupled with a 4.0% increase in carbon pitch prices. The reduction in net sales for Railroad & Utility Products was due primarily to a 19.7% reduction in volumes for utility poles, which was partially offset by a 10.2% increase in selling prices for utility poles as compared to the same period last year.

  GROSS PROFIT. As a percent of sales, gross profit decreased to 12.2% in the first quarter of 1996 from 15.9% in the same period last year. This decrease was due to decreases in gross margins to 8.8% from 11.9% for Coke Products, to 14.5% from 20.6% for Carbon Materials & Chemicals, and to 12.1% from 13.4% for Railroad & Utility Products. The decrease for Coke Products was due primarily to weather and operational startup expenses at the Monessen Facility in January and February 1996, as well as higher operating costs at the Woodward and Monessen Facilities as a result of severe winter weather in 1996. Excluding expenses of $0.9 million associated with the Monessen startup, the gross margin would have been 11.8%. The decrease in gross margin for Carbon Materials & Chemicals was due primarily to a 34.0% reduction in PAA prices. In addition, gross margin in the Carbon Materials & Chemicals division was negatively impacted by a number of other factors, including increased plant costs associated with inclement winter weather; a greater proportion of creosote sold in the lower margin carbon black market as a result of decreased shipments to creosote customers, which slowed wood treating operations during the severe winter; and the utilization of higher priced orthoxylene inventories which were purchased prior to the sharp decline in orthoxylene prices. The decrease in gross margin for Railroad & Utility Products was due primarily to higher unit costs from reduced sales volumes for utility poles, as well as $0.4 million of higher operating costs at the Company's Somerville Facility as a result of a strike which lasted approximately one month and was settled in early April 1996. Railroad & Utility Products costs were also negatively affected by severe winter weather.

  DEPRECIATION AND AMORTIZATION. The increase in depreciation and amortization for 1996 as compared to the prior year is due to the acquisitions of the Somerville and Monessen Facilities, both of which were acquired in April 1995.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the three months ended March 31, 1996 increased to 4.9% of net sales from 4.6% of net sales in the same period last year primarily as a result of higher costs related to the integration of the acquisition of the Monessen and Clairton facilities and the implementation of newly initiated logistics improvements in all of the Company's divisions.

  EQUITY IN EARNINGS OF AFFILIATES. Equity earnings increased to $1.8 million for the three months ended March 31, 1996 compared to $1.3 million for the same period last year as all three affiliates recorded moderately higher earnings.

  INTEREST EXPENSE. Interest expense increased $0.2 million in the first quarter of 1996 as compared to the prior year as the result of a higher average debt level.

  INCOME TAXES. The Company's effective income tax rate for the three months ended March 31, 1996 decreased to 10.4% from 31.2% in the prior year period due primarily to projected tax credits for fiscal year 1996 for the recently acquired Monessen Facility.

  NET INCOME (LOSS). The net loss of $7.7 million for the three months ended March 31, 1996 compared to net income of $5.1 million for the same period last year was the result of an $11.0 million litigation charge in 1996, as well as lower operating profits for the businesses due to an increase in costs of sales in excess of the increase in net sales for this period. See "Risk Factors-- Legal Proceedings" and "Business--Legal Proceedings".

Comparison of Results of Operations for the Years Ended December 31, 1995 and 1994.

  NET SALES. Net sales for the year ended December 31, 1995, were 10.3% higher than the corresponding period in 1994, as net sales of Coke Products increased by 10.7%, net sales of Carbon Materials & Chemicals increased by 20.0%, and net sales of Railroad & Utility Products increased by 3.6%. The increase in net sales of Coke Products was due to a 6.4% increase in coke prices, as well as a 6.1% increase in coke volumes primarily due to shipments of coke in November and December from the newly acquired Monessen Facility. The increase in net sales of Carbon Materials & Chemicals for 1995 primarily reflects a 52.7% increase in PAA prices and a 13.0% increase in carbon pitch volumes. The increase in net sales of Railroad & Utility Products for 1995 reflects higher sales volumes of 10.7% for railroad crossties primarily as a result of sales from the newly acquired Somerville Facility, offset by a 13.9% decline in volumes for utility poles. Prices for railroad crossties decreased 2.2%, while pricing for utility poles increased 9.3% in 1995 compared to the prior year.

  GROSS PROFIT. As a percent of net sales, gross profit increased to 16.2% in 1995 from 14.3% in 1994. The decrease in gross margin for Coke Products to 7.6% from 11.5% was more than offset by an increase in Carbon Materials & Chemicals gross margin to 21.3% from 19.0%, and an increase in Railroad & Utility Products gross margin to 14.8% from 11.9% as compared to the prior year. The decrease in Coke Products gross margin for 1995 was primarily a result of $5.5 million of start-up expenses, which were not capitalized, at the Monessen Facility in 1995. Excluding the start-up expenses, gross margin would have increased to 14.5% of sales, reflecting a 6.4% price increase for coke. The increase in gross margin for Carbon Materials & Chemicals was primarily a result of a 52.7% increase in selling prices for PAA. This increase was partially offset by a $1.8 million provision for the effect of a coal tar spill at a Carbon Materials & Chemicals facility. The increase in Railroad & Utility Products gross margin was primarily a result of lower raw materials costs coupled with lower freight costs from logistics improvements and an increase in selling prices for utility poles.

  DEPRECIATION AND AMORTIZATION. The increase in depreciation and amortization in 1995 compared to the prior year is primarily due to approximately $0.8 million of depreciation related to the acquisition of the Somerville Facility.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for 1995 decreased to 5.3% of sales from 5.4% of sales in 1994, primarily due to increased sales and the absence of $3.6 million of non-recurring legal and severance expenses incurred in 1994.

  EQUITY IN EARNINGS OF AFFILIATES. Equity in earnings of affiliates increased to $9.2 million in 1995 from $5.3 million in 1994, primarily as a result of stronger carbon pitch and chemicals markets in Australia and Europe.

  INTEREST EXPENSE. Interest expense for 1995 increased by $1.4 million as a result of higher average debt levels due to acquisitions coupled with slightly higher interest rates.

  INCOME TAXES. The Company's effective income tax rate for 1995 increased to 29.0% from 28.0% in 1994. The difference between the effective rates and the statutory rate is primarily a result of earnings in foreign equity affiliates not taxed in the United States. Income taxes on equity earnings in foreign affiliates are limited to the amount of cash dividends received.

  NET INCOME BEFORE EXTRAORDINARY ITEM. Net income before extraordinary item for 1995 increased 89.2% compared to net income before extraordinary item from the prior year, primarily as a result of a higher level of business activity, and generally favorable market conditions as detailed in the discussions of sales and cost of sales for the businesses.

Comparison of Results of Operations for the Years Ended December 31, 1994 and 1993.

  NET SALES. Net sales for the year ended December 31, 1994 were 3.3% higher than the same period in 1993, as reductions of 1.7% for Coke Products and 1.5% for Carbon Materials & Chemicals were more than offset by an increase of 8.6% for Railroad & Utility Products. The decrease in net sales of Coke Products for 1994 reflected a 3.0% reduction in coke sales volumes coupled with a 2.4% reduction in coke prices. The decrease in net sales of Carbon Materials & Chemicals was due to a 6.0% reduction in carbon pitch volumes as a result of the decreased demand from the domestic aluminum industry, the primary consumer of carbon pitch. Partially offsetting this reduction was an increase of 6.9% in PAA prices, which more than offset a 5.5% reduction in PAA volumes. The increase in net sales of Railroad & Utility Products for 1994 was due to a 6.3% increase in volumes coupled with a 5.6% increase in selling prices for railroad crossties. Sales volumes for utility poles were 3.8% lower in 1994 than in 1993, but were more than offset by a 5.3% increase in utility pole prices.

  GROSS PROFIT. As a percent of net sales, gross profit increased in 1994 to 14.3% from 13.9% in 1993. The decreases in gross margin for Coke Products to 11.5% from 12.8%, and for Carbon Materials & Chemicals to 19.0% from 19.8% were more than offset by an increase in Railroad & Utility Products gross margin to 11.9% from 9.8% in the prior year. The decrease in gross margin for Coke Products was due primarily to a 2.4% reduction in coke prices. The decrease in gross margin for Carbon Materials & Chemicals was due primarily to an increase in per unit manufacturing costs for carbon pitch. The increase in gross margin for Railroad & Utility Products for 1994 was primarily a result of a $3.7 million lower LIFO inventory effect as a result of stabilizing raw material hardwood costs during the latter half of 1994.

  DEPRECIATION AND AMORTIZATION. The reduction in depreciation and amortization for 1994 is due primarily to the expiration of a long-term coke supply contract at the end of 1993, as well as a change in the depreciable lives of certain fixed assets during 1994. See Note 1 of the Notes to Consolidated Financial Statements.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for 1994 increased to 5.4% of sales from 4.2% of sales in 1993 due to an increase in legal expense of $2.1 million as a result of an adverse arbitration ruling in 1994, severance charges of $1.7 million and the payment of $1.9 million under the incentive compensation program compared to no payment in 1993.

  EQUITY IN EARNINGS OF AFFILIATES. Equity earnings increased to $5.3 million in 1994 from $4.6 million in the prior year primarily as a result of higher profits from Koppers Australia Pty. Limited.

  INTEREST EXPENSE. Interest expense for 1994 increased by $0.4 million, with significantly higher debt levels being partially offset by lower interest rates.

  INCOME TAXES. The Company's effective income tax rate for 1994 decreased to 28.0% from 38.3% in 1993 primarily as a result of an increase in the ratio of non-taxable foreign equity earnings to pretax income. Income taxes on equity earnings in foreign affiliates are limited to the amount of cash dividends received, which resulted in a lower effective tax rate for the Company in 1994 because the non-cash foreign earnings constituted a higher proportion of pretax income than in the prior year.

  NET INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES. Net income before extraordinary item and cumulative effect of accounting changes in 1994 increased 23.4% over net income before extraordinary item and cumulative effect of accounting changes in 1993 primarily as a result of increased equity earnings and the lower effective tax rate in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs are primarily for debt service, acquisitions and capital maintenance. The Company believes that its cash flows from operations and available borrowings under the Bank Credit Facilities (as hereinafter defined) will be sufficient to fund its anticipated liquidity requirements for 1996. In the event that the foregoing sources are not sufficient to fund the Company's expenditures and service its indebtedness, the Company would be required to raise additional funds.

  As of March 31, 1996, the Company had cash and cash equivalents of $4.8 million and $17.4 million of availability under the Bank Credit Facilities including the Revolving Credit Facility (as hereinafter defined) available for working capital purposes and letters of credit subject to an aggregate sublimit of $15.0 million and possible restrictions in particular periods. Letters of credit from time to time are required by the Company, primarily to support obligations of the Company such as payment guarantees for insurance and claims, bid and performance bonds for export sales and general corporate guarantees. As of March 31, 1996, $8.9 million of commitments were utilized by outstanding standby letters of credit and there were $68.0 million in outstanding borrowings under the Credit Agreement (as hereinafter defined) for working capital purposes. At March 31, 1996 the Company had outstanding under the Amended Somerville/Monessen Loan Agreement (as hereinafter defined), a loan of $25.0 million which was incurred to finance the acquisitions of the Somerville and Monessen Facilities. The amortization schedule for this loan requires payments of $4.0 million, $7.0 million, $9.0 million and $5.0 million in 1996, 1997, 1998 and 1999, respectively. See "Risk Factors--Substantial Indebtedness".

  The Company also negotiated the Clairton Term Loan (as hereinafter defined) on March 18, 1996 in the amount of $35.0 million for the Clairton acquisition, with repayments of $17.5 million required in both 2000 and 2001. The additional $4.0 million required for the acquisition was financed through the Revolving Credit Facility.

  Interest on the Company's term loans and working capital facilities is based upon prevailing floating rates, while interest on the Senior Notes (as hereinafter defined) is fixed. In addition, to limit the effect of a rise in interest rates and to meet the requirements of a previous financing, the Company is party to an interest rate collar agreement with respect to a $10.0 million notional amount which establishes an interest rate cap of 10% and a floor of 8.75%. The estimated remaining cost of the collar agreement which expires in October 1996 is $0.2 million.

  The following table sets forth cash flows from operating, investing and financing activities for the periods indicated:

                                                                THREE MONTHS
                                 YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                ----------------------------  -----------------
                                  1993      1994      1995      1995     1996
Net cash provided by (used in)
 operating activities.........  $ 13,574  $ 39,249  $ 35,276  $ (3,219) $(5,428)
Net cash used in investing
 activities...................   (14,133)  (16,016)  (50,343)  (13,130)  (6,754)
Net cash provided by (used in)
 financing activities.........    (2,066)  (20,447)   13,710    14,743   15,380
                                --------  --------  --------  --------  -------
Net increase (decrease) in
 cash.........................  $ (2,625) $  2,786  $ (1,357) $ (1,606) $ 3,198
                                ========  ========  ========  ========  =======

  Cash provided by (used in) operations was $(5.4) million, $35.3 million, $39.2 million and $13.6 million for the first three months of 1996 and for 1995, 1994 and 1993, respectively. A $7.7 million net loss in the first three months of 1996 coupled with increased working capital needs (excluding accrued liabilities) of approximately $13 million were partially offset by an increase of $11.4 million in accrued liabilities, with the increase in accrued liabilities reflecting a provision of approximately $11 million as a result of the OCF Litigation. An increase in working capital due to higher sales was the primary use of cash in operations for the first three months of 1995. Net cash provided by operating activities declined in 1995, despite an increase in net income of $13.3 million, primarily due to increased working capital requirements associated with the Monessen and Somerville Facilities. In particular, accounts receivable increased by $5.8 million and inventories increased by $9.7 million. These cash outflows were partially offset by an increase in accounts payable of $11.5 million. In addition, equity income of affiliated companies net of dividends received increased by $2.7 million.

  Operating activities provided $39.2 million and $13.6 million for 1994 and 1993, respectively. The large increase in operating cash flows during fiscal 1994 resulted primarily from an increase in net income of $6.4 million and a reduction in net working capital requirements of $12.3 million. In 1994, accounts receivable decreased $3.2 million and accrued payroll and compensation costs increased $4.0 million, including $2.0 million of accrued severance charges and $1.9 million of management incentives in excess of the prior year. In addition, accrued liabilities increased $4.9 million, of which approximately $4.0 million reflected accrued interest on the Senior Notes issued in February 1994. Operating cash flows during fiscal 1993 included a $17.6 million net cash outflow due to increased accounts receivable and inventories.

  The Company's investing activities have included both acquisition-related and maintenance-related capital expenditures. During fiscal 1995, acquisition-related expenditures for the Monessen and Somerville Facilities were $23.6 and $11.3 million, respectively. There were no significant acquisition-related capital expenditures in the first three months of 1996, or in 1994 or 1993.

  Capital expenditures, excluding acquisitions, were $6.6 million, $15.2 million, $16.3 million and $14.7 million for the first three months of 1996, and for 1995, 1994 and 1993, respectively. The Company's capital expenditures were directed toward capital maintenance, increased operating efficiency and environmental compliance. The Company anticipates that its capital expenditures for 1996, excluding acquisitions, will be approximately $23.0 million, with the increase due primarily to capital expenditures required to bring the recently acquired Monessen Facility to full operating efficiency.

  For each of the last three fiscal years, the Company's average capital expenditures and operating expenses for environmental matters including depreciation amounted to approximately $6 million and $15 million, respectively. The Company does not expect annual environmental operating costs to change materially from those incurred in each of the past three years and currently estimates that capital expenditures in connection with matters relating to environmental control will be $4.7 million and $4.5 million for 1996 and 1997, respectively. Since environmental laws have traditionally become increasingly more stringent, costs and expenses relating to environmental control and compliance may increase in the future. While the Company does not believe that the costs of compliance with existing or future environmental laws and regulations (including regulations promulgated pursuant to the Clean Air Act Amendments) will have a material adverse effect on its business, financial condition or results of operations, there can be no assurance that costs of compliance will not exceed current estimates and will not have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company currently owns or leases facilities at which there is contamination. At most of these facilities, the costs of substantially all investigative and cleanup activities are being paid for directly by the sellers of such facilities or their predecessors pursuant to indemnity agreements between such entities and the Company. Although the Company believes that the sellers or their predecessors will continue to pay such costs pursuant to these indemnity agreements, if the Company were required to pay such costs, it could have a material adverse effect on the Company's financial condition, results of operations, cash flow and liquidity. See "Risk Factors--Environmental Matters" and "Business--Environmental Matters". To the extent that such investigative and cleanup costs are being paid for by the sellers and their predecessors, the Company does not anticipate that such costs will have a material impact on liquidity. The Company does not believe that costs for environmental investigation and remediation for which there are no indemnification arrangements will materially impact liquidity, although there can be no assurances that such costs will not increase in the future.

  The Company's financing activities have represented principally drawdowns and repayments on its Bank Credit Facilities. In the first three months of 1996, financing activities provided $15.4 million compared to $14.7 million in 1995 and usages of $20.5 million in 1994 and $2.1 million in 1993, respectively. Cash supplied by financing in the first three months of 1996 was primarily the result of a net increase of $39.0 million in the Revolving Credit Facility, partially offset by the $10.0 million repayment under the Term Loan (as hereinafter defined), a $0.8 million quarterly dividend and a $12.3 million repurchase of 1,050,000 shares of non-voting common stock at $11.67 per share in equal amounts from Cornerstone-Spectrum, Inc. (formerly Beazer, Inc.) and APT Holdings Corporation, a wholly owned subsidiary of Mellon Bank Corporation, the parent of Mellon Bank, N.A. Cash supplied by financing activities in 1995 was primarily the result of an increase in long-term borrowings of $25.0 million to finance the acquisitions of the Monessen and Somerville Facilities, partially offset by a $5.0 million repayment under the Term Loan and a net decrease of $5.0 million to the Revolving Credit Facility. In September 1995, APT Holdings Corporation exercised warrants to purchase 2,338,200 shares of non-voting common stock of the Company for $2.6 million. The Company also paid $2.3 million in dividends to voting and non-voting common and Series B preferred shareholders.

  Cash used by financing activities in 1994 was primarily due to the purchase of Common Stock for $3.8 million and repayment of outstanding debt of $16.0 million under the Revolving Credit Facility. Cash used by financing activities in 1993 was primarily due to the repayment of outstanding long-term debt of $18.0 million under the term loan existing at the Company's inception, offset in large part by $16.0 million of additional borrowings under a revolving credit facility.

  The Company decreased the discount rate used to determine the projected benefit obligation for the funded status of the pension plans from 8.25% at December 31, 1994 to 7.25% at December 31, 1995. Due to this lower discount rate, the Company's obligations for 1996 pension expenses are expected to increase.

  The Company is self-insured for losses and liabilities for property, casualty and workers' compensation claims up to various stop loss coverages. Losses are accrued based on actuarial assumptions which historically have not differed materially from actual claims experience.

 Stock Redemptions

  The Company was required to purchase approximately $0.7 million, $2.2 million and $1.2 million in the first three months of 1996 and in 1995 and 1994, respectively, of Common Stock from former employees, pursuant to the provisions of the Stockholders' Agreement (as hereinafter defined). The amounts include $0.2, $0.5 and $0.4 million in the first three months of 1996 and in 1995 and 1994, respectively, related to the purchase of shares which were issued as the result of the exercise of vested stock options. Under the terms of the Stockholders' Agreement, the Company is required to repurchase the shares of terminated employees over a period not to exceed three years. Management estimates the purchase requirement for 1996 to be approximately $3.6 million, which includes approximately $0.5 million related to stock options. See Notes 5 and 6 of the Notes to Consolidated Financial Statements.

  In March 1996, Cornerstone-Spectrum, Inc. exercised its option to convert all of the Series B convertible preferred stock of the Company into 2,340,000 shares of non-voting common stock of the Company. Subsequent to the exercise, the Company repurchased 1,050,000 shares of non-voting common stock at $11.67 per share in equal amounts from Cornerstone-Spectrum, Inc. and APT Holdings Corporation.

 Pending Litigation

  On May 11, 1990, OCF filed the OCF Litigation against the Company seeking damages allegedly resulting from the sale by Old Koppers of CTB from the mid 1970's to the mid 1980's. The OCF Litigation relates to problems experienced with roofing systems sold by OCF which contained CTB sold by Old Koppers. OCF identified 11 roofs it alleges were built using defective Old Koppers' CTB. On April 3, 1996 a jury verdict was returned against the Company for a total of $10.3 million including $0.5 million in punitive damages. The Company will appeal this judgment. In addition to damages, OCF has sought approximately $3 million in attorney's fees, as well as prejudgment interest for an amount estimated by the Company to be approximately $5 million, alleging that the Company failed to engage in good faith settlement negotiations. The Company has provided reserves of $14 million at March 31, 1996 ($11 million in the first quarter of 1996 and $3 million in prior periods) in connection with the OCF Litigation. The Company has obtained from the lenders under the Bank Credit Facilities (as hereinafter defined) consents to exclude for the first two quarters of 1996 the $11 million charge to earnings from the calculation of ratios contained in certain financial covenants under such facilities. In addition, the Indenture (as hereinafter defined) restricts the Company's ability to incur certain types of indebtedness unless the ratio of cash flow to fixed charges in each of the four quarters preceding the incurrence of such indebtedness is greater than
2.5 to 1. The Company's $11 million charge to earnings in the first quarter of 1996 will adversely affect the Company's ability to incur additional indebtedness until the second quarter of 1997.

  It is the opinion of management that the ultimate resolution of this matter, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this matter, it is possible that results of operations and cash flow of the Company as well as its ability to remain in compliance with certain financial covenants contained in the Bank Credit Facilities (as hereinafter defined) could be materially adversely affected in a particular period and that the Company's ability to incur additional debt could be reduced. See "Risk Factors--Legal Proceedings" and "Business--Legal Proceedings".

  On May 24, 1996, the Company was served with the CSX Complaint by CSX, one of its principal customers (see "Risk Factors--Dependence on Major Customers"), filed in federal district court in Florida in March 1996 in connection with two contracts executed by CSX and Old Koppers in 1988 and performed by the Company. The CSX Complaint, alleging breach of contract, fraud and unjust enrichment, claims that the Company has not lived up to its obligations under such contracts, which allegedly required the Company to undertake certain environmental expenditures and relieve CSX of certain environmental liabilities. See "Business--Legal Proceedings." CSX has been sued by Beazer East for contribution for environmental cleanup at certain facilities, including some presently owned by the Company, and the CSX Complaint seeks to hold the Company liable, among other claims, for any costs CSX might be required to pay Beazer East in connection with environmental liabilities at the Company's facilities, as well as any defense costs incurred by CSX. While Beazer East has agreed, under the Indemnity, to provide a defense and indemnify the Company for damages resulting from the CSX Complaint, Beazer East retains the right to seek contribution from the Company in connection with such damages in accordance with the provisions of the agreement entered into in connection with the Acquisition . Given the preliminary nature of this matter, the Company is not in a position to determine its outcome or the availability of the Indemnity to cover any resulting damages. As a result, there can be no assurance that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition, cash flow and results of operations. See "Risk Factors--Environmental Matters".

SEASONALITY; EFFECTS OF WEATHER

  The Company's quarterly operating results fluctuate due to a variety of factors that are outside the Company's control, including inclement weather conditions, which in the past have affected negatively the Company's operating results. Operations at several of the Company's facilities have been halted for short periods of time during the winter months. Moreover, demand for many of the Company's products declines during periods of inclement weather. As a result of the foregoing, the Company anticipates that it may experience material fluctuations in quarterly operating results.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In the first quarter of 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The effect of adoption was not material.

                                   BUSINESS

INTRODUCTION

  The Company is a leading integrated producer of carbon compounds and treated wood products for use in a variety of markets including the chemical, railroad, aluminum and steel industries. The "Koppers" name has been associated with the carbon compounds and wood treating businesses for over 70 years, and the Company has leading market positions in most of its products. The Company operates 24 facilities in the United States and maintains indirect ownership interests in 17 facilities overseas. The Company recorded net sales and net income of $525.7 million and $24.4 million, respectively, for the year ended December 31, 1995. In 1995, the Company's three divisions, Coke Products, Carbon Materials & Chemicals and Railroad & Utility Products, accounted for 15.2%, 37.6% and 47.2% of net sales, respectively.

  Through its Coke Products division, the Company is the largest independent merchant producer of coke and coke by-products in the United States. The Coke Products division converts coal into coke for sale to integrated steel producers and foundries that use coke in the production of iron and steel. The Company's Carbon Materials & Chemicals division distills coal tar into a variety of intermediate products, including carbon pitch, PAA and creosote, which are basic materials necessary in the production of aluminum, polyester resins and plasticizers, and the pressure treatment of wood. The Company's Railroad & Utility Products division is the largest supplier of treated wood products, such as railroad crossties and utility poles, to the United States railroad and utility industries.

  The Company's operations are substantially vertically integrated, providing it with operating flexibility. Coal tar, a by-product of the Company's coke production, is the primary raw material used in the distillation process of the Carbon Materials & Chemicals division. Creosote, a major product of the coal tar distillation process, is used as a raw material in the treatment of wood by the Company's Railroad & Utility Products division. Other areas in which the Company is vertically integrated include the production of PAA through the use of a by-product of coal tar distillation and the utilization of coke oven gas and recycled wood products to fulfill a portion of its energy needs.

  The Company believes it has achieved leading positions in each of its markets as a result of the following strengths:

    Vertical Integration--The Company's ability to utilize by-products produced in its Coke Products and Carbon Materials & Chemicals divisions, as well as its ability to generate much of its own energy through the burning of wood waste and coke oven gas, provides the Company with operating flexibility.

    Continuous Investment In Facilities--Since 1988, the Company has invested over $145 million to modernize its facilities and to meet or exceed environmental compliance standards.

    Strong Customer Relationships--The "Koppers" name has been associated with quality and reliability since the 1920's and its reputation has enabled the Company to count among its customers many of the premier companies in each of its markets. The Company's predecessors have supplied many of these companies for decades. Since its formation in 1988, the Company has continued to supply most of these companies and many of its facilities are strategically located to service its customers' requirements. In order to enhance these relationships, the Company continually has instituted programs to ensure quality and customer satisfaction.

    Annual and Multi-Year Sales Contracts--Historically, the Company has sought to reduce its exposure to industry fluctuations and general economic conditions by diversifying its customer base and securing commitments for a large portion of its planned production through annual and multi-year contracts. In each year since it was formed in 1988, the Company has been able to secure 50% of its following year's sales through such contracts.

    Strong Relationships With Multiple Suppliers--The Company's predecessors have enjoyed long-term relationships, in some cases over 50 years, with their major suppliers. Since its formation in 1988, the Company has maintained most of these relationships and its ability to source high-quality coal, coal tar and wood from multiple suppliers provides it with a significant competitive advantage in meeting customer requirements in a timely and economically advantageous manner.

    Global Presence--Directly and through its international joint ventures, the Company serves the North American, European, Asian and Australian markets with carbon materials and chemical products. The Company works closely with its joint ventures in Denmark and Australia on marketing strategy, raw material sourcing and technology sharing. Through its international joint ventures, the Company has completed several acquisitions and has entered into marketing agreements enabling the Company to expand its presence into new and emerging markets, including the People's Republic of China and other Pacific Rim nations.

  The Company's strategy for future growth and enhanced profitability includes the use of its cash flow for strategic acquisitions, productivity and cost reduction initiatives and the expansion of existing facilities. The Company also intends to develop, market and sell new products and broaden its customer base in new and existing markets. The Company is currently developing new low-emission and high-softening-point pitches for the aluminum industry, specialty coal tar pitches to be used to increase carbon content in electrode carbon markets (currently utilizing petroleum pitches) and additional downstream applications for naphthalene in the super-plasticizer and other specialty chemical markets. In addition, in 1995, the Company initiated a strategic review which identified opportunities to increase capacity at several of its facilities and to expand services offered, such as plant-assembled track sections, freight car cleaning and used tie disposal. This review also identified several areas where logistics, manufacturing processes and management systems can be improved.

ACQUISITION STRATEGY

  As part of its growth strategy, the Company intends to pursue strategic acquisitions. Over the past three years, the Company has completed five acquisitions, including the purchase of the Somerville Facility, the largest railroad crosstie treating facility in the United States; the Monessen Facility, one of the most modern coking facilities in the United States; and Clairton, a low-cost coal tar processing facility. The Company believes each of these acquisitions will provide the Company with significant financial and strategic benefits, as they will allow the Company to further integrate and rationalize its businesses and facilities and gain access to high-quality, low-cost raw materials. As part of these acquisitions, the Company was also able to secure significant long-term contracts with customers prior to closing.

  The Monessen Facility, acquired in 1995, was an idled facility. After refurbishment by the Company, the Monessen Facility was restarted in late 1995 and reached full production capacity in the second quarter of 1996. In addition to improving the Company's strategic position in the merchant coke market, the Company's investment in the Monessen Facility provides an advantageous energy tax credit based on the production of coke as an alternative energy product. The credit is available through December 31, 2002 and is expected to provide a tax benefit to the Company of approximately $8 million in 1996 (after offset of a previously taken energy credit) and $9 million per year thereafter, unadjusted for inflation and assuming full production at the Monessen Facility.

  On April 1, 1996, the Company completed the Clairton acquisition for a cash purchase price of approximately $40 million and the assumption of approximately $8 million in liabilities. The Clairton facility is a low-cost coal tar processing facility producing carbon pitch and related distillates. As part of the purchase agreement, the Company received a long-term coal tar supply contract with USX, the largest North American coal tar producer. In 1995, this business generated over $64 million of sales, excluding sales to the Company. The Company obtained a term loan of $35 million to effect the acquisition, with remaining funding requirements obtained from its existing working capital revolving credit line. The Company intends to use the net proceeds from the Offerings to reduce the aggregate indebtedness under the Bank Credit Facilities (as hereinafter defined).

MANUFACTURING PROCESSES

  The Company's operations are substantially vertically integrated and employ a variety of processes as illustrated in the following flow diagram:


                      [DIAGRAM OF MANUFACTURING PROCESSES]


  The following table sets forth for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 the net sales of the Company in each of its segment divisions, net of any sales among such segments, and as a percentage of total net sales.

                                        SEGMENT SALES                            THREE MONTHS
                                   YEARS ENDED DECEMBER 31,                     ENDED MARCH 31,
                         ----------------------------------------------  ------------------------------
                              1993            1994            1995            1995            1996
                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Coke Products........... $ 73,608  16.0% $ 72,363  15.2% $ 80,084  15.2% $ 19,279  15.8% $ 28,218  22.3%
Carbon Materials &
 Chemicals..............  167,000  36.2   164,489  34.5   197,434  37.6    46,099  37.7    44,278  34.9
Railroad & Utility        220,611  47.8   239,596  50.3   248,212  47.2    56,823  46.5    54,205  42.8
Products................
                         -------- -----  -------- -----  -------- -----  -------- -----  -------- -----
Total................... $461,219 100.0% $476,448 100.0% $525,730 100.0% $122,201 100.0% $126,701 100.0%
                         ======== =====  ======== =====  ======== =====  ======== =====  ======== =====

COKE PRODUCTS

  The Company is the largest independent merchant producer of coke in the United States. Coke is produced through the carbonization of metallurgical coal in oxygen-free ovens. During the coking process, coal tar is produced as a by-product. Coke is used as a carbon and fuel source in the manufacture of iron and steel by integrated steel producers. The Company operates the Woodward and Monessen Facilities, which have an aggregate annual coking capacity of over one million tons.

  Coke is consumed in three markets: steel mill blast furnaces, foundries, and other industrial operations. There are two basic types of coke which are produced: furnace and foundry coke. Furnace coke, produced from different coal blends, requires shorter heating periods than foundry coke, is generally formed in smaller pieces than foundry coke and is used in blast furnaces to make steel by acting as a reducing agent for the iron ore.

Foundry coke is used predominantly by automobile and pipe manufacturers in the metal forming process. In 1995, furnace coke comprised approximately 74% of total Coke Products sales, foundry coke 15%, other coke 8%, and by-products, including coal tar, the remaining 3%.

  The Company's Woodward Facility produces furnace and foundry coke as well as coal tar and other related chemicals. The Woodward Facility consists of 224 ovens arranged in five batteries and currently has annual production capacity of approximately 637,000 tons. All ovens have a capacity of approximately 11-12 tons of coal per charge. One hundred of the ovens were built in 1979, 38 in 1970, 30 in 1952 and 56 in 1949-1950. In order to meet Clean Air Act Amendments requirements and prolong the lives of its oven batteries, the Company initiated an ongoing oven refurbishment program in 1991, which when completed in approximately two years, will allow the Company to operate at approximately 100% of total production capacity. Since the oven refurbishment program was initiated, the Company has operated the Woodward Facility at 90% to 95% of total production capacity. Upon completion of this program in 1998, the Company expects to have rebuilt 68 of the ovens at its Woodward Facility. The Woodward Facility is energy self-sufficient and also produces power for the adjacent Woodward tar facility, with surplus electricity being sold to a local utility.

  The Company has made capital expenditures of approximately $22 million to modernize the Monessen Facility since its purchase in 1995. The Monessen Facility was restarted in late 1995 and reached full production in April 1996. The plant consists of two batteries with a total of 56 ovens and has a total capacity of approximately 350,000 tons of coke per year. All of the ovens were rebuilt in 1980 and 1981, which, together with the Company's recent improvements, makes the Monessen coke battery one of the most modern coking facilities in the United States. The Monessen Facility is self-sufficient in all its energy needs other than electricity. The Monessen Facility qualifies for an advantageous tax credit based on its production of coke as an alternative energy product and its sale to an unrelated third party. The tax credit generated per ton of coke is tied to a per-barrel of oil equivalent determined on a BTU basis and adjusted annually for inflation. In 1995, the approximate value of this tax credit per ton of coke was $26.00. The credit is available through December 31, 2002 and is expected to provide a tax benefit to the Company of approximately $8 million in 1996 (after offset of a previously taken energy credit) and $9 million per year thereafter, unadjusted for inflation and assuming full production at the Monessen Facility. The credit will be used to offset other corporate income taxes.

  The Company has two long-term contracts with LTV covering production at both the Woodward and Monessen Facilities. The Woodward Facility contract is a four-year agreement through December 31, 1997 with an LTV option to extend one additional year, while the Monessen contract is a separate seven-year contract through 2002 with year-to-year extensions upon mutual agreement. Both supply contracts are for 240,000 tons per year, plus or minus 10% at LTV's option at prices subject to periodic adjustments (see "Management Discussion and Analysis of Financial Condition and Results of Operations--Coke Production"). In 1996, the Company expects LTV to take approximately 48% and 70% of the Woodward and Monessen Facilities' production capacity, respectively. The Company has negotiated short-term agreements with other customers to sell a significant portion of the production from both of its coke facilities for 1996.

  In 1995, sales to the ten largest customers accounted for more than 90% of Coke Products net sales. The Company's sales force for coke consists of one manager in Pittsburgh, Pennsylvania and another manager for foundry coke sales at the Woodward Facility. The Company competes primarily with United States integrated steel producers, some of whom have excess coking capacity. Integrated steel producers have a competitive advantage over the Company based on their ability to use a significant portion of their coke production internally. The Company also competes with imports primarily from Japan and the People's Republic of China.

  The Company purchases metallurgical coal in large quantities from a small number of suppliers in Alabama and West Virginia in order to obtain volume discounts. Requirements are generally filled through annual supply contracts which are subject to price renegotiation during the term of the contract in the event of market fluctuations.

  The United States coke industry production capacity has decreased over the last ten years due to high capital costs for coke oven maintenance and rebuilding, high operating costs and expenditures resulting from new environmental compliance standards. As a result of the decrease in coke industry capacity, industry operating rates have improved significantly over the past decade and the Company believes most domestic coke producers operated at or near their effective capacities in 1995. In the future, the Company anticipates additional capacity to be idled due to the costs associated with more stringent environmental compliance standards.

  In order to reduce their production costs, integrated steel producers have continually sought alternatives to using coke in iron production, including the use of PCI. These alternatives have reduced the amount of coke consumed per ton of iron produced by approximately 14% over the past ten years from 0.44 tons to
0.38 tons. However, since 1986, United States coke demand has increased from approximately 22 to 24 million tons annually as a result of a 22% increase in the amount of iron produced by integrated steel producers over the same period. The Company believes that any future reductions in coke demand resulting from the use of alternative technologies will be offset by a decline in domestic coke production capacity.

  The Company's strategy is to take advantage of the relative shortage in United States coke supply by negotiating strategic long-term contracts, subject to certain price adjustments, while continually reinvesting in existing facilities to prolong the lives of their ovens and to meet anticipated environmental requirements.

CARBON MATERIALS & CHEMICALS

  The Company's Carbon Materials & Chemicals business manufactures three principal products: carbon pitch, PAA and creosote. These products, used in the production of aluminum, steel, flexible vinyl, polyester resins and treated wood, are produced through the distillation of coal tar, a by-product of the transformation of coal into coke. The Company believes that, together with its joint ventures in Australia and Denmark, it is one of the two largest producers of carbon pitch in the world. The Company has six facilities in the United States strategically located to provide low cost access to coal tar and to better service its customers with a consistent supply of high quality products. In 1995, sales of the Company's carbon pitch, PAA and creosote (to outside customers only) accounted for approximately 38%, 37% and 6% of the Carbon Materials & Chemicals division's net sales, respectively.

  The Company's strategy is to maintain its leading market positions by expanding capacity both internally and through acquisitions and by developing new markets for its products. The Company believes it has a strategic advantage over its competitors based on its ability to access coal tar from many United States and foreign suppliers and its ability to blend coal tar with different specifications to produce carbon pitch with the consistent quality important in manufacturing quality anodes for the aluminum industry. The Company's six facilities give it the ability to offer customers multiple-sourcing and consistent supply of high quality products. Management believes that this ability to purchase coal tar from a variety of sources and trade supplies among its six facilities affords it a significant competitive advantage over producers who are more dependent on few suppliers and whose production might be more adversely affected by supply disruptions or raw materials quality problems. In anticipation of potential shut-downs of United States coke capacity, the Company has sought to secure coal tar supply through long-term contracts and acquisitions. The Company also benefits from its ability to use a carbon pitch by-product, naphthalene, as a low-cost feedstock for PAA production and from its ability to sell a large portion of its creosote production internally to the Railroad & Utility Products business.

  The following flow diagram illustrates the manufacturing processes in the Carbon Materials & Chemicals division:

                      [DIAGRAM OF MANUFACTURING PROCESSES]

  Carbon pitch, the primary product produced in the distillation of coal tar, is used as a binding agent in the production of carbon anodes and graphite electrodes for use by primary aluminum smelters and electric arc furnace steel producers. Carbon anodes are used in the electro-chemical process required in aluminum smelting. Over 75% of the Company's carbon pitch is sold to the aluminum industry under long-term contracts ranging from 3 to 7 years. Demand for carbon pitch by the aluminum industry has fluctuated historically with United States production of primary aluminum. There are currently no known viable substitutes for carbon pitch in the production of carbon anodes. The Carbon Materials & Chemicals division's two largest customers represented approximately 20% of Carbon Materials & Chemicals net sales in 1995. The Company's three main competitors in the production of carbon pitch are AlliedSignal, Inc., VFT Canada, and Reilly Industries, Inc.

  As part of the distillation of coal tar into carbon pitch, several by-products are created, including creosote and chemical oils. Chemical oils produced during coal tar distillation are further refined by the Company primarily into naphthalene, which is a basic ingredient in the production of PAA. The primary uses of PAA are in the production of polyester resins, paints and coatings and plasticizers. On a worldwide basis, naphthalene and orthoxylene, a petroleum derivative, can both be used in the manufacture of PAA and are considered to be interchangeable. In the United States, however, the Company is the only PAA producer utilizing naphthalene, generally a lower cost feedstock, in its manufacturing process. The Company's four principal PAA competitors,

Exxon Chemical Company, Aristech, BASF Corporation and Stepan Company, can use only orthoxylene in the production of PAA.

  Creosote is used as a wood preservative for railroad crossties and lumber, utility poles and pilings. Management estimates that 72 million gallons of creosote were used in the United States in the treating of wood products in 1995. The Carbon Materials & Chemicals division produced 25.5 million gallons of creosote in 1995, approximately 40% of which was sold to the Railroad & Utility Products division. Over the last 6 years the Railroad & Utility Products division received all of its requirements of creosote from the Carbon Materials & Chemicals division. The Company is the only competitor in this market that is integrated in this fashion. The remainder of its creosote materials are sold to other wood treaters or into the carbon black market as a component in the manufacture of rubber tires. Principal competitors in the creosote market are AlliedSignal, Inc. and Reilly Industries, Inc.

  Other Carbon Materials & Chemicals products include bitumen, or roofing pitch, used in the construction of built-up roofing systems and refined tars, sold to manufacturers of pavement sealers for driveways and parking lots.

  Coal tar is purchased from a number of outside sources as well as the Company's Woodward and Monessen Facilities. Primary suppliers are Bethlehem Steel Corporation, LTV, USX and Wheeling-Pittsburgh Steel Corporation. The Woodward Facility currently provides approximately 5% of the Company's coal tar, and the Monessen Facility provides approximately 3%. In 1995, the Company distilled 108 million gallons of coal tar representing approximately 57% of designed capacity.

  On April 1, 1996, the Company completed the Clairton acquisition for a cash purchase price of approximately $40 million and the assumption of approximately $8 million in liabilities. The Clairton facility is a low-cost coal tar processing facility producing carbon pitch and related distillates. This acquisition was strategically significant to the Company, as it strengthens the Company's leading market position and provides it with a large and stable source of coal tar. As part of the purchase agreement, the Company received a long-term coal tar supply contract with USX, the largest North American coal tar producer. In 1995, this business generated over $64 million of sales, excluding sales to the Company.

  The Company's international joint ventures, Koppers Australia Pty. Limited ("Koppers Australia") and Tarconord A/S ("Tarconord"), based in Australia and Denmark, respectively, are major regional producers of carbon pitch and related products. These joint ventures are strategically important to the Company, because they enable the Company to access global markets for its carbon pitch and related products. See "Equity Investments".

RAILROAD & UTILITY PRODUCTS

  The Company believes it is the largest supplier of high quality treated wood crossties and poles in the world. These products are marketed almost exclusively to the railroad and public utility markets, primarily in the United States. Railroad products and services account for approximately two-thirds of the division's net sales, with utility products accounting for the balance. Railroad products include items such as crossties, switch ties and various types of lumber used for railroad bridges and crossings. Utility products include transmission and distribution poles for electric and telephone utilities, and pilings used in industrial foundations, beach housing, docks and piers. The Railroad & Utility Products division operates 15 wood treating plants and 14 pole distribution yards located throughout the United States, and the Company also has one used crosstie burning cogeneration plant. The Company's plant network is strategically located near timber supplies to enable it to access raw materials and service customers effectively. Crosstie treating plants are located along railroad customers' track lines, and pole distribution yards are located near the Company's utility customers in the Northeast and Midwest.

 Railroad Products & Services

  The Railroad Products & Services business supplies treated crossties and other products and services to the United States railroad industry. The Company has an estimated 45% share of the United States market for treated wood products sold to the railroad industry. The Company's largest customer base is the Class I railroad market (defined as the 10 largest railroad systems in the United States with a total installed base of 558 million crossties), which buys 77% of all crossties produced in the United States. The Company is also expanding key relationships with the 500 short-line and regional rail lines. In 1995, the Company treated approximately 6.6 million crossties for its Class I railroad customers. The Company currently has contracts with 9 of the 10 United States Class I railroads and, with its predecessors, has enjoyed long standing relationships, some of more than 50 years, with this important customer base. These relationships, coupled with a growing interest on the part of railroads to outsource non-core activities, have enabled the Company to position itself for growth by offering new services to railroads from treating plants at a cost lower than the railroads' internal cost. Such new services include assembling 39-foot track sections and affixing fastening devices at the treating plant rather than field locations; removing debris from railroad freight cars; and disposing of discarded ties in an environmentally safe manner in high temperature boilers. In 1995, approximately 5.4% of Railroad Products & Services net sales were derived from these types of services to railroads. The Company intends to capitalize on its relationships with railroads by expanding its current service offerings and acquiring additional facilities that fit with its strategic plan.

  The Company's top 10 railroad accounts, which comprised approximately 52% of Railroad & Utility Products net sales in 1995, are serviced through long-term contracts ranging from one to 12 years on a requirements basis. CSX, the Company's largest customer in 1995, represented 20% of Railroad and Utility Products net sales and has a seven-year contract expiring at the end of 1996. See "Risk Factors--Enviromental Matters" and "--Legal Proceedings". The Company expects to negotiate a new contract with CSX on satisfactory business terms and conditions. The Company's sales to the railroad industry are coordinated through its office in Pittsburgh, Pennsylvania. The Company's principal competitor in the railroad products market is Kerr-McGee Chemical Corp.

  The Company's strategy is to be the highest quality, largest volume supplier of treated wood products, track maintenance and construction products and services to the railroad industry. In 1995, the Company's acquisition of the Somerville Facility from the Atchison, Topeka and Santa Fe Railway Company ("AT&SF") complemented this strategy by adding a new customer, increasing the Company's production capacity by 20% and building market share. The acquisition included a 12-year contract with the AT&SF, now a part of the combined Burlington Northern/AT&SF organization, for a minimum of 1 million crossties per year. The Company will continue to review selected opportunities to expand its leading position in the treated crosstie market through acquisition, internal expansion and new product and service offerings.

  Hardwood lumber accounts for approximately 60% of a finished crosstie's cost. The Company obtains its hardwood supply from hundreds of small sawmills throughout the northeastern and southern areas of the United States. The wood is taken by either truck or rail from Company-operated collection points directly into its treating plants, where it is pressure treated with creosote, a product of the Carbon Materials & Chemicals division. Over the last six years, the Railroad & Utility Products division received all of its creosote requirements from the Carbon Materials & Chemicals division, providing the Company with a significant cost advantage over its competitors. In addition, several railroads procure their own raw materials through lumber brokers and ship them into the Company's plants for treating services. Pricing and supply of raw materials have stabilized during the past few years due to decreased demand from competing hardwood lumber markets such as flooring and pallets.

  The Company believes that the threat of substitution for the wood crosstie is low due to the higher cost of alternative materials. Concrete ties, however, have been identified by the railroads as a feasible alternative to crossties in limited circumstances. In 1991, the Company acquired a 50% partnership interest in a concrete crosstie manufacturing facility in Portsmouth, Ohio in order to take advantage of this growth opportunity. In 1994, an estimated 675,000 concrete crossties, or 6% of total tie insertions, were installed by Class I Railroads.

This facility produced approximately 144,000 concrete crossties in 1995, or 21% of the estimated concrete tie market. The Company believes that concrete ties will continue to command approximately this level of market share. While the cost of material and installation of a concrete tie is much higher than that of a wood tie, the product performs well in high weight bearing, high traffic areas and is attractive to the railroads for these purposes.

  The Railroad & Utility Products business generates a significant portion of its own energy from the burning of wood waste. Approximately 60% of the steam energy required to operate the plants is derived from wood waste burning boilers. Railroad & Utility Products operates a used crosstie burning plant in Muncy, Pennsylvania, which uses old crossties and utility poles as fuel and sells electricity to the local utility under a long-term fixed-price contract.

 Utility & Construction Products

  The Company believes it is the largest domestic producer of treated wood pole products. With rapid consolidation in the electric and phone utility markets, the Company's strategy is to maintain its position as the industry leader in the supply of utility poles, offering the highest quality products and services, while continuing to cut costs.

  Utility poles are produced primarily from softwoods such as pine and fir, which have been subject to steady price increases in recent years due primarily to increased demand for softwood materials in the paper and construction industries. Unlike the hardwood purchased for railroad crossties, which originates with a large number of individual sawmills, the softwood used in poles is purchased from large timber owners and individual landowners and shipped to one of the Company's pole-peeling facilities. While crossties are treated exclusively with creosote, poles are treated with a variety of preservatives including pentachlorophenol ("Penta"), chromated copper arsenate ("CCA") and creosote.

  The market for utility pole products is characterized by a large number of smaller, highly competitive producers selling into a price-sensitive industry with capacity rationalization partially stimulated by more stringent government environmental regulations. The utility pole market is highly fragmented with over 300 investor-owned electric and telephone utilities and 1,800 smaller, local utilities and Rural Electric Associations ("REAs"). Approximately 2.8 million poles are purchased annually. The demand for utility poles has remained stable for the past several years and management believes that industry demand will remain at the present maintenance level for the next several years.

  In 1995, pole products comprised approximately 33% of Railroad & Utility Products net sales. The Company's sales to its ten largest pole customers accounted for approximately 10% of Railroad & Utility Products net sales in 1995. Principal competitors in the utility products market are International Paper Company, North Pacific Lumber and Atlantic Wood Industries Inc. There are few barriers to entry in the utility products market, estimated by the Company to consist of approximately sixty, mostly regional, treating plants which typically operate small to medium size plants and serve local clients.

EQUITY INVESTMENTS

  As part of its growth strategy, the Company intends to expand geographically through its three joint ventures in Australia, Denmark and the United States. The Company owns a 50% interest in each of the three joint ventures which collectively generated $9.2 million dollars in equity income in 1995. The following table summarizes key products and markets of each of the joint ventures.

JOINT VENTURE              KEY PRODUCTS                       MARKETS
- -------------  ------------------------------------- --------------------------
Koppers        Carbon Pitch & Distillates            Australia
Australia      Carbon Black                          New Zealand
               Treated Poles & Lumber                Pacific Rim countries
               Wood Preservatives
Tarconord      Carbon Pitch & Distillates            Europe, Middle East, India
KSA            Concrete Crossties & Related Products United States

 Overseas Joint Ventures

  The Company's overseas joint ventures, Koppers Australia and Tarconord, have enabled the Company to expand its geographic presence and explore new market opportunities in Europe and Asia. Taken together, these ventures help to position the Company as not only one of the two largest carbon pitch suppliers in the world, but also as the only such supplier operating on four continents. Management believes that this global presence represents a significant competitive advantage in serving multinational aluminum manufacturers, such as Aluminum Company of America, as well as manufacturers in the United States.

  The Company, Koppers Australia and Tarconord form what has informally and collectively come to be known as the "Koppers Group" in the world-wide business of tar distillation and the production of carbon pitch and accompanying by-products. These companies meet regularly and cooperate actively in the sharing of technology and operating experience, reviewing research and development projects, raw materials sourcing and marketing strategy. The Company believes that, together with its joint venture affiliates, it has a 21% world market share in carbon pitch excluding the People's Republic of China, the states of the former Soviet Union and Eastern Europe, for which data is not available.

 Koppers Australia

  Koppers Australia is Australia's largest manufacturer of carbon pitch, wood preservatives and treated timber. Koppers Australia markets these products, as well as carbon black, in Australia, New Zealand and other Pacific Rim nations.

  Operations in coal tar processing, chemically treated timber, and carbon black together accounted for 37%, 20% and 19% of Koppers Australia's net sales in 1995, respectively. Koppers Australia also has a 51% interest in a wood preservative chemicals company, accounting for the remaining 24% of net sales. Koppers Australia has operations in seven countries, enjoys sizable market shares in each of its businesses and is well positioned to take advantage of anticipated growth in the aluminum industries in Australia, China and Southeast Asia.

  Products and services provided by Koppers Australia's coal tar division are similar to those provided by the Company's Carbon Materials & Chemicals operations, with the exception that Koppers Australia does not have captive PAA capabilities. Koppers Australia is the only coal tar distiller in Australia, providing it with a significant competitive advantage in serving the large Australian aluminum market. Koppers Australia has entered into a marketing agreement with a carbon pitch producer located in the People's Republic of China to export carbon pitch from China to world markets. The wood preservation operations of Koppers Australia are generally pole related and are similar to those of the Company's Railroad & Utility Products division. Koppers Australia is the Australian pole market leader, with an estimated 40% market share. In 1995, Koppers Australia purchased the remaining 49% of Continental Carbon, a major Australian carbon black producer, making it a wholly-owned entity and thus allowing Koppers Australia to take full advantage of significant growth potential in the Asian carbon black market.

  Koppers Australia also owns a 51% stake in Koppers-Hickson, a joint venture formed in 1989 with Hickson International PLC (Leeds, England), the world's largest supplier of wood preservatives. Koppers-Hickson has exclusive rights to marketing, production and distribution of wood preservatives developed by Hickson (primarily copper chrome arsenic) throughout the Australian, South Pacific and East Asian regions.

  The Company's partner in the 29-year-old Koppers Australia joint venture, The Broken Hill Proprietary Company Limited, is the largest corporation in Australia, with interests in metals, energy and minerals.

 Tarconord

  Tarconord, located in Nyborg, Denmark, produces and markets carbon pitch, naphthalene and related products for the European and Middle Eastern markets. Tarconord's strategy is to grow through acquisitions as opportunities arise, expand access to secure long-term coal tar supplies, and gain additional market share.

  Tarconord markets its primary product, carbon pitch, to aluminum producers in Norway, the Netherlands, the states of the former Soviet Union and northern Germany. Coal tar supplies are primarily purchased from steel producers in Scandinavia, Poland, the states of the former Soviet Union and Germany. Tarconord has a strategic location with respect to its largest customer country, Norway, where liquid pitch shipments move directly by ship from the tar distillation facility at Nyborg to Norwegian smelters located at deep water sites.

  On April 4, 1996, Tarconord made an offer to purchase 100% of the capital stock of Bitmac, Ltd. ("Bitmac"), a United Kingdom company engaged in tar distillation. Bitmac operates four plants in the United Kingdom and its sales for its fiscal year ended March 31, 1996 were approximately $60 million. Tarconord's offer is subject to approval by Tarconord and Bitmac shareholders and the negotiation of certain terms and conditions. The Company believes that, if completed, this acquisition would more than double Tarconord's capacity and sales and strengthen its strategic position as a supplier to northern European aluminum smelters.

  The Company's 50% partner in this 9-year-old venture is Tarco A/S, a road paving and industrial piping company also located in Denmark.

  Domestic Joint Venture: KSA

  KSA Limited Partnership ("KSA"), located in Portsmouth, Ohio, produces concrete crossties, a complementary product to the Company's treated wood crosstie business.

  Other interests are held by Sherman International Corp. (24%), Abetong America, Inc. (24%) and Sherman Abetong, Inc. (2%). KSA was formed to construct, own and operate a concrete railroad crosstie manufacturing facility located in Portsmouth, Ohio. KSA's major customer is CSX, which has a contract with the joint venture for 1.75 million concrete ties, approximately 650,000 of which have been supplied since the start-up of operations in 1992. KSA sells ties to various metropolitan transit systems including MARTA (Atlanta), the Florida Department of Transportation, Metro North Commuter Railroad (New York and Connecticut) and the Maryland Mass Transit Authority. It has also expanded its product offerings to include concrete turnouts, used in rail traffic switching.

  The following table presents total sales, equity in earnings and dividends received with respect to each of the Company's joint ventures for fiscal years ended 1993, 1994 and 1995.

                                                          FISCAL YEARS ENDED
                                                      --------------------------
                                                        1993     1994     1995
                                                            (IN THOUSANDS)
KOPPERS AUSTRALIA
  Total sales (1).................................... $103,462 $109,624 $116,469
  Equity in earnings.................................    2,353    3,614    4,998
  Dividends received.................................       --      360      712
TARCONORD
  Total sales (1).................................... $ 44,131 $ 45,778 $ 72,419
  Equity in earnings.................................      976      738    3,139
  Dividends received.................................    1,246      562      731
KSA
  Total sales (1).................................... $ 14,290 $ 11,249 $ 14,751
  Equity in earnings.................................    1,249      962    1,102
  Dividends received.................................      200      500    1,500

- ---------------------
(1) Sales figures are based on the fiscal years ended June 30, December 31 and December 31, for Koppers Australia, Tarconord and KSA, respectively.

RESEARCH AND DEVELOPMENT

  As of December 31, 1995, the Company had fourteen full-time employees engaged in research and development and technical service activities. The Company's research efforts are directed toward further development and utilization of products and technology surrounding carbon-based products developed from coal tar and technical service efforts to promote further use of creosote. The Company believes the research and technical efforts currently expended in these areas are adequate to maintain a leadership position in the technology related to these products. Expenditures for research and development for fiscal 1993, 1994 and 1995 were $0.9 million for each year.

TECHNOLOGY AND LICENSING

  In 1988, the Company acquired certain assets from Old Koppers including the patents, patent applications, trademarks, copyrights, transferable licenses, inventories, trade secrets, and proprietary processes used in the businesses acquired. The most important trademark acquired is the name "Koppers". The association of the name with the coke, chemical, building, and wood preservation industries is beneficial to the Company, as it represents longstanding, high quality products. Included in the patents that were acquired by the Company were patents for refuse burners, pitch quality controls, both in tar plants and aluminum plants, wood preservatives and additives, and tar refining.

ENVIRONMENTAL MATTERS

  The Company is subject to a number of federal, state, and local environmental laws and regulations, including those concerning the treatment, storage and disposal of wastes, the discharge of effluents into waterways, the emissions of substances into the air, and various health and safety matters. The Clean Air Act Amendments impose stringent standards on air emissions. Under CERCLA and comparable state laws, an owner or operator of property at which releases of hazardous substances have occurred may be liable for investigation and remediation of any resulting contamination. In addition, the generator of hazardous substances may be responsible for all or a portion of any required investigation or remediation at offsite disposal locations. Under RCRA, a facility that treats, stores or disposes of hazardous waste on-site may be liable for corrective action costs. In addition, any facility that holds a RCRA Part B permit (or has submitted a RCRA Part A permit application) may have to incur costs relating to the closure of certain "hazardous" or "solid" waste management units.

  For each of the last three fiscal years, the Company's average capital expenditures and operating expenses for environmental matters including depreciation amounted to approximately $6 million and $15 million, respectively. The Company believes that environmental operating costs will not change materially from those incurred during the past three years. The Company currently estimates that capital expenditures in connection with matters relating to environmental control will be approximately $4.7 million and $4.5 million for 1996 and 1997, respectively. Since environmental laws have traditionally become increasingly more stringent, costs and expenses relating to environmental control and compliance may increase in the future. While the Company does not believe that compliance with existing or future environmental laws and regulations (including future regulations promulgated pursuant to the Clean Air Act Amendments) will have a material adverse effect on its business, financial condition or results of operations, there can be no assurance that costs of compliance will not exceed current estimates and will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Five of the sites owned and/or operated by the Company are listed on the NPL. These sites are the Feather River Wood Treating Plant, Gainesville Wood Treating Plant, Galesburg Wood Treating Plant, Florence Wood Treating Plant, and Follansbee Tar Plant. In addition, many of the Company's sites are or have been operated under RCRA permits and RCRA remedial and closure activities are being conducted on several such sites. Currently, at the properties acquired from Beazer East (which include all of the NPL sites and all but one of the RCRA-permitted sites), substantially all investigative and cleanup activities are being handled and paid for by

Beazer East pursuant to the terms of the Indemnity. The Indemnity provides that, with certain limited exceptions, Beazer East will be responsible for and indemnify the Company against any liability, damage, loss, cost, expense and any related fine or penalty, including liabilities for personal injury to employees resulting from exposure to toxic or hazardous substances, arising under any federal, state, or local environmental law in connection with any condition or activity at the properties purchased or leased in connection with the Acquisition from Beazer East existing on or prior to the closing of the Acquisition (the "Closing"), provided that the claim is asserted by the Company within 12 years after the Closing. Beazer Limited has unconditionally guaranteed the Indemnity obligations of Beazer East pursuant to the Guarantee.

  Cost and liabilities associated with investigative activities, cleanup and/or closure at the NPL sites and RCRA-permitted facilities acquired from Beazer East are expected to be significant. While Beazer East has retained and accepted responsibility for cleanup and remedial activities relating to pre-Closing contamination at such properties (including, being the signatory on several consent agreements relating to such sites) and has paid, to date, for all such remedial, investigative and closure costs, the government has the right under applicable federal and state laws to seek relief directly from the Company for any and all such pre-Closing obligations and liabilities at or on facilities owned or operated by the Company. Although Beazer East and Beazer Limited have performed their respective obligations since 1989, there can be no assurances that Beazer East and Beazer Limited will continue to meet their obligations under the Indemnity and the Guarantee, respectively. Although Cornerstone-Spectrum, Inc., an entity under common control with the Beazer entities, is selling all of its shares in the Company in connection with the Offerings, the Company has no reason to believe that such sale will affect the performance of Beazer East and Beazer Limited under the Indemnity and the Guarantee, respectively. Since 1991, Beazer East and Beazer Limited have been wholly-owned indirect subsidiaries of Hanson PLC. Hanson PLC has announced its intention to reorganize by spinning-off its chemicals, tobacco and energy subsidiaries. The Company has been informed that Beazer East and Beazer Limited will remain wholly-owned indirect subsidiaries of Hanson PLC. However, the Company has not received any additional information as to the impact, if any, of this spin-off on Beazer East and Beazer Limited.

  In the event that Beazer East and Beazer Limited do not continue to fulfill their commitment under the Indemnity and the Guarantee, the Company may be required to pay costs covered by the Indemnity. Since the time of the Acquisition through 1995, the Company has been informed by Beazer East that amounts paid by Beazer East under the Indemnity have averaged approximately $12 million per year. The requirement to pay such costs without reimbursement would have a material adverse effect on the business, financial condition and results of operations of the Company. Furthermore, if the Company were required to record a contingent liability in respect of environmental matters covered by the Indemnity on its balance sheets, the result could be that the Company would have significant negative net worth.

  In addition Beazer East has defended and is presently defending certain toxic tort actions arising from the pre-Closing operation of assets which the Company acquired from Beazer East. These tort actions were not assumed by the Company under the Acquisition agreement and, in any event, are within the scope of the Indemnity.

  The Indemnity does not afford the Company indemnification against environmental costs and liabilities relating to activities or conditions occurring or arising after the Closing, nor does the Indemnity cover liabilities arising in connection with post-Closing acquisitions. The Company is aware of environmental contamination at the Somerville Facility (the only RCRA-permitted site that was not purchased from Beazer East) and the Clairton Facility. Pursuant to the terms of the asset purchase agreement for the Somerville Facility, the seller has indemnified the Company for liabilities relating to pre-closing environmental contamination. In connection with the Clairton facility, the Company is the beneficiary of an indemnity which Aristech, the seller, received from USX, the entity from which it purchased the plant. In addition, Aristech has indemnified the Company for certain pre-closing liabilities. The Company believes that the sellers (or their predecessors) at both of these sites will handle and pay for most investigative and cleanup activities directly. Although the Company is not aware of any reason why such indemnification obligations will not be performed, if the Company were required to pay costs associated with environmental contamination at these sites, it could have a material adverse effect on the Company's business, financial condition or results of operations. The Company is aware of environmental contamination at another site, the Monessen Facility, purchased by the Company after the Closing (which site was not previously owned by Beazer East and is thus not subject to the Indemnity). The Company has entered into a consent order and agreement with the Commonwealth of Pennsylvania in connection with this site pursuant to which the Company's liabilities for environmental cleanup have been capped at $550,000.

  The Company has operated the sites acquired from Beazer East for several years and is liable for any post-Closing contamination at such properties. The Company might be required to expend certain monies for cleanup and other activities at one of the Company's leased facilities (previously leased by Old Koppers). The Company believes, however, that with respect to cleanup costs, all or a substantial portion of such contamination was present prior to the Closing and thus, will be the responsibility of Beazer East pursuant to the Indemnity. Based on current information, the Company does not believe that liabilities for investigative or remedial costs associated with the matters discussed in this paragraph nor with any other environmental matters for which there are no indemnification arrangements will have a material adverse effect on its business, financial condition or results of operations.

EMPLOYEES AND EMPLOYEE RELATIONS

  As of April 30, 1996, the Company employed 586 salaried employees and 1,462 hourly employees. Listed below is a breakdown of employees by business segment, including administration.

                                                                    NON-
DIVISION                                                 SALARIED SALARIED TOTAL
- --------                                                 -------- -------- -----
Coke Products...........................................    77       485     562
Carbon Materials & Chemicals............................   126       323     449
Railroad & Utility Products.............................   216       635     851
Administration..........................................   167        19     186
                                                           ---     -----   -----
    Total Employees.....................................   586     1,462   2,048
                                                           ===     =====   =====

  Of the Company's 2,048 employees, approximately 1,300 are represented by nine different unions and covered under 21 separate labor contracts. The United Steelworkers of America, covering workers at six facilities, accounts for the largest membership with more than 500 employees. Another significant affiliation is the Oil, Chemical, and Atomic Workers Union, with approximately 300 employees at four facilities. Labor negotiations are conducted on a plant-by-plant basis and approximately one-fourth of the outstanding contracts are renegotiated in any one year.

  Since its formation in 1988, the Company has had three work stoppages due to strikes at its Follansbee, Somerville and Galesburg facilities. The Follansbee strike occurred in November 1993 and the Somerville and Galesburg strikes occurred in March 1996. In each instance, the Company was able to continue operation of the respective facilities at approximately 85% of capacity and to reach agreement with each of the unions on terms satisfactory to the Company. There can be no assurance that the Company would be able to continue operating facilities in the event of further work stoppages or union disputes in the future. There are no additional material union contracts scheduled to expire in 1996.

PROPERTIES

  The principal fixed assets of the Company consist of its production, treatment, and storage facilities and its transportation and plant vehicles. Its numerous production facilities consist of the Woodward and Monessen Facilities, six Carbon Materials & Chemicals facilities, 15 wood treating facilities, 14 pole distribution yards, and 12 pole-peeling yards. See "Coke Products," "Carbon Materials & Chemicals," and "Railroad & Utility Products". As of March 31, 1996, vehicles and equipment represented approximately 40% of the Company's total assets, as reflected in its consolidated balance sheet. The following chart sets forth information regarding the Company's facilities:

                                                      DESCRIPTION OF
DIVISION/PLANT      LOCATION            ACREAGE     PROPERTY INTEREST
- --------------      --------            -------     -----------------
COKE PRODUCTS
Carrollton          Carrollton, OH         25             Owned
Monessen            Monessen, PA           45             Owned
Woodward            Dolomite, AL          136             Owned
CARBON MATERIALS &
CHEMICALS
Clairton            Clairton, PA           17             Owned
Follansbee          Follansbee, WV         32             Owned
Houston             Houston, TX            11   Leased through 7/5/97 with
                                                    an option to renew
Portland            Portland, OR            6    Leased through 12/31/98
Stickney            Cicero, IL             38             Owned
Woodward            Dolomite, AL           23             Owned
RAILROAD & UTILITY
PRODUCTS
Denver              Denver, CO              5             Owned
Feather River       Oroville, CA          156             Owned
Florence            Florence, SC          200             Owned
Gainesville         Gainesville, FL        86             Owned
Galesburg           South Galesburg, IL   125      Leased year to year
Green Spring        Green Spring, WV       98             Owned
Grenada             Tie Plant, MS         154             Owned
Guthrie             Guthrie, KY           122             Owned
Logansport          Logansport, LA         30             Owned
Montgomery          Montgomery, AL         84             Owned
North Little Rock   N. Little Rock, AR    148             Owned
Roanoke Valley      Salem, VA              91             Owned
Somerville          Somerville, TX        244             Owned
Superior            Superior, WI          120             Owned
Susquehanna         Montgomery, PA        109             Owned

  The Company's corporate headquarters is located in approximately 50,000 square feet of leased office space in the Koppers Building, Pittsburgh, Pennsylvania. The office space is leased from Axiom Real Estate Management, Inc. pursuant to an 11-year lease, with the initial term expiring December 31, 2003. The lease provides for an additional five-year renewal option.

LEGAL PROCEEDINGS

  On May 11, 1990 OCF filed the OCF Litigation against the Company seeking damages allegedly resulting from the sale by Old Koppers of defective CTB from the mid-1970's to the mid-1980's. The OCF Litigation related to problems experienced with roofing systems sold by OCF which contained CTB sold by Old Koppers. OCF identified 11 roofs it alleged were built using defective Old Koppers' CTB. On April 3, 1996 a jury verdict was returned against the Company for a total of $10.3 million, including $0.5 million in punitive damages. The Company will appeal the judgment. In addition to damages, OCF has sought approximately $3 million in attorney's fees as well as prejudgment interest for an amount estimated by the Company to be approximately $5 million, alleging that the Company failed to engage in good faith settlement negotiations. The Company has provided reserves of $14 million at March 31, 1996 ($11 million in the first quarter of 1996 and $3 million in prior periods) in connection with the OCF Litigation. In order to comply with certain financial covenants under the Bank Credit Facilities (as hereinafter defined), the Company has obtained from the lenders under such facilities consents to exclude for the first two quarters of 1996 the $11 million charge to earnings from the calculation of ratios contained in such covenants.

  It is the opinion of management that the ultimate resolution of this matter, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company. However, depending on the amount and timing of an unfavorable resolution of this matter, it is possible that results of operations and cash flow of the Company as well as its ability to remain in compliance with certain financial covenants contained in the Bank Credit Facilities (as hereinafter defined) could be materially adversely affected in a particular period and that the Company's ability to incur additional debt could be reduced. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Litigation".

  On May 24, 1996, the Company was served with the CSX Complaint by CSX, one of its principal customers (see "Risk Factors--Dependence on Major Customers"), filed in federal district court in Florida in March 1996 in connection with two contracts executed by CSX and Old Koppers in 1988 and performed by the Company. The CSX Complaint claims that the Company has not lived up to its obligations under such contracts, which allegedly required the Company to undertake certain environmental expenditures and relieve CSX of certain environmental liabilities. CSX has been sued by Beazer East for contribution for environmental cleanup at certain facilities, including some presently owned by the Company, and the CSX Complaint, alleging breach of contract, fraud and unjust enrichment, seeks to hold the Company liable for any costs CSX might be required to pay Beazer East in connection with environmental liabilities at the Company's facilities, as well as any defense costs incurred by CSX. In addition, the CSX Complaint requests contractual damages (including return of profits), punitive damages and injunctive and other equitable relief. While Beazer East has agreed, under the Indemnity, to provide a defense and indemnify the Company for damages resulting from the CSX Complaint, Beazer East retains the right to seek contribution from the Company in connection with such damages in accordance with the provisions of the agreement entered into in connection with the Acquisition. Given the preliminary nature of this matter, the Company is not in a position to determine its outcome or the availability of the Indemnity to cover any resulting damages. As a result, there can be no assurance that the resolution of this matter will not have a material adverse effect on the Company's business, financial condition, cash flow and results of operations.

  The Company is involved in various other proceedings incidental to the ordinary conduct of its business. The Company believes that none of these other proceedings will have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

  The following table sets forth the names and ages of the executive officers and Directors of the Company and the positions which they hold. Directors hold their positions until the annual meeting of the stockholders at which their term expires or until their respective successors are elected and qualified. Executive officers hold their positions until the annual meeting of the Board of Directors or until their respective successors are elected and qualified.

NAME                     AGE POSITION(S) WITH THE COMPANY
Robert K. Wagner........  64 Chairman and Director
Donald P. Traviss.......  51 President and Chief Executive Officer and Director (non-voting)
Brian C. Beazer.........  61 Director
Clayton A. Sweeney......  64 Director
Brooks C. Wilson........  63 Director
N. H. Prater............  67 Director
Donald V. Borst.........  60 Director (non-voting)
Donald E. Davis.........  39 Vice President and Chief Financial Officer
Thomas D. Loadman.......  41 Vice President and General Manager, Railroad Products & Services
William R. Donley.......  39 Vice President and General Manager, Utility & Construction Products
Lawrence F. Flaherty....  59 Vice President, Total Quality and Technology
Walter W. Turner........  49 Vice President and General Manager, Carbon Materials & Chemicals
Donald N. Sweet, Jr.....  49 Vice President and General Manager, Coke Products
Randall D. Collins......  43 Vice President and Secretary
Joseph E. Boan..........  49 Vice President, Human Resources
M. Claire Schaming......  42 Treasurer and Assistant Secretary

  Mr. Wagner resigned his position as Chief Executive Officer effective March 1, 1996, retaining his responsibilities as Chairman and Director. Mr. Wagner had been elected Chairman and Chief Executive Officer of the Company in November 1994, having served as President and Chief Executive Officer from 1988 through 1994. He has been a Director of the Company since January 1989. He joined Old Koppers in 1953 and after an early career in communications, moved into the forest products business in 1968 and held sales, marketing and raw materials posts until being appointed Vice President and Manager of the Pressure-Treated Products unit in 1975. Mr. Wagner became Vice President and General Manager of this division in 1978 and was named Vice President and General Manager of the Tar and Wood Products Sector in 1986. Mr. Wagner has also served as a Director of Integra Financial Corporation of Pittsburgh, Pennsylvania since 1992 and as a Director of Trion, Inc. of Sanford, North Carolina from 1978 until his resignation in April 1995. He is also a Director of Koppers Australia and, until March 1, 1996, was a Director of Tarconord.

  Mr. Traviss was elected Chief Executive Officer effective March 1, 1996. Mr. Traviss had been named President and Chief Operating Officer and elected as a non-voting Director of the Company on November 1, 1994. Mr. Traviss is also a director of Koppers Australia. He had served as Vice President, Refining and Petrochemicals at Universal Oil Products, Des Plaines, Illinois since 1992. Prior to 1992, he was Vice President, Engineered Products Group. From 1985 to 1988, Mr. Traviss served as Vice President, Engineering Products and Processes at Union Carbide Corporation, Danbury, Connecticut. Mr. Traviss is also a Director of Tarconord.

  Mr. Beazer has been a Director of the Company since January 1989. He joined Beazer Limited in 1956 as a builder's apprentice and spent his early working years on construction sites, later moving into the supervisory and management facets of the business. Mr. Beazer was named Chief Executive Officer of Beazer Limited in 1968 and was Chairman from 1983-1991. He is currently Chairman of Beazer Homes USA Inc., Jade Holdings Pte. Ltd. (Singapore) and Sealmint Ltd.
(UK), and serves as a Director of Beazer (Japan) Co. Ltd. (registered in
Japan).

  Mr. Sweeney has been a Director of the Company since January 1989. Mr. Sweeney has been a shareholder and Director of Dickie, McCamey & Chilcote, P.C. since 1987 and in 1988 was named Managing Director and served in that position until he resigned in September 1993. Mr. Sweeney remains a shareholder and Director of the firm. Mr. Sweeney previously served as Executive Vice President, Chief Administrative Officer, Vice Chairman, and a Director of Allegheny International, Inc., as Senior Vice President and a Director of Allegheny Ludlum Industries, and as a Director of Wilkinson Sword Group, Ltd. U.K., Landmark Savings and Loan Association, Halbouty Energy Company and Liquid Air Corporation. Mr. Sweeney currently serves as a Director of Schaefer Manufacturing Inc., Schaefer Equipment, Inc., and Schaefer Marine Inc., and as Chairman of the Boards of St. Francis Health System, St. Francis Medical Center, and as President of DePaul Institute.

  Mr. Wilson has been a Director of the Company since January 1989. Mr. Wilson has been the Managing Director of Koppers Australia since 1970 having joined Old Koppers in 1965 as a member of the Koppers International Far East Office (Sydney, Australia). He is currently a Director of Pacific Power and the State Transit Authority of New South Wales. He is also Chairman of Trustees, Australian Trade Union Program at Harvard Foundation and a member of the Advisory Council, Australian Graduate School of Management, University of New South Wales.

  Mr. Prater has been a Director of the Company since May 1989. Mr. Prater retired from Mobay Corporation, where he had served as the President and Chief Executive Officer since July 1986. He currently serves as a Director of Calgon Carbon Corporation, Melamine Chemical Inc. and Harsco Corporation. He is a member of the Board of Trustees of Robert Morris College, Georgia Institute of Technology, a special trustee of the University of Pittsburgh and a Director of the University of Pittsburgh Medical Center, Pittsburgh Presbyterian Hospital, and is Chairman of the Board of Visitors of the University of Pittsburgh Graduate School of Public and International Affairs.

  Mr. Borst is Chairman, President and Chief Executive Officer of SCM Chemicals, a global chemical manufacturing company headquartered in Baltimore, Maryland. SCM Chemicals is a member of the Hanson group of companies. Mr. Borst joined SCM Chemicals in 1984 as Vice President, United States, responsible for the company's titanium dioxide and related businesses in the United States. Following that company's acquisition by Hanson in 1986, he was promoted to President with overall responsibility for SCM Chemicals' business worldwide. Mr. Borst was appointed to his present position in January 1990.

  Mr. Davis was elected Vice President and Chief Financial Officer in November 1994. Mr. Davis had been general manager of the Recovery Resources Group from June 1992 to March 1996 and had served as Treasurer from 1988 until 1992. He joined Old Koppers in 1978 and had held various positions in the corporate accounting and auditing departments until being named General Manager, Finance of the Chemical Systems Sector in 1988. Mr. Davis is a certified public accountant.

  Mr. Loadman was elected Vice President and Manager, Railroad Products & Services in November 1994. Mr. Loadman had been transportation plants operations manager since January 1989. He joined Old Koppers in 1979 and served in various management assignments including plant manager and cogeneration plant manager. Mr. Loadman is a Director of Koppers Sherman Abetong, a Director of Koppers Timber Preservation Pty Limited, a subsidiary of Koppers Australia, and a Director and President of Koppers Concrete Products Inc. He is also a member of the American Wood Preservers Association and the Railway Tie Association.

  Mr. Donley was appointed General Manager of Utility & Construction Products in September 1995 and elected Vice President in November 1995. He joined Old Koppers in 1979, serving the Company in positions of increasing responsibility within the Railroad & Utility Products business. Mr. Donley is a board member of the American Wood Preservers Institute and serves on their Governmental Affairs Committee.

  Mr. Flaherty was appointed Vice President, Total Quality and Technology in January 1995. Mr. Flaherty had been Vice President and Manager, Carbon Materials & Chemicals since January 1989. Mr. Flaherty was Production Manager, Tar and Chemical Operations for Old Koppers' Tar and Wood Products Sector. He joined Old Koppers in 1955 and has served as chemist, sales representative, plant manager, and production manager until being appointed production manager in the Tar and Wood Products Sector in 1986.

  Mr. Turner was appointed Vice President and General Manager, Carbon Materials & Chemicals division in early 1995. Mr. Turner had been elected Vice President and Manager, Marketing & Development, Industrial Pitches and Related Products in February 1992. Mr. Turner was Marketing Manager, Industrial Pitches and Creosote Oils for Old Koppers' Tar and Wood Products Sector. Mr. Turner joined Old Koppers in 1969 and has served in various positions in the controller's department and as product manager, tar operations.

  Mr. Sweet has been Vice President and General Manager, Coke Products since January 1989. Mr. Sweet was Manager of Planning and Procurement, Tar and Chemical Operations of Old Koppers' Tar and Wood Products Sector. He joined Old Koppers in 1969 and has held management assignments in engineering, plant operations, financial planning, and product procurement for tar operations and sales until being named manager of planning and procurement in 1986. Mr. Sweet is Chairman and a Director of Tarconord. He is also a Director and the former Chairman of the American Coke and Coal Chemicals Institute.

  Mr. Collins was elected Vice President and Secretary in November 1994, and has been Secretary of the Company since January 1989. Mr. Collins was Manager of Loss Control for Old Koppers. He joined Old Koppers in 1974 and held various line and staff assignments including personnel, industrial relations, and plant operations. Currently Mr. Collins serves the Company as Risk Manager, legal services coordinator, claims manager, and more recently, environmental affairs officer. His role as Corporate Secretary includes board of Directors and shareholder communications. Mr. Collins is a member of the American Society of Corporate Secretaries.

  Mr. Boan has been Vice President, Human Resources since January 1989. Mr. Boan was Manager, Labor Relations for Old Koppers. He joined Old Koppers in 1969. Prior to 1987, Mr. Boan held the position of Director, Human Resources, for three Old Koppers subsidiaries in the Construction Materials and Services Group. In 1987, he was named Manager, Labor Relations for Old Koppers. Mr. Boan is a member of the Pennsylvania Bar.

  Ms. Schaming was elected Treasurer in May 1992. Her previous position was assistant treasurer and manager of cash operations. Ms. Schaming joined Old Koppers in 1976, where she held various positions in corporate and Chemical Systems Sector accounting, including controller for the Polyester Resins Division. Ms. Schaming is a certified cash manager.

BOARD OF DIRECTORS; STOCKHOLDERS' AGREEMENT

  The Company is a party to a Stockholders' Agreement by and among the Company, KAP, Cornerstone-Spectrum, Inc., APT Holdings Corporation and the Management Investors referred to therein (the "Management Investors") dated December 28, 1988, as amended on June 30, 1991, February 9, 1994 and as of August 16, 1995 (the "Stockholders' Agreement"). The Stockholders' Agreement sets forth, among other things, certain provisions with respect to the nomination and election of the Board of Directors and restrictions on transfer of shares of stock, and also obligates the Company to redeem shares from Management Investors over a period not to exceed three years from the date of termination of their employment with the Company. Pursuant to its terms, the Stockholders' Agreement will terminate upon the consummation of the Offerings.

  The Company is governed by its Board of Directors, which is comprised of five voting members and two non-voting members.

  The current Board of the Company consists of the following members:

     NAME OF DIRECTOR    TYPE OF NOMINEE
     ----------------    ---------------
     Brian C. Beazer     Cornerstone-Spectrum, Inc. Director
     Brooks C. Wilson    Koppers Australia Director
     Robert K. Wagner    Management Director
     Clayton A. Sweeney  Management Director
     N. H. Prater        Independent Director
     Donald V. Borst     Non-voting Director
     Donald P. Traviss   Non-voting Director

  The Restated Bylaws provide that the Board of Directors will consist of at least five and no more than fifteen members. The number of Directors constituting the entire Board of Directors may be changed by resolution of the Board of Directors. The Board of Directors, acting by majority vote of the Directors then in office, may fill any newly created Directorships or vacancies on the Board of Directors. Effective as of the completion of the Offerings, Brian C. Beazer and Donald V. Borst intend to resign as directors and the Board of Directors intends to increase its membership, pursuant to the Restated Bylaws, to nine members. The resulting vacancies shall be filled by the Board of Directors. The Restated Bylaws provide for a Board of Directors divided into three classes of Directors serving staggered three-year terms. The classification of Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

DIRECTOR COMPENSATION

  The Company does not pay compensation to Directors who are also employees of the Company. Each Director who is not an employee of the Company is paid a fee of $21,000 per year.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth information concerning the compensation for services in all capacities to the Company, including options and stock appreciation rights ("SARS"), for the years ended December 31, 1995, 1994 and 1993, of those persons who were at December 31, 1995 (i) the Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company who earned more than $100,000 in salary and bonus in 1995:

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                 ANNUAL COMPENSATION          COMPENSATION
                         -----------------------------------  ------------
                                                   OTHER       SECURITIES        ALL
   NAME AND                                        ANNUAL      UNDERLYING       OTHER
PRINCIPAL POSITION       YEAR  SALARY   BONUS   COMPENSATION  OPTIONS/SARS COMPENSATION(1)
- ------------------       ---- -------- -------- ------------  ------------ ---------------
Robert K. Wagner         1995 $380,000 $228,000   $ 32,320          --         $4,649
 Chairman                1994  344,750   98,102     27,518          --          3,000
                         1993  333,000      --       5,625          --          3,537

Donald P. Traviss        1995  251,000  138,000    126,341(2)    45,000         3,861
 President and Chief     1994   38,333   40,000     28,492          --          1,567
 Executive Officer

Donald N. Sweet, Jr.     1995  135,000   59,670        575          --          4,255
 Vice President and      1994  129,800   36,491        --           --          2,283
 General Manager, Coke   1993  124,200      --         --           --          2,607
 Products

Donald E. Davis          1995  132,860   61,446        --         7,500         4,038
 Vice President and      1994  106,590   24,305        --           --          1,888
 Chief Financial Officer 1993   93,600      --         --           --          1,964

Lawrence F. Flaherty     1995  127,100   59,850        694          --          4,204
 Vice President, Total   1994  124,000   29,460        666          --          1,023
 Quality and Technology  1993  120,000      --         630          --          2,541

- ---------------------
(1) All other compensation consists of regular and supplemental matches to the Company's 401(k) plan.

(2) Includes $116,410 of reimbursement of moving expenses under Company relocation program.

          OPTION/SAR GRANTS IN LAST FISCAL YEAR INDIVIDUAL GRANTS (1)

                                      % OF TOTAL
                           NUMBER OF   OPTIONS
                           SECURITIES GRANTED TO
                           UNDERLYING EMPLOYEES  EXERCISE              PRESENT
                            OPTIONS   IN FISCAL  OR BASE  EXPIRATION  VALUE OF
NAME                        GRANTED      YEAR     PRICE      DATE    OPTIONS (2)
- ----                       ---------- ---------- -------- ---------- -----------
Donald P. Traviss.........   45,000      40.0%    $10.56   2/28/05    $127,950
Donald E. Davis...........    7,500       6.7      10.56   2/28/05      21,325

- ---------------------
(1) The exercise price of the options granted was the fair market value of the voting Common Stock on the grant date. The options become exercisable in one-third increments, on March 1, 1996, March 1, 1997 and March 1, 1998, respectively, except that the options for Mr. Traviss have an accelerated vesting schedule in accordance with the terms of his employment contract. These options become exercisable in one-third increments on October 31, 1995, October 31, 1996 and October 31, 1997, respectively.

(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 0.18, risk-free rate of return of 6.0%, dividend yield of 2.7%, and time to exercise of ten years.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to unexercised options granted in 1995 and prior years under the Stock Option Plan. There were no options exercised in 1995 by any of the individuals named in the Summary Compensation Table. No SARS were granted to any of the named executive officers and none of the named executive officers held any unexercised SARS at the end of the fiscal year.

    AGGREGATED OPTION/SARS EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                            AT DECEMBER 31, 1995
                             ---------------------------------------------------
                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                                   OPTIONS/SARS                 SARS(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                         ----------- ------------- ----------- -------------
Donald P. Traviss........... 15,000 shs.  30,000 shs.   $ 26,650      $53,300
Donald N. Sweet, Jr......... 34,200           --         346,590           --
Donald E. Davis............. 18,900        7,500         180,453       13,325
Lawrence F. Flaherty........ 28,800           --         293,432           --

- ---------------------
(1) The value of unexercised in-the-money options is calculated by subtracting the exercise price from $12.33, which was the market value (based on appraisals) at December 31, 1995.

BENEFIT PLANS

  PENSION PLAN. All executive officers of the Company are covered by the Retirement Plan of Koppers Industries, Inc. and Subsidiaries for Salaried Employees (the "Salaried Plan"). Annual normal retirement benefits are computed at the rate of 1.2% of Terminal Salary (as defined in the Salaried Plan) not in excess of $16,000, plus 1.6% of Terminal Salary in excess of $16,000, all multiplied by years of Credited Service (as defined in the Salaried Plan). A participant's Terminal Salary equals the average annual amount of compensation (which includes basic annual salary defined as of each January 1 plus one-half the total amount, if any, of incentive payments and bonuses plus sales commissions paid and overtime payments, provided annual compensation does not exceed IRS annual limits) for the 5 consecutive years in the 10 years of Credited Service prior to retirement affording the highest such average, or during all of the years of Credited Service, if less than

5 years. As of January 1, 1989, Credited Service under the Salaried Plan for each of the individuals named in the cash compensation table was zero. The following table contains approximate retirement benefits payable under the salaried plan, assuming retirement at age 65, payments made on the straight-life annuity basis and no election of a co-annuitant option.

ESTIMATED ANNUAL RETIREMENT BENEFIT UNDER THE SALARIED RETIREMENT PLAN

                        YEARS OF CREDITED SERVICE AT RETIREMENT
TERMINAL     --------------------------------------------------------------------------------
 SALARY         5            10            15            20            25            30
- --------     -------       -------       -------       -------       -------       -------
$100,000     $ 7,680       $15,360       $23,040       $30,720       $38,400       $46,080
 125,000       9,680        19,360        29,040        38,720        48,400        58,080
 150,000      11,680        23,360        35,040        46,720        58,400        70,080
 or more

  RETIREMENT INCOME RESTORATION PLAN. In 1991, the Company implemented a Retirement Income Restoration Plan that allows the Company to pay the difference between the actual pension benefits earned under the terminal salary formula of the Koppers Industries Salaried Employees Pension Plan and Terminal Salary Limitations imposed by Section 401(a)(17) of the Internal Revenue Code.

  The following table sets forth the benefits earned through the year ending December 31, 1995 for each of the executive officers named in the Summary Compensation Table.

                                                                        ANNUAL
                                                                       BENEFIT
                                                                      PAYABLE AT
     NAME                                                             RETIREMENT
     ----                                                             ----------
     Robert K. Wagner................................................  $18,177
     Donald P. Traviss...............................................    1,493

  SURVIVOR BENEFIT PLAN. The Company has established a plan (the "Survivor Benefit Plan") for the purpose of providing a postretirement survivor benefit for all officers of the Company. Under the terms of the Survivor Benefit Plan, a benefit equal to three times the participant's annual compensation, calculated as of the last day of the calendar month in which their retirement date fell, will be paid to the participant's beneficiaries or their estate. Such benefit may not exceed $750,000.

  EMPLOYMENT CONTRACTS. In February 1996, the Company entered into an agreement with Robert K. Wagner, Chairman and Director, under which in exchange for consulting services and continuing in the position as Chairman of the Board of Directors, the Company will pay consulting fees and Director fees totaling $150,000 per year. The initial contract term is one year; however, the contract will automatically renew for four additional one year periods unless either party elects to cancel the contract. Mr. Wagner has agreed not to engage in any business activity that competes with the Company during the term of this consulting agreement.

  In October 1994, the Company entered into an agreement with Donald P. Traviss, President and Chief Executive Officer, which provides for an initial base salary of $230,000, an incentive bonus of up to 60% of base salary, and a one time bonus of $40,000 paid in common stock of the Company in lieu of 1994 incentive. Additionally, he received a grant of options to purchase 45,000 shares of common stock vesting over a three year period in accordance with the terms of the Company's stock option plan, and an interest-free loan of $115,000 to be repaid over a five year period, the proceeds of which were used to purchase shares of Company common stock at the market value of $10.56 per share. The contract's original term is two years. Either party may terminate the contract by giving twelve months notice of non-renewal prior to the contract's termination. If no termination notice is received, the contract is automatically extended for an additional one-year period.

  The following table sets forth the terminal salary and years of service accrued to date for each executive officer named in the Summary Compensation
Table:

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                               TERMINAL YEARS OF
     NAME                                                       SALARY  SERVICE
     ----                                                      -------- --------
     Robert K. Wagner......................................... $359,685     7
     Donald P. Traviss........................................  230,000     1
     Donald N. Sweet, Jr......................................  132,584     7
     Donald E. Davis..........................................  106,976     7
     Lawrence F. Flaherty.....................................  127,752     7

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Borst, Mr. Sweeney, Mr. Wilson and Mr. Prater serve on the Human Resources and Compensation Committee of the Board of Directors of the Company, which establishes compensation levels for the Company's three most highly paid executive officers.

  Mr. Wagner, Chairman and a Director of the Company, is a member of the Compensation Committee of the Board of Directors of Koppers Australia. This Committee reviews the compensation of Mr. Wilson, a Managing Director of Koppers Australia.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Dickie, McCamey & Chilcote, P.C. of Pittsburgh, Pennsylvania, has been retained as general counsel to the Company. Clayton A. Sweeney, a shareholder and Director of the Company, is also a shareholder and Director of Dickie, McCamey & Chilcote, P.C. Mr. Sweeney is one of two Representatives of the Management Investors appointed pursuant to the Stockholders' Agreement and, as such, was granted an irrevocable proxy for the term of the Stockholders' Agreement to vote the shares of the Management Investors. See "Management-- Board of Directors; Stockholders' Agreement".

  Pursuant to a resolution of the Board of Directors, the Company redeemed on April 2, 1996 25% of the shares of Common Stock then held by Mr. Wagner at $12.33 per share in exchange for his agreement not to offer, sell or otherwise dispose of the remaining shares of Common Stock then held by him, until the date which is 180 days after the date of this Prospectus, unless earlier agreed to by Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting".

  On March 13, 1996, Cornerstone-Spectrum, Inc. (formerly Beazer, Inc.) converted all of its shares of Series B Junior Convertible Preferred Stock into shares of non-voting common stock, $.01 par value of the Company, in accordance with Section 8(e) of the Certificate of Designation of the Series B Preferred Stock. On March 22 and March 25, 1996, the Company redeemed 1,050,000 shares of the non-voting common stock at $11.67 per share, 525,000 shares each from Cornerstone-Spectrum, Inc. and APT Holdings Corporation In connection with the Offerings by the Selling Stockholders, the Company and each of Cornerstone-Spectrum, Inc. and APT Holdings Corporation intend to convert all remaining non-voting common stock into Common Stock, at a conversion ratio of 1.00 shares of non-voting common stock to 0.85 shares of Common Stock, which shares of Common Stock will be sold in the Offerings. See "Principal and Selling Stockholders".

  In May 1995 the Company extended a loan of $115,000 to Donald P. Traviss, President and Chief Executive Officer, to facilitate the purchase of voting common stock of the Company. The loan, which is interest free, is payable in monthly installments over a five-year period. The outstanding loan balance at June 15, 1996 was approximately $87,000.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus, except as otherwise indicated below, by (i) each person known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each officer named in the Summary Compensation Table under the heading "Management--Summary of Cash and Certain Other Compensation," (iv) all officers and Directors of the Company as a group, and (v) each Selling Stockholder.

                                      SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                        OWNED PRIOR TO                          OWNED AFTER THE
                                       THE OFFERING (1)                          OFFERING (1)
                                      --------------------------              ----------------------
                                                                     SHARES
                                                                      BEING
NAME AND ADDRESS OF BENEFICIAL OWNER     NUMBER        PERCENT       OFFERED     NUMBER    PERCENT
- ------------------------------------  -----------     ----------    --------- ----------- ----------
Cornerstone-Spectrum,
Inc. (2)................                3,660,702(3)     38.60%(3)  3,660,702           0       --
   1001 Koppers Building
   436 Seventh Avenue
   Pittsburgh, PA 15219
KAP Investments, Inc.
(4).....................                2,250,000        23.73%                 2,250,000    19.94%
   15 Blue Street
   North Sydney
   NSW, Australia
Robert K. Wagner (5)....                2,645,271        26.20%                   348,399     3.09%
   Koppers Industries,
   Inc.
   436 Seventh Avenue
   Pittsburgh, PA 15219
Donald N. Sweet, Jr.
(6).....................                   97,740         1.03%                    97,740        *
Lawrence F. Flaherty
(7).....................                   76,383            *                     76,383        *
Donald P. Traviss (8)...                   35,274            *                     65,274        *
Donald E. Davis (9).....                   41,299            *                     46,299        *
Clayton A. Sweeney (5)..                2,645,271        26.20%                   138,960     1.23%
   Dickie, McCamey &
   Chilcote, P.C.
   Two PPG Place, Suite
   400
   Pittsburgh, PA 15222
Brian C. Beazer (12)....                3,660,702        38.60%     3,660,702           0       --
N. H. Prater............                   25,758            *                     25,758        *
Donald V. Borst.........                        0           --                          0       --
Brooks C. Wilson (13)...                2,346,579        24.74%                 2,346,579    20.80%
All Directors and
 officers as a group
 (16 persons)...........                1,132,719        11.69%                 1,183,719    10.26%
OTHER SELLING
STOCKHOLDERS:
APT Holdings Corporation
(10)....................                1,541,220(11)    16.25%(11) 1,541,220           0       --

- ---------------------
  * 1% or less.

(1) Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), certain shares of the Company's Common Stock which a beneficial owner set forth in this table has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options, are deemed to be outstanding for the purpose of computing the percentage ownership of that owner but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them.

(2) Cornerstone-Spectrum, Inc. (formerly Beazer, Inc.) is a wholly owned, indirect subsidiary of Hanson PLC.

(3) Includes 1,542,750 shares of Common Stock to be converted from 1,815,000 shares of non-voting common stock in connection with the Offerings pursuant to registration rights under the Stockholders' Agreement at a conversion ratio of 1.00 shares of non-voting common stock to 0.85 shares of Common Stock. Prior to the exercise of such registration rights and conversion, Cornerstone-Spectrum, Inc. beneficially owned 2,117,952 or 33.12% of the total voting shares of Common Stock.

(4) KAP Investments, Inc. has indicated an interest in purchasing 750,000 shares of Common Stock in the Offerings. KAP Investments, Inc. is a wholly owned subsidiary of Koppers Australia. See "Business--Carbon Materials & Chemicals".

(5) Mr. Wagner and Mr. Sweeney, as representatives of the Management Investors prior to consummation of the Offerings, had been granted irrevocable proxies for the term of the Stockholders' Agreement to vote the 2,031,665 shares of Common Stock owned by the Management Investors. Upon consummation of the Offerings, such proxies will be terminated thereby granting the Management Investors the right to vote their own shares. Mr. Wagner directly owns 348,399 shares and Mr. Sweeney directly owns 138,960 shares of the 2,031,665 total. See "Certain Relationships and Related Transactions".

(6) Includes 63,540 shares held directly and options to purchase 34,200 shares which are fully vested.

(7) Includes 47,583 shares held directly and options to purchase 28,800 shares which are fully vested.

(8) Includes 20,274 shares held directly and options to purchase 15,000 shares which are fully vested prior to the Offerings. Upon consummation of the Offerings, an additional 30,000 shares will be vested for Mr. Traviss.

(9) Includes 19,899 shares held directly and options to purchase 21,400 shares which are fully vested prior to the Offerings. Upon consummation of the Offerings, an additional 5,000 shares will be vested for Mr. Davis.

(10) APT Holdings Corporation is a wholly owned subsidiary of Mellon Bank Corporation ("MBC"). Mellon Bank, N.A., which is also a wholly owned subsidiary of MBC, provides depository, cash management, pension administration, investment management, commercial banking, and lending services for the Company and receives customary fees and compensation therefor. Mellon Bank, N.A. also serves as the administrative and collateral agent for the Company's Bank Credit Facilities (see "Description of Certain Indebtedness"). Chemical Mellon Shareholder Services, a joint venture affiliate of MBC, serves as the transfer agent for the Company's Common Stock.

(11) Includes 1,541,220 shares of Common Stock to be converted from 1,813,200 shares of non-voting common stock in connection with the Offerings pursuant to registration rights under the Stockholders' Agreement at a conversion ratio of 1.00 shares of non-voting common stock to 0.85 shares of Common Stock. Prior to the exercise of such registration rights and conversion, APT Holdings Corporation did not beneficially own any voting shares of Common Stock.

(12) Mr. Beazer, by resolution of the Board of Directors of Cornerstone-Spectrum, Inc., has authority to vote the shares of the Company held by Cornerstone-Spectrum, Inc. and consequently may be deemed to have voting control of such shares. Mr. Beazer directly owns no shares.

(13) Mr. Wilson, by resolution of the Board of Directors of KAP Investments, Inc., has authority to vote the 2,250,000 shares of the Company held by KAP Investments, Inc. and consequently may be deemed to have voting control of such shares. Mr. Wilson directly owns 96,579 shares of the 2,346,579 total.

                          DESCRIPTION OF CAPITAL STOCK

  As of June 15, 1996 an aggregate of 6,399,617 shares of Common Stock were outstanding and held of record by 138 stockholders. As of June 15, 1996, no shares of preferred stock were outstanding. As of the consummation of the Offerings, the Company will restate and amend its articles of incorporation and bylaws.

COMMON STOCK

  Pursuant to the Restated Articles, the Company is authorized to issue up to 40,000,000 shares of Common Stock, $.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offerings will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. See "--Preferred Stock".

PREFERRED STOCK

  Pursuant to the terms of the Restated Articles, the Company is authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company's Common Stock. The Company has no present plans to issue any shares of preferred stock. See "Risk Factors--Effect of Certain Charter Provisions".

CERTAIN CORPORATE ANTI-TAKEOVER PROVISIONS

  The Company's Restated Articles and Restated Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (1) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine, as described above, and (2) notice requirements in the Restated Bylaws relating to nominations to the Board of Directors and to the raising of business matters at shareholder meetings.

  In addition, the BCL provides that directors may, in discharging their duties, consider the interests of a number of suppliers, customers, creditors and the community in which it is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on "poison pills" or the anti-takeover provisions of the BCL. The Company does not currently have a "poison pill" and does not presently plan to adopt one.

PENNSYLVANIA ANTI-TAKEOVER LAW PROVISIONS

  Upon the consummation of the Offerings, and pursuant to the terms of its Restated Articles and Bylaws, the Company will become subject to various statutory "anti-takeover" provisions of the BCL, including Subchapters 25E, F, G, H, I and J of the BCL. Pursuant to the Restated Articles, the Company will elect out of Subchapters 25E, F, G, H, I and J of the BCL.

  Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Subchapter 25E contains a wide variety of transactional and status exemptions, exclusions and safe harbors. While the Company has elected out of Subchapter 25E, it has adopted similar provisions in its Restated Articles based upon a 30% threshold.

  Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Subchapter 25H contains a wide variety of transactional and status exemptions, exclusions and safe harbors. While the Company has elected out of Subchapter 25H, it has adopted similar provisions in its Restated Articles which specifically would exclude certain entities (such as KAP) from its provisions.

  In addition, the BCL permits an amendment of the corporation's articles or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

SPECIAL PROVISIONS OF THE RESTATED ARTICLES AND RESTATED BYLAWS

  The Company's Restated Bylaws contain certain provisions permitted under the BCL regarding liability of directors. These provisions eliminate the personal liabilities of Directors to the Company and its stockholders for monetary damages unless the Director has breached or failed to perform the duties of his office under Subchapter 17B of the BCL and the breach constitutes self-dealing, willful misconduct or recklessness. These provisions do not eliminate a Director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. The Company's Restated Bylaws further provide that the Company shall indemnify its Directors and officers, and may indemnify any employee and agent of the Company, to the fullest extent permitted by the BCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as Directors and officers.

  CLASSIFIED BOARD OF DIRECTORS. The Restated Bylaws provide for a Board of Directors divided into three classes of Directors serving staggered three-year terms. The classification of Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

  NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL. The Restated Bylaws provide that the Board of Directors will consist of at least five and no more that fifteen members. The number of Directors constituting the entire Board of Directors may be changed by resolution of the Board of Directors. The Board of Directors, acting by majority vote of the Directors then in office, may fill any newly created Directorships or vacancies on the Board of Directors. The provision of the Restated Bylaws authorizing the Board of Directors to fill vacant Directorships would preclude a stockholder from removing incumbent Directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

  ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINEES. The Restated Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of the Company, including the nomination of candidates for election as Directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, such notice relating to an annual meeting must be given not later than 60 days in advance of such meeting (provided that if such annual meeting of shareholders is held on a date other than the third Wednesday of April, such written notice must be given within ten days after the first public disclosure of the date of the annual meeting).

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Chemical Mellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have 11,283,587 shares of Common Stock outstanding. Of these shares, the 7,001,922 shares sold in the Offerings will be immediately eligible for resale in the public market without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act). An additional 323,591 shares of the 11,283,587 shares of Common Stock outstanding are held by former employees of the Company and are subject to mandatory resale to and redemption by the Company pursuant to the Stockholders' Agreement. Of the remaining 3,958,074 shares of Common Stock, 697,482 shares have been registered under the Securities Act and sold by the Company to certain of its employees and 3,260,592 shares are "restricted securities", as that term is defined under Rule 144 and, accordingly, may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including Rule 144. Of such 3,958,074 shares of Common Stock, 3,510,696 shares will be subject to lock-up agreements with the Underwriters and will become available for resale 180 days after the date of this Prospectus, subject to the provisions of Rule 144 under the Securities Act.

  In general, under Rule 144, as currently in effect, a stockholder (or stockholders whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (112,836 shares immediately after the Offerings) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate at any time during the 90 days prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144, other than the requirements as to the availability of current public information about the Company.

  Upon the completion of the Offerings, options to purchase 688,606 shares of Common Stock will be outstanding, all of which will be exercisable at that time. Within six months following consummation of the Offerings, the Company intends to file a registration statement on Form S-8 to register shares issued pursuant to the Option Plan. See "Management--Employee Stock Option Plan".

  Prior to the Offerings there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors--Shares Eligible for Future Sale".

              CERTAIN UNITED STATES TAX CONSIDERATIONS APPLICABLE
                    TO NON-U.S. HOLDERS OF THE COMMON STOCK

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-U.S. Holder". A "Non-U.S. Holder" is a person or entity that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

  Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-United States Holder on Common Stock. The Proposed Regulations are proposed generally to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

  THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, LOCAL OR OTHER NON-UNITED STATES TAXING JURISDICTION.

DIVIDENDS

  Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

  Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

  Dividends that effectively are connected with a Non-U.S. Holder's conduct of a trade or business in the United States are generally subject to United States federal income tax at regular rates and are not generally subject to withholding if the Non-U.S. Holder files a valid Form 4224 (or, if and when the Proposed Regulations become effective, a Form W-8) with the payor. A non-United States corporation receiving effectively connected dividends may also, under certain circumstances, be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a 30% rate (or such lower rate as may be applicable under an income tax treaty) of the non-United States corporation's effectively connected earnings and profits, subject to certain adjustments.

  Generally, the Company must report to the United States Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the United States Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

  Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or fails to provide a correct taxpayer identification number and certain other information.

GAIN ON DISPOSITION OF COMMON STOCK

  Except as described below, a Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is connected with such holder's United States trade or business; (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of United States expatriates; or (iv) the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not, and does not anticipate becoming, a United States real property holding corporation. However, no assurance can be given that the Company will not be a United States real property holding corporation when a Non-U.S. Holder sells its shares of Common Stock.

FEDERAL ESTATE TAXES

  In general, an individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estatement for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a United States office of a broker unless the disposing holder certifies as to its non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a United States person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for United States federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

  The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of certification from the holder as to non-United States status.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GENERAL

  In connection with the issuance of the Senior Notes (as hereinafter defined) in February 1994, the Company entered into a credit agreement (the "Credit Agreement") with Mellon Bank, N.A. ("Mellon"), as agent, along with a syndicate of other lenders to establish a revolving credit facility (the "Revolving Credit Facility") and a four-year term loan (the "Term Loan"). On March 31, 1995 the Company entered into a standby term loan agreement (the "Somerville/Monessen Loan Agreement") with Mellon, as agent, along with a syndicate of other lenders to establish four-year term loans to finance the acquisitions of the Somerville and the Monessen Facilities. On March 18, 1996, in connection with the acquisition of the Clairton facility, the Company (i) amended and restated the Credit Agreement (the "Amended and Restated Credit Agreement") to provide for an increase in the borrowing limit of the Revolving Credit Facility, prepayment of the Term Loan, amendment of certain financial covenants and a decrease in margins (ii) amended the Somerville/Monessen Loan Agreement (the "Amended Somerville/Monessen Loan Agreement") to amend certain financial covenants and to decrease the margins and (iii) entered into a five-year term loan agreement (the "Clairton Loan Agreement") with Mellon, as agent, along with a syndicate of other lenders to establish a five-year term loan (the "Clairton Term Loan") to finance the acquisition of the Clairton facility. The credit facilities established under the Amended and Restated Credit Agreement, the Amended Somerville/Monessen Loan Agreement and the Clairton Term Loan are collectively referred to as the "Bank Credit Facilities". The Company also has commitments from the Commonwealth of Pennsylvania to provide low interest financing for the Monessen Facility (the "State Loans").

THE BANK CREDIT FACILITIES

  The Revolving Credit Facility has a five-year term with a maximum borrowing limit of $100 million, subject to availability as described below. Up to $15,000,000 of the Revolving Credit Facility is available for letters of credit. The letter of credit fee for trade letters of credit is .50% per annum and, for standby letters of credit, it is the LIBOR-based margin for loans under the Revolving Credit Facility, plus, in each case, a facing fee of .125% per annum. The Company may borrow pursuant to the Revolving Credit Facility for working capital and other general corporate purposes, subject to limitations with respect to general corporate purpose borrowings which are not also working capital borrowings. Borrowings pursuant to the Revolving Credit Facility are available to the extent that borrowings do not exceed the sum of 85% of accounts receivable and 50% of inventory as shown on the Company's balance sheet. Availability under the Revolving Credit Facility is subject to customary conditions precedent, including the absence of default and no material adverse change.

  The Amended Somerville/Monessen Loan Agreement has a four-year term, with an outstanding principal value of approximately $25 million to be repaid in seven semi-annual installments.

  The Clairton Term Loan is for $35 million with a five-year term and is to be repaid in two equal annual installments of $17.5 million in 2000 and 2001.

  Borrowings pursuant to the Bank Credit Facilities bear interest at a variable rate, selected by the Company, which will be either (i) a one, two, three or six month reserve-adjusted LIBOR plus a margin ranging from .75% to 1.50% per annum, or (ii) the base rate which is the higher of Mellon's prime rate or .5% per annum over the federal funds rate plus a margin of up to .5% per annum. The margins are subject to adjustment upward or downward based on a quarterly and annual calculation of the debt/Required EBITDA ratio, with the first calculation to be based on December 31, 1996 unaudited annual financial statements. The Amended and Restated Credit Agreement provides for a commitment fee, which ranges from .2% to .375% per annum on the unused amount of the revolving credit commitments.


  SECURITY. The Revolving Credit Facility is secured by an assignment by the Company of its accounts receivable and inventory and the real, personal and intangible property of the Company's Carbon Materials & Chemicals division (except for those relating to the Clairton facility), including, without limitation, its patents, trademarks and trade names. The Amended Somerville/Monessen Loan Agreement is secured by the Company's interest in real and tangible personal property located at the Somerville and Monessen Facilities. The Clairton Term Loan is secured by Company's interest in the real and tangible personal property located at the Clairton facility.

 Covenants

  The Bank Credit Facilities contain substantial limitations on acquisition and investment activities and on capital expenditures; limitations on indebtedness and guarantees; limitations on mergers and sales of assets, restrictions on liens; restrictions on leases; restrictions on transactions with affiliates; restrictions on changes in the nature of business; restrictions on changes to its charter documents or to the Indemnity or the Guarantee; restrictions on prepayment of the Senior Notes (including any repurchase pursuant to Section
3.10 of the Indenture (as hereinafter defined) unless the loans under the Bank Credit Facilities have first been paid in full) or changes to the terms of the Senior Notes; and restrictions on entering into other agreements that limit the ability of the Company to grant further security in favor of, or modify any term of, the Bank Credit Facilities, or the ability of the Company's subsidiaries to pay distributions and other amounts to the Company.

  The Bank Credit Facilities contain certain financial covenants, including: a minimum net worth requirement ranging from $45 million for 1996 to $75 million for years 1999 and beyond; a minimum ratio of after-tax operating cash flow to cash interest for each specified period of 3.0 to 1; a minimum ratio of after-tax operating cash flow to debt service of 1.75 to 1; and a maximum ratio of debt to Required EBITDA of 4 to 1. Under the Bank Credit Facilities the Company is permitted to pay dividends and make other purchases of, or other payments with respect to, its stock if it would be in compliance with the financial covenants and if there is and would be no other default under the Bank Credit Facilities.

  An event of default under the Bank Credit Facilities occurs in certain instances, including (i) if any person other than the Management Investors and their affiliates becomes the beneficial owner of more than 50% of the voting stock of the Company or obtains the power to nominate or elect at least a majority of the Board of Directors, (ii) if the Management Investors as a group cease to own at least 10% of the voting stock of the Company, or (iii) if a Change of Control occurs as defined in the Indenture (as hereinafter defined).

THE STATE LOANS

  The Company has commitments from the Commonwealth of Pennsylvania to provide low interest financing in an aggregate principal amount of approximately $2.5 million at a rate of 2% per annum for the purchase and construction of the Monessen Facility. The funds will be distributed through three separate state programs upon completion of audits of qualifying expenditures. The loans will be secured by liens on the assets financed.

THE SENIOR NOTES

  The Company issued $110 million aggregate principal amount of senior notes (the "Senior Notes") under an indenture dated February 10, 1994 between the Company and Integra Trust Company, National Association, as Trustee (the "Indenture"). Interest on the Senior Notes is payable semi-annually on February 1 and August 1 of each year at a rate of 8 1/2% per annum. The Senior Notes mature on February 1, 2004. Except as described below, the Company may not redeem the Senior Notes prior to February 1, 1999. On or after such date, the Company may redeem the Senior Notes, in whole or in part, at specified redemption prices beginning at 104.25% for the year commencing February 1, 1999 and reducing to 102.125% for the year 2000 and 100% for the years 2001 and thereafter, in each case together with accrued interest.

  In addition, at any time prior to February 1, 1997, the Company may, at its option, redeem up to $30 million aggregate principal amount of Senior Notes in connection with an underwritten primary public offering of the common stock of the Company resulting in net proceeds to the Company in excess of $30 million at a redemption price equal to 108.50% of the principal amount redeemed, together with accrued and unpaid interest to the date of such redemption. Only one redemption may be made pursuant to the provisions described in this paragraph.

  Upon a Change of Control, the Company may be required to repurchase all or a portion of the then outstanding Senior Notes at a purchase price of 101% of the principal amount thereof, plus accrued interest to the date of repurchase. "Change of Control" means the occurrence of the following events: (x) a person or entity or group (as the term is used in Section 13(d) (3) of the Securities Exchange Act of 1934 (the "Exchange Act")) of persons or entities shall have become the beneficial owner of securities of the Company representing a majority of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; and
(y) a Rating Decline occurs. A "Rating Decline" means the decrease of one or more gradations with respect to the rating of the Senior Notes by either S&P or Moody's if the Senior Notes are below Investment Grade and, in the event the Senior Notes are rated by either Rating Agency as Investment Grade, a rating below Investment Grade.

  COVENANTS. The Indenture contains certain covenants which impose certain limitations and restrictions on the activities of the Company, including but not limited to; (i) restrictions on the amount of certain types of indebtedness that may be incurred by the Company unless the Company's Consolidated Fixed Charge Ratio (as defined in the Indenture) for the four full fiscal quarters prior to the date such indebtedness is incurred, after giving effect to the incurrence of such debt and the application of the proceeds therefrom, is greater than 2.5 to 1; (ii) restrictions on the payment or declaration of dividends or the purchase or redemption of Capital Stock in excess of the sum of (A) 50% of the Consolidated Net Income (as defined in the Indenture) of the Company accrued from January 1, 1994, (B) the net proceeds of certain issuance of Capital Stock and other additions to capital, and (C) $10 million; (iii) restrictions on asset disposition unless the proceeds are reinvested in the business or used to repay unsubordinated debt; (iv) limitations on the ability of the Company and its subsidiaries to create or permit to exist restrictions on distributions from such subsidiary; (v) limitations on liens; and (vi) restrictions on transactions between the Company and its subsidiaries, on the one hand, and affiliates of the Company or holders of 5% or more of any class of the capital stock of the Company, on the other, unless such transactions are on terms no less favorable to the Company or any such subsidiary than could be obtained in a comparable arm's length transaction.

                                  UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement), the United States Underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Dillon, Read & Co. Inc. are acting as representatives (the "Representatives"), and the international managers named below (the "International Managers" and together with the U.S. Underwriters, the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Dillon, Read & Co. Inc. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Company and the
Selling Stockholders an aggregate of     shares of Common Stock. The number of
shares that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
                          U.S. UNDERWRITERS                             SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
Dillon, Read & Co. Inc................................................


  U.S. Offering Subtotal..............................................
                                                                       =========
                        INTERNATIONAL MANAGERS
Donaldson, Lufkin & Jenrette Securities Corporation...................
Dillon, Read & Co. Inc................................................


  International Offering Subtotal.....................................
                                                                       =========
    Total.............................................................

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased. The offering price and underwriting discounts and commissions per share for the U.S. Offering and the International Offering will be identical.

  Prior to the Offerings, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities market at the time of the Offerings and the recent market prices of securities of generally comparable companies.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act and other applicable securities laws, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such prices less a concession not to exceed $
per share. The Underwriters may allow, and such dealers may reallow, discounts
not in excess of $    per share on sales to
any other Underwriter and certain other dealers. After the initial public offering, the price to the public, the concession and the discount to dealers may be changed by the Representatives.

  The Company has granted to the U.S. Underwriters an option to purchase up to an aggregate of 1,050,288 additional shares of Common Stock, at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time within 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters exercise such option, each of the U.S. Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's initial commitment as indicated in the preceding table.

  Application has been made to have the Common Stock listed on the New York Stock Exchange. The Underwriters intend to sell the shares of Common Stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of such listing.

  The Company and certain stockholders, officers and directors have agreed not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any common stock of the Company or any securities convertible into or exercisable or exchangeable for such common stock, except to the Underwriters pursuant to the Underwriting Agreement, for a period of 180 days after the date of the Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Notwithstanding the foregoing, during such period (i) the Company may grant stock or stock options pursuant to the Company's existing benefit plans and (ii) the Company may issue shares of its common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof.

  Pursuant to an Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented and agreed that, with respect to the shares included in the U.S. Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus outside of the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented and agreed that, with respect to the shares included in the International Offering and with certain exceptions, (a) it is not purchasing any Common Stock for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any Common Stock or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions and to certain other transactions among the International Managers and the U.S. Underwriters. As used herein, "United States or Canadian Person" means any individual who is a resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person other than a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, sales may be made between the U.S. Underwriters and the International Managers of any number of shares of Common Stock to be purchased pursuant to the Underwriting agreement as may be mutually agreed. The per share price and currency of settlement of any shares so sold shall be the public offering price set forth on the cover page of this Prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to the dealers set forth below.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Common Stock, directly or indirectly in Canada in contravention of the securities law of Canada or any province or territory thereof and has represented that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to or for the benefit of any resident of Canada in contravention of the securities law of Canada or any province or territory thereof and that any offer of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement Between U.S. Underwriters and International Managers, each International Manager has represented that (i) it has not offered or sold and during the period of six months from the date of this Prospectus will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Common Stock to any person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of the United Kingdom or is a person to whom such document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

  The validity of the issuance of the Common Stock offered hereby and certain other legal matters in connection with the Offerings will be passed upon for the Company by Dickie, McCamey & Chilcote, P.C., Pittsburgh, Pennsylvania. Clayton A. Sweeney, a shareholder of Dickie, McCamey & Chilcote, P.C., is a director of the Company and owns 138,960 shares of the Common Stock of the Company. See "Certain Relationships and Related Transactions". Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. With respect to matters governed by Pennsylvania law, Davis Polk & Wardwell may rely on the opinion of Dickie, McCamey & Chilcote, P.C.

                                    EXPERTS

  The Consolidated Financial Statements and schedules of the Company at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and the registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement. The consolidated financial statements of Koppers Australia at June 30, 1995 and 1994 and for the years then ended appearing in the Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing in the Registration Statement. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of the coal chemical business of Aristech as of December 31, 1994 and 1995 and for the years then ended included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing herein and elsewhere in the Registration Statement, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  The Company has filed the Registration Statement with the Commission under the Securities Act, with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each case reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Following the completion of the Offerings, the Company will also file such reports and information with the NYSE, and the reports and information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Koppers Industries, Inc.
 Consolidated Financial Statements for the Years Ended December 31, 1993,
1994 and 1995
  Report of Independent Auditors..........................................   F-2
  Consolidated Statement of Operations for the Years Ended December 31,
1993, 1994 and 1995.......................................................   F-3
  Consolidated Balance Sheet at December 31, 1994 and 1995................   F-4
  Consolidated Statement of Cash Flows for the Years Ended December 31,
1993, 1994 and 1995.......................................................   F-6
  Consolidated Statement of Stockholders' Equity for the Years Ended
     December 31, 1993,
     1994 and 1995........................................................   F-7
  Notes to Consolidated Financial Statements..............................   F-8
 Condensed Consolidated Financial Statements (Unaudited) for the Three
     Months Ended
     March 31, 1995 and 1996
  Condensed Consolidated Statement of Operations (Unaudited) for the Three
     Months Ended
     March 31, 1995 and 1996..............................................  F-21
  Condensed Consolidated Balance Sheet (Unaudited) at March 31, 1996......  F-22
  Condensed Consolidated Statement of Cash Flows (Unaudited) for the Three
     Months Ended
     March 31, 1995 and 1996..............................................  F-24
  Notes to Condensed Consolidated Financial Statements (Unaudited)........  F-25
Coal Chemical Business of Aristech Chemical Corporation
 Financial Statements for the Years Ended December 31, 1994 and 1995
  Report of Independent Auditors..........................................  F-26
  Statements of Income for the Years Ended December 31, 1994 and 1995.....  F-27
  Balance Sheets at December 31, 1994 and 1995............................  F-28
  Statements of Net Cash Flows for the Years Ended December 31, 1994 and
     1995.................................................................  F-29
  Notes to Financial Statements...........................................  F-30
 Financial Statements (Unaudited) for the Three Months Ended March 31,
1995 and 1996
  Statements of Income (Unaudited) for the Three Months Ended March 31,
1995 and 1996.............................................................  F-36
  Balance Sheet at March 31, 1996 (Unaudited).............................  F-37
  Statements of Net Cash Flows (Unaudited) for the Three Months Ended
March 31, 1995 and    1996................................................  F-38
  Notes to Financial Statements (Unaudited)...............................  F-39
Koppers Australia Pty. Limited
 Consolidated Financial Statements for the Years Ended June 30, 1994 and
1995
  Independent Auditor's Report............................................  F-41
  Consolidated Profit and Loss Account for the Years Ended June 30, 1994
and 1995..................................................................  F-42
  Consolidated Balance Sheet at June 30, 1994 and 1995....................  F-43
  Consolidated Statement of Cash Flows for the Years Ended June 30, 1994
and 1995..................................................................  F-44
  Profit and Loss Account for the Years Ended June 30, 1994 and 1995......  F-45
  Balance Sheet at June 30, 1994 and 1995.................................  F-46
  Statement of Cash Flows for the Years Ended June 30, 1994 and 1995......  F-47
  Notes to and Forming Part of the Financial Statements...................  F-48
 Consolidated Financial Statements (Unaudited) for the Six Months Ended
     December 31, 1994 and 1995...........................................
  Consolidated Profit and Loss Account (Unaudited) for the Six Months
     Ended December 31, 1994 and 1995.....................................  F-70
  Consolidated Balance Sheet (Unaudited) at December 31, 1995.............  F-71
  Consolidated Statement of Cash Flows (Unaudited) for the Six Months
     Ended December 31, 1994 and 1995.....................................  F-72
  Notes to Consolidated Financial Statements (Unaudited)..................  F-73

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Koppers Industries, Inc.

  We have audited the accompanying consolidated balance sheets of Koppers Industries, Inc. at December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Koppers Industries, Inc. at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in the accompanying notes to the financial statements, the Company changed its method of accounting for retiree health care and life insurance benefits and income taxes in 1993.

                                          /s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
January 25, 1996, except for
 Notes 3 and 12, as to which the date
 is March 25, 1996, and
 Note 1, as to which the date

 is May 22, 1996

                            KOPPERS INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                      1993      1994      1995
 Net sales......................................... $461,219  $476,448  $525,730
 Operating expenses:
   Cost of sales...................................  397,131   408,252   440,746
   Depreciation and amortization...................   19,425    16,680    17,532
   Selling, research, general and administrative...   19,559    25,807    27,604
                                                    --------  --------  --------
     Total operating expenses......................  436,115   450,739   485,882
                                                    --------  --------  --------
 Operating profit..................................   25,104    25,709    39,848
   Equity in earnings of affiliates................    4,578     5,314     9,239
   Other income....................................      468       531       376
                                                    --------  --------  --------
     Total other income............................    5,046     5,845     9,615
                                                    --------  --------  --------
 Income before interest expense and provision for
 income taxes......................................   30,150    31,554    49,463
 Interest expense..................................   13,177    13,620    15,060
                                                    --------  --------  --------
 Income before provision for income taxes..........   16,973    17,934    34,403
 Provision for income taxes........................    6,508     5,017     9,963
                                                    --------  --------  --------
 Income before extraordinary item and cumulative
  effect of changes in accounting methods..........   10,465    12,917    24,440
 Extraordinary loss on early extinguishment of
 debt, net of income taxes.........................       --    (1,815)       --
 Cumulative effect of accounting changes:
   Retiree benefits, net of income taxes...........   (5,210)       --        --
   Income taxes....................................     (507)       --        --
                                                    --------  --------  --------
 Net income........................................    4,748    11,102    24,440
 Payment-in-kind dividends on preferred stock......    7,242       944        --
                                                    --------  --------  --------
 Net income (loss) applicable to common stock...... $ (2,494) $ 10,158  $ 24,440
                                                    ========  ========  ========
 Earnings (loss) per share of common stock:
   Earnings before extraordinary item and
      cumulative effect of accounting changes...... $   0.32  $   1.13  $   2.36
   Extraordinary item..............................       --     (0.17)       --
   Cumulative effect of accounting changes.........    (0.57)       --        --
                                                    --------  --------  --------
 Earnings (loss) per share of common stock......... $  (0.25) $   0.96  $   2.36
                                                    ========  ========  ========

                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                               DECEMBER 31,
                                                            -------------------
                                                              1994      1995
                          ASSETS
Current assets:
  Cash....................................................  $  2,975  $   1,618
  Accounts receivable less allowance for doubtful accounts
     of $296 in 1994 and $342 in 1995.....................    51,809     57,583
  Inventories:
    Raw materials.........................................    34,389     38,584
    Work in process.......................................     2,075      2,419
    Finished goods........................................    37,844     44,363
    LIFO reserve..........................................    (6,857)    (8,191)
                                                            --------  ---------
      Total inventories...................................    67,451     77,175
  Deferred tax benefit....................................     5,404      5,896
  Other...................................................     1,034      1,732
                                                            --------  ---------
      Total current assets................................   128,673    144,004
Investments:
  Koppers Australia Pty. Limited..........................    26,499     30,223
  Tarconord...............................................    11,658     15,149
  Koppers Sherman-Abetong.................................     4,077      3,669
                                                            --------  ---------
      Total investments...................................    42,234     49,041
Fixed assets:
  Land....................................................     5,320      5,523
  Buildings...............................................     9,490      9,736
  Machinery and equipment.................................   184,942    233,652
                                                            --------  ---------
                                                             199,752    248,911
    Less: accumulated depreciation........................   (86,048)  (102,388)
                                                            --------  ---------
      Net fixed assets....................................   113,704    146,523
Other assets..............................................     9,582      9,387
                                                            --------  ---------
      Total assets........................................  $294,193  $ 348,955
                                                            ========  =========

                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1995
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $ 21,763  $ 33,237
  Payroll and compensation costs...........................    9,882     8,956
  Accrued liabilities......................................   11,621    12,387
  Current portion of deferred revenue......................    1,329       329
  Current portion of term loan.............................    5,000     9,000
                                                            --------  --------
    Total current liabilities..............................   49,595    63,909
Long-term debt:
  Revolving credit.........................................   34,000    29,000
  Senior Notes.............................................  110,000   110,000
  Term loan................................................   10,000    26,000
                                                            --------  --------
    Total long-term debt...................................  154,000   165,000
Deferred income tax........................................    8,461    12,788
Product warranty and insurance reserves....................   13,265    14,492
Accrued postretirement benefits obligation.................   11,604    12,275
Other......................................................    5,068     2,261
                                                            --------  --------
    Total liabilities......................................  241,993   270,725
Commitments and contingencies--See Note 10
Series B Junior Convertible Preferred Stock; 2,600 shares
 designated and issued; liquidation value of $100 per
 share.....................................................      260       260
Common stock value subject to redemption...................   15,450    23,715
Warrants to purchase common stock..........................      873        --
Voting Common Stock, $.01 par value:
 10,000,000 shares authorized, 6,707,952 total shares
 issued in 1994 and 1995...................................       67        67
Non-Voting Common Stock, $.01 par value:
 10,000,000 shares authorized, 0 total shares issued in
 1994 and 2,338,200 in 1995................................       --        23
Capital in excess of par value.............................    6,875    12,964
Retained earnings..........................................   32,750    45,828
Cumulative translation adjustment..........................     (623)     (384)
Treasury stock, at cost, 1,355,301 shares in 1994 and
 1,433,961 shares in 1995..................................   (3,452)   (4,243)
                                                            --------  --------
    Total liabilities and stockholders' equity............. $294,193  $348,955
                                                            ========  ========

                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1993      1994       1995
Cash provided by operating activities:
  Net income...................................  $  4,748  $  11,102  $  24,440
  Adjustments to reconcile net income to net
     cash provided by operating activities:
    Depreciation and amortization..............    20,234     16,884     17,639
    Deferred income taxes......................     1,717        349      3,835
    Equity income of affiliated companies, net
      of dividends received....................    (3,132)    (3,902)    (6,568)
  Cumulative effect of accounting changes......     5,717         --         --
  Extraordinary loss on early extinguishment of
    debt.......................................        --      1,815         --
  Increase in reserves.........................       986        677        955
  (Increase) decrease in working capital:
    Accounts receivable........................   (12,284)     3,165     (5,774)
    Inventories................................    (5,295)       841     (9,724)
    Accounts payable...........................     3,403     (2,323)    11,474
    Payroll and compensation costs.............    (2,588)     4,045       (926)
    Accrued liabilities........................       862      4,924        766
    Other......................................      (794)     1,672       (841)
                                                 --------  ---------  ---------
      Net cash provided by operating
        activities.............................    13,574     39,249     35,276
                                                 --------  ---------  ---------
Cash used in investing activities:
  Acquisitions and related capital
    expenditures...............................        --         --    (34,948)
  Capital expenditures.........................   (14,661)   (16,326)   (15,193)
  Other........................................       528        310       (202)
                                                 --------  ---------  ---------
    Net cash used in investing activities......   (14,133)   (16,016)   (50,343)
                                                 --------  ---------  ---------
Cash used in financing activities:
  Borrowings of revolving credit...............   112,000    110,000    150,000
  Repayments of revolving credit...............   (96,000)  (126,000)  (155,000)
  Repayment of long term debt..................   (18,000)   (51,750)    (5,000)
  Proceeds from long term debt.................        --         --     25,000
  Proceeds from issuance of Senior Notes.......        --    110,000         --
  Retirement of preferred stock................        --    (53,452)        --
  Payments of deferred financing costs.........        --     (5,425)        --
  Net purchases of voting common stock.........       (66)    (3,820)    (1,637)
  Proceeds from exercise of warrants...........        --         --      2,667
  Dividends on common stock....................        --         --     (2,320)
                                                 --------  ---------  ---------
Net cash provided by (used in) financing
  activities...................................    (2,066)   (20,447)    13,710
                                                 --------  ---------  ---------
Net increase (decrease) in cash................    (2,625)     2,786     (1,357)
Cash at beginning of year......................     2,814        189      2,975
                                                 --------  ---------  ---------
Cash at end of year............................  $    189  $   2,975  $   1,618
                                                 ========  =========  =========
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest...................................  $ 13,110  $   9,551  $  15,135
    Income taxes...............................     3,816      3,692      7,399

                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                            COMMON                                           FOREIGN
                          STOCK VALUE          VOTING CAPITAL IN            CURRENCY             NON-VOTING
                          SUBJECT TO   STOCK   COMMON EXCESS OF  RETAINED  TRANSLATION TREASURY    COMMON
                          REDEMPTION  WARRANTS STOCK  PAR VALUE  EARNINGS  ADJUSTMENT   STOCK      STOCK
                          ----------- -------- ------ ---------- --------  ----------- --------  ----------
Balance at December 31,
 1992...................    $   550    $ 873    $67    $ 9,039   $ 35,814    $(3,270)  $(1,314)     $--
Net loss to common for
 year 1993..............         --       --     --         --     (2,494)        --        --       --
Foreign currency
 translation............         --       --     --         --         --     (1,535)       --       --
Net change in common
 stock value subject to
 redemption.............        250       --     --       (250)        --         --        --       --
Options exercised, stock
 purchased and retired,
 7,353 shares...........         --       --     --         --        (12)        --        --       --
Treasury stock
 purchases, 14,175
 shares.................         --       --     --         --         --         --       (54)      --
                            -------    -----    ---    -------   --------    -------   -------      ---
Balance at December 31,
 1993...................        800      873     67      8,789     33,308     (4,805)   (1,368)      --
Net income to common for
 year 1994..............         --       --     --         --     10,158         --        --       --
Foreign currency
 translation............         --       --     --         --         --      4,182        --       --
Net change in common
 stock value subject to
 redemption.............     14,650       --     --     (1,767)   (12,883)        --        --       --
Redemption of preferred
 stock..................         --       --     --         --      3,756         --        --       --
Options exercised, stock
 purchased and retired,
 38,304 shares..........         --       --     --         --       (342)        --        --       --
Treasury stock
 purchases, 197,388
 shares.................         --       --     --         --         --         --    (2,084)      --
Redemption of voting
 common stock...........         --       --     --       (147)    (1,247)        --        --       --
                            -------    -----    ---    -------   --------    -------   -------      ---
Balance at December 31,
 1994...................     15,450      873     67      6,875     32,750       (623)   (3,452)      --
Net income to common for
 year 1995..............         --       --     --         --     24,440         --        --       --
Foreign currency
 translation............         --       --     --         --         --        239        --       --
Net change in common
 stock value subject to
 redemption.............      8,265       --     --         --     (8,265)        --        --       --
Options exercised, stock
 purchased and retired,
 46,749 shares..........         --       --     --         --       (435)        --        --       --
Treasury stock
 purchases, 161,013
 shares.................         --       --     --         --         --         --    (1,707)      --
Treasury stock sales,
 82,353 shares..........         --       --     --         --         --         --       916       --
Warrants exercised,
 2,399,850 shares.......         --     (873)    --      6,158         --         --        --       23
Common stock repurchased
 and retired, 61,650
 shares.................         --       --     --        (69)      (342)        --        --       --
Dividends on common
 stock, net of equity
 interest...............         --       --     --         --     (2,320)        --        --       --
                            -------    -----    ---    -------   --------    -------   -------      ---
Balance at December 31,
 1995...................    $23,715    $  --    $67    $12,964   $ 45,828    $  (384)  $(4,243)     $23
                            =======    =====    ===    =======   ========    =======   =======      ===

                            See accompanying notes.

                           KOPPERS INDUSTRIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SIGNIFICANT ACCOUNTING POLICIES

 Organization

  Koppers Industries, Inc. (the "Company") is an integrated producer of carbon compounds and treated wood products for use in a variety of industrial applications. The Company's Coke Products division produces foundry and furnace coke and coke by-products, including coal tars, gases, oils and chemicals for sale to steel mill blast furnaces, foundries and other industrial operations. The Company's Carbon Materials & Chemicals division is a supplier of carbon pitch, which is used primarily by the aluminum industry as a binder in the manufacture of anodes. Carbon Materials & Chemicals also produces several by-products, including creosote, a chemical preservative used to pressure treat wood for the railroad and utility markets; phthalic anhydride, used in the production of plasticizers and polyester resins; and roofing pitch, or bitumen, used in the manufacture of built-up roofing systems. The Company's Railroad and Utility Products division treats railroad crossties, utility poles and pilings with preservatives for various uses.

 Basis of Financial Statements

  The accompanying consolidated financial statements include all necessary intercompany eliminations.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Inventories

  Carbon materials & chemicals and railroad & utility products inventories are valued at the lower of cost, utilizing the last-in, first-out ("LIFO") basis, or market. Market represents replacement cost for raw materials and net realizable value for work in process and finished goods. Carbon materials & chemicals and railroad & utility products inventories constituted approximately 90% of total inventory value at December 31, 1995.

 Revenue Recognition

  The Company recognizes revenue from product sales at the time of shipment.

 Investments

  Following is a combined financial summary of the equity investments of the Company (all 50% owned) for their respective years ended 1993, 1994 and 1995. The fiscal year end for Koppers Australia Pty. Limited is June 30 and, accordingly, the equity numbers reflected in the table will not equal the amounts shown in the financial statements.

                                                        1993     1994     1995
                                                            (IN THOUSANDS)
Net sales............................................ $161,883 $166,652 $203,639
Operating profit.....................................   15,974   16,980   28,303
Net income...........................................   12,352   11,901   19,154
Equity in earnings...................................    6,176    5,951    9,577
Current assets.......................................   68,067   68,679   88,776
Total assets.........................................  170,306  152,519  171,550
Current liabilities..................................   29,292   27,721   41,437
Net assets...........................................   79,899   94,347  106,162
Non-current liabilities..............................   61,115   30,451   23,951

                           KOPPERS INDUSTRIES, INC.

  The following describes activity related to the Company's significant equity investments:

TARCONORD A/S (TARCONORD)

  The Company owns a 50% equity interest in Tarconord, a Danish tar operation.

                                                EQUITY INCOME DIVIDENDS RECEIVED
1993...........................................  $  976,000       $1,246,000
1994...........................................     738,000          562,000
1995...........................................   3,139,000          731,000

KOPPERS AUSTRALIA PTY. LIMITED (KOPPERS AUSTRALIA)

  The Company holds a 50% investment in Koppers Australia, a wood treating and tar operation.

                                                EQUITY INCOME DIVIDENDS RECEIVED
1993...........................................  $2,353,000        $     --
1994...........................................   3,614,000         360,000
1995...........................................   4,998,000         712,000

KSA LIMITED PARTNERSHIP (KSA)

  The Company holds a 50% investment in KSA, a concrete crosstie operation.

                                                EQUITY INCOME DIVIDENDS RECEIVED
1993...........................................  $1,249,000       $  200,000
1994...........................................     962,000          500,000
1995...........................................   1,102,000        1,500,000

  The Company is guarantor on KSA debt in the amount of $2.5 million at December 31, 1995.

  At December 31, 1995 consolidated retained earnings of the Company include $22 million of undistributed earnings from these investments.

 Depreciation and amortization

  Buildings, machinery, and equipment are recorded at purchased cost and depreciated over their estimated useful lives (3 to 20 years) using the straight-line method.

  Effective July 1, 1994 the Company extended the estimated useful lives of certain fixed assets to conform to the Company's actual experience with fixed asset lives. This change resulted in a reduction to depreciation expense for 1994 of approximately $1.35 million.

  Amortization charges for 1993 related to the coke supply contract, which expired on December 31, 1993, amounted to $2.2 million.

 Accrued insurance

  The Company is self-insured for property, casualty and workers' compensation insurance up to various stop loss coverages. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred using certain actuarial assumptions followed in the insurance industry and based on Company experience.

 Interest rate protection agreements

  The Company has previously entered into interest rate protection agreements, including an interest rate swap and collar, as a hedge against interest exposure of its variable rate long-term debt. At December 31, 1995 the

                           KOPPERS INDUSTRIES, INC.

Company's only outstanding rate protection agreement is a $10 million collar which expires in October 1996. The differences to be paid or received on these agreements, which are all designated as hedges, are included in interest expense as payments are made or received. Any fees associated with the establishment of these agreements are recorded as deferred financing costs and amortized over the terms of the agreements.

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and, accordingly, recognizes no compensation expense for stock option grants.

 Restatement of Capital Accounts

  On May 22, 1996, the Board of Directors declared a three-for-one stock split effective as of May 23, 1996. All share and per share amounts in the financial statements have been adjusted to give effect to the split. The Board of Directors also restated and amended the Company's articles of incorporation to provide for the authorization of 40 million shares of common stock, effective upon the consummation of a public offering for the Company's Common Stock.

 Reclassification

  Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation. Such reclassification had no effect on net income.

 Impact of Recently Issued Accounting Standards

  In March 1995 the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

2.SEVERANCE CHARGES

  Results for 1994 include a $2.5 million expense related to a voluntary severance plan initiated by the Company as part of a general corporate restructuring. The total charge reflects salaries and benefits for 55 participating employees and consists of a $1.7 million charge to general and administrative expense, with the remaining $0.8 million included as cost of sales. At December 31, 1995 approximately $0.1 million of the total charge remains as an accrued liability.

3.ACQUISITIONS

  In March 1995, the Company acquired a wood treating plant and certain assets located in Somerville, Texas for $9.8 million. In April 1995, the Company acquired a coke plant and certain assets located in Monessen, Pennsylvania for $5 million. The Somerville plant began production in April 1995, and the Monessen plant began production in November 1995. Both were accounted for as purchases, and results of operations have been included since the dates of acquisition. The pro forma effect of these acquisitions on the 1994 and 1995 results of the Company is not material.

  In March 1996, the Company signed an asset purchase agreement with Aristech Chemical Corporation to purchase a tar distillation plant and certain assets located in Clairton, Pennsylvania for approximately $40 million in cash subject to post-closing working capital adjustments, plus the assumption of approximately $8 million of liabilities. In 1995, this business generated over $64 million of net sales, excluding sales to the Company.

                           KOPPERS INDUSTRIES, INC.

4.DEBT

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1994     1995
                                                                (IN THOUSANDS)
Term Loans.................................................... $ 15,000 $ 35,000
Senior Notes..................................................  110,000  110,000
Revolving Credit..............................................   34,000   29,000
                                                               -------- --------
                                                               $159,000 $174,000
                                                               ======== ========

  On February 10, 1994 the Company issued $110 million of 8.5% Senior Notes maturing in 2004 and carrying a fixed rate of 8.5% per annum. Semiannual interest payments to the Note holders are due every February 1 and August 1. Concurrent with the issuance of the Senior Notes, the Company entered into a new credit agreement to provide for a term loan in the principal amount of $20 million and a revolving credit facility of $75 million which includes letters of credit subject to an aggregate sublimit of $15 million.

  In March 1995 the Company entered into a standby term loan agreement to finance the acquisitions and improvements of the Monessen coke plant and the Somerville wood treating plant. The agreement provided for a $14 term loan for the Monessen plant and an $11 term loan for the Somerville plant. The loan requires repayments of $4 million in 1996, $7 million in 1997, $9 million in 1998, and $5 million in 1999.

  The term loans provide for interest at variable rates. At December 31, 1995 the effective rate on the term loans was 8.1%. The average rates on the term loans for the years ended December 31, 1994 and 1995 were 9.1% and 9.3%, respectively.

  The Company has Revolving Credit Notes which provide for revolving credit loans up to $75 million, based upon a percentage of accounts receivable and inventory, until February 10, 1998. Commitment fees of 0.5% per annum on the unborrowed amounts are required. The note provides for interest at variable rates. At December 31, 1995, the effective interest rate on the Revolving Credit Notes was 7.8%, and the average rates during the years ended December 31, 1994 and 1995 were 6.6% and 8.5%, respectively.

  Substantially all of the Company's current assets (including accounts receivable and inventories), as well as the fixed assets of the Carbon Materials & Chemicals division, are pledged as collateral for the term loan and the revolving credit loan.

  At December 31, 1995 the aggregate debt maturities for the next five years are as follows:

1996................................................................ $ 9,000,000
1997................................................................  12,000,000
1998................................................................  38,000,000
1999................................................................   5,000,000
2000................................................................          --

  To limit the effect of a rise in interest rates, the Company had previously entered into two interest rate protection agreements covering the term debt and a portion of the revolving credit loan. The most significant of these was an interest rate swap agreement covering $75 million of the Company's floating rate long-term debt. This swap agreement expired on December 29, 1993. The remaining collar agreement, which expires in October 1996, currently covers $10 million of the debt balance and establishes an interest rate cap of 10% and a floor of 8.75%. The total cost to the Company as a result of these arrangements was $5.6 million, $0.6 million and $0.3 million for the years ended December 31, 1993, 1994 and 1995, respectively.

                           KOPPERS INDUSTRIES, INC.

  The prepayment of debt on February 10, 1994 resulted in an extraordinary loss of $1.8 million on a net-of-tax basis, comprised of write-offs of $1.9 million of original issue discount and $1.5 million of deferred financing costs, net of a reduction of $1.6 million in put warrant liability. Deferred financing costs associated with the refinancing totaled $5.3 million and are being amortized over the life of the related debt.

  Deferred financing costs (net of accumulated amortization of $7.5 million at December 31, 1993, $0.8 million at December 31, 1994 and $1.6 million at December 31, 1995) were $2.7 million, $4.8 million and $4.3 million at December 31, 1993, 1994 and 1995, respectively, and are included in other assets.

  The carrying amounts reported in the balance sheet for long and short-term debt including the collar agreement approximate fair value.

  At December 31, 1995, the Company had $9.4 million of standby letters of credit outstanding, with terms ranging from one to two years.

5.STOCK ACTIVITY

  Warrants held by lenders to purchase 2,399,850 shares of non-voting common stock in connection with previous debt financings of the Company were exercised during 1995 for $1.11 each. The Company repurchased and retired 61,650 of these shares for $0.4 million. The effect of the exercise of the remaining 2,338,200 warrants resulted in a reduction to put warrant liability of $2.6 million and a reduction in equity warrants of $0.9 million. Total stockholders' equity was increased by $5.2 million as a result of the exercise of warrants. There were no warrants outstanding at December 31, 1995.

  On June 30, 1994 the Company repurchased 234,000 shares of common stock at $10.56 per share in accordance with the provisions of the Stockholders' Agreement. Of the total paid for the shares, approximately $1.39 million was paid to Cornerstone-Spectrum, Inc. with the remainder paid to the Management Investors. The Cornerstone-Spectrum, Inc. portion of the redemption consisted of approximately 132,000 shares, which were retired and canceled in accordance with the provisions of the Stockholders' Agreement.

  Series B preferred shares are convertible into Non-Voting Common Stock on a one-for-nine hundred basis. Series B Shareholders share on a pro rata basis in any dividend paid on the Voting Common Stock.

  All outstanding Series A preferred shares were redeemed in the amount of $53.5 million in February 1994 by the Company, using a portion of the proceeds from the Refinancing. In 1993 and 1994 prior to the redemption, the Company accrued additional Series A dividends of $7.2 million and $0.9 million, respectively.

  In prior years the Company recorded payments to Koppers Australia Pty. Limited (KAP) on the Series A Exchangeable Preferred Stock held by Koppers Australia as paid-in-kind dividends. A portion of these payments represented an additional investment by the Company in Koppers Australia, as opposed to a dividend which would have been eliminated under equity accounting. Accordingly, in connection with the redemption of the Series A Exchangeable Preferred Stock in February 1994, the investment in Koppers Australia was increased by $3.75 million, with a related increase to retained earnings. The effect on earnings available to common stock and earnings per common share over the period from 1988 through the redemption date in 1994 is not material in any individual year. Treasury stock includes 1,125,000 shares held by a subsidiary of Koppers Australia to reflect the Company's 50% equity interest in Koppers Australia.

 Stock Option Plan

  The Company has authorized the issuance of options to employees to purchase 802,800 shares of Voting Common Stock. As of December 31, 1995, the Company's Board of Directors has awarded the options authorized to certain key executives, at various exercise prices, as follows:

                           KOPPERS INDUSTRIES, INC.

OPTION GRANTING DATE               OPTIONS AWARDED                           EXERCISE PRICE
      5/15/90                          135,000                                   $1.11
       9/4/90                          139,500                                    2.00
      3/22/91                          133,425                                    2.77
       1/1/92                          227,250                                    3.59
      6/29/92                           55,125                                    3.57
       3/1/95                          112,500                                   10.56

  Each stock option awarded gives the executives the right to purchase an equal amount of common stock at the listed exercise price. All awarded options become exercisable in installments commencing one year after award date and expire if not exercised within 10 years from the date of grant. During 1995, 46,749 options were exercised at prices ranging from $1.11 to $10.56 per share. At December 31, 1995, approximately 93,000 options have been exercised and an additional 594,000 options are exercisable.

6.COMMON STOCK VALUE SUBJECT TO REDEMPTION

  The Company has a Stockholders' Agreement (the "Agreement") in place which requires the Company, subject to cash payment limitations under the terms of existing debt covenants, to redeem certain shares of common stock owned by members of management upon a "termination event" relative to a management employee. A termination event is defined as retirement, death, disability or resignation. At December 31, 1994 and 1995 the maximum redemptions which could be paid under the Agreement, subject to existing debt covenants, were $15.5 million and $23.7 million, respectively. The value of shares subject to redemption under the terms of the Agreement is segregated from other common stock on the face of the balance sheet. There were approximately 2,109,000 and 1,965,000 shares of common stock at December 31, 1994 and 1995, respectively, subject to the provisions of this Agreement. The Agreement expires on December 28, 1998, or upon an initial public offering (IPO) of common stock in which more than 35% of the post-IPO voting common stock is sold, whichever is earlier.

  The aggregate redemption amounts under the Agreement for the next four years based on termination events which have already occurred are as follows:

1996............................................................... $3.2 million
1997............................................................... $1.7 million
1998............................................................... $0.6 million
1999............................................................... $0.1 million

7.BENEFIT PLANS

 Pension

  The Company has established benefit plans for its salaried employees and is the sponsor of single employer defined benefit plans for the hourly employees. Benefits under the plans are based upon employees' compensation and years of service.

                           KOPPERS INDUSTRIES, INC.

  The funded status of the pension plans is as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               (IN THOUSANDS)
Actuarial present value of benefit obligation:
  Vested benefits............................................. $36,272  $42,025
  Non-vested benefits.........................................     353    2,949
                                                               -------  -------
  Accumulated benefit obligation..............................  36,625   44,974
  Effect of future wage increases.............................   3,004    4,548
                                                               -------  -------
  Projected benefit obligation................................  39,629   49,522
Plan assets at fair value.....................................  37,148   46,306
                                                               -------  -------
Plan assets less than projected benefit obligation............  (2,481)  (3,216)
Unrecognized prior service costs..............................     134      324
Unrecognized net loss.........................................   5,026    4,695
                                                               -------  -------
Prepaid pension costs (net of liabilities provided)........... $ 2,679  $ 1,803
                                                               =======  =======

  The components of pension expense are as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                      1993      1994      1995
                                                         (IN THOUSANDS)
Service cost--benefits earned during the year..... $  1,809  $  2,273  $  2,176
Interest cost on projected benefit obligation.....    2,663     2,951     3,252
(Gain) loss on plan assets........................   (5,435)    1,347    (9,969)
Other.............................................    2,450    (4,658)    6,861
                                                   --------  --------  --------
                                                    $ 1,487   $ 1,913   $ 2,320
                                                   ========  ========  ========

  In determining the projected benefit obligation for funded status purposes, discount rates of 8.25% and 7.25% were used for December 31, 1994 and 1995, respectively. In 1994 and 1995, the assumed increase in future compensation was 4% for salaried employees and 3.5% for hourly employees. The long-term rate of return on plan assets is assumed to be 9% annually. Plan assets consist of common stock, fixed income securities and short-term investments. The Company funds the plans currently based on ERISA requirements. The change in the discount rate in 1995 increased the accumulated benefit obligation by approximately $5 million.

 Postretirement Benefits

  The Company sponsors a defined postretirement benefit plan to provide medical and life insurance benefits to employees who retire after attaining the required years of service with the Company, including their spouses. Medical benefits are provided through a comprehensive indemnity plan and community-rated health maintenance organizations.

  Currently, the Company pays a portion of the cost of such plans, but reserves the right to modify cost-sharing provisions in the future. Life insurance benefits are based primarily on the employee's compensation and are also partially paid for by retiree contributions, which vary based upon coverage chosen by the retiree.

  On January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," which requires the accrual of postretirement health care and life insurance benefits during the years an employee earns vested benefits. The Company elected to immediately recognize the cumulative effect of the change in accounting principle of $10.1 million, which represents the accumulated postretirement benefit obligation existing at the date of adoption.

                           KOPPERS INDUSTRIES, INC.

  In determining the accumulated postretirement benefit obligation at December 31, 1994 and 1995, the Company used discount rates of 8.25% and 7.25%, respectively. The change in the discount rate for 1995 increased the accumulated postretirement benefit obligation by approximately $1.6 million. Inflation factors for the different types of medical costs were assumed to range from 8.2% to 11.1% for 1996 and to decrease gradually to 6.7% per year within 13 years.

  The following summarizes the Company's accrued obligation:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1995
                                                              (IN THOUSANDS)
Accumulated Postretirement Benefit Obligation:
  Active employees........................................... $ 8,387  $ 9,920
  Retired employees..........................................   1,319    1,571
                                                              -------  -------
    Total....................................................   9,706   11,491
Plan assets..................................................      --       --
                                                              -------  -------
Accumulated postretirement benefit obligation in excess of
plan assets..................................................   9,706   11,491
Unrecognized prior service cost..............................   3,395    2,979
Unrecognized net gain........................................  (1,206)  (2,063)
                                                              -------  -------
Accrued postretirement benefit obligation, including current portion.................................................... $11,895  $12,407
                                                              =======  =======

  Net periodic postretirement benefit cost includes the following components:

                                                      YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                         1993    1994     1995
                                                           (IN THOUSANDS)
Service cost......................................... $    449 $   410  $   345
Interest cost........................................      848     747      739
Net amortization and deferrals.......................       --    (192)    (368)
                                                      -------- -------  -------
Net periodic postretirement benefit cost............. $  1,297 $   965  $   716
                                                      ======== =======  =======

  An increase of 1% in the assumed medical cost inflation rate as of the beginning of the projection period would increase the accumulated postretirement benefit obligation by 9.2% and would increase the net postretirement benefit cost by 14.4%.

 Incentive Plan

  The Company has established a Management Incentive Plan based on established target award levels for each participant if certain Company performance and individual goals are met. The charge to operating expense for this Plan was $0.3 million in 1993, $2.2 million in 1994, and $4.1 million in 1995. For incentive related to 1995 operating results, participating employees may elect to receive up to 50% of their incentive compensation in voting common stock of the Company.

 Employee Savings Plan

  The Company has established an Employee Savings Plan for all eligible salaried employees that conforms to Section 401(k) of the Internal Revenue Code. Under the plan, participating employees can elect to contribute up to 16% of their salaries with a regular Company matching contribution equivalent to 100% of the first 1% plus 50% of the next 2% of tax-saver contributions.

  The Company's regular contributions amounted to $0.3 million in 1993, $0.4 million in 1994 and $0.6 million in 1995. The Company may also make a supplemental contribution at the end of each Plan Year subject

                            KOPPERS INDUSTRIES, INC.

to Board approval. Supplemental contributions of $0.2 million and $1.1 million were made in 1994 and 1995, respectively. The Company did not make a supplemental contribution in 1993. Effective in January 1995, all regular and supplemental matching contributions are made in voting common stock of the Company.

8.INCOME TAXES

  Components of the Company's provision for income taxes are as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                     ---------------------------
                                                        1993     1994      1995
                                                           (IN THOUSANDS)
Current
  Federal...........................................   $3,897   $3,707    $5,133
  State and foreign.................................      894      961       995
                                                     -------- --------  --------
    Total current tax provision.....................    4,791    4,668     6,128
Deferred
  Federal...........................................    1,326      632     3,592
  State.............................................      391     (283)      243
                                                     -------- --------  --------
    Total deferred tax provision....................    1,717      349     3,835
                                                     -------- --------  --------
Total provision for income taxes....................   $6,508   $5,017    $9,963
                                                     ======== ========  ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets (including deferred items reflected as extraordinary loss) are as follows:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1994    1995
                                                                 (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depreciation.................................... $21,564 $23,751
  Other.........................................................   1,741   1,780
                                                                 ------- -------
    Total deferred tax liabilities..............................  23,305  25,531
Deferred tax assets:
  Alternative minimum tax credits...............................   3,620   1,288
  OPEB obligation...............................................   4,086   4,892
  Reserves, including insurance and product warranty............   4,622   6,999
  Book/tax inventory accounting.................................   1,903   2,133
  Accrued vacation pay..........................................   1,218   1,254
  Other.........................................................   4,799   2,073
                                                                 ------- -------
    Total deferred tax assets...................................  20,248  18,639
                                                                 ------- -------
    Net deferred tax liabilities................................ $ 3,057 $ 6,892
                                                                 ======= =======

                           KOPPERS INDUSTRIES, INC.

  The provision for income taxes is reconciled with the federal statutory rate as follows:

                                                               1993  1994  1995
Federal....................................................... 35.0% 35.0% 35.0%
State, net of federal tax benefit.............................  4.2   3.2   2.1
Equity earnings of foreign subsidiaries....................... (6.9) (8.5) (8.3)
Foreign taxes.................................................  1.2   0.6   0.4
Prior year deferred tax rate change adjustment................  1.7  (0.8)   --
Other.........................................................  3.1  (1.5) (0.2)
                                                               ----  ----  ----
                                                               38.3% 28.0% 29.0%
                                                               ====  ====  ====

  The Company has not provided any U.S. tax on undistributed earnings of foreign subsidiaries or joint ventures that are reinvested indefinitely.

  The Company has an alternative minimum tax credit carryforward of approximately $1.3 million. The credit has no expiration date.

9.EARNINGS PER SHARE

  Earnings per share have been computed on the basis of the average number of common shares outstanding. Earnings per share assume that all granted warrants and options were exercised with proceeds used to repurchase shares of common stock at average market value. Shares held by a subsidiary of Koppers Australia are reduced to reflect the Company's 50% ownership interest.

  For purposes of determining earnings per share, all Series B Junior Convertible Preferred Stock is assumed to have been converted into non-voting Common Stock.

  Common Stock considered to be outstanding:

                                                    YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                   1993       1994       1995
Voting Common Stock............................  5,686,029  5,545,230  5,351,907
Non-voting Common Stock (includes conversion
 of Series B Convertible Preferred Stock)......  2,340,000  2,340,000  4,678,200
Common Stock Equivalents.......................  2,008,377  2,685,741    346,551
                                                ---------- ---------- ----------
                                                10,034,406 10,570,971 10,376,658
                                                ========== ========== ==========

  Common shares outstanding have been computed assuming the exercise of warrants and management stock options, using the treasury stock method.

                           KOPPERS INDUSTRIES, INC.

10. COMMITMENTS AND CONTINGENCIES

 Environmental Matters

  The facilities of the Company are subject to a number of federal, state and local laws and regulations governing, among other things, the treatment, storage and disposal of wastes, the discharge of effluent into waterways, the emission of substances into the air and various health and safety matters. These laws and regulations are subject to frequent amendment. The Company expects to incur substantial costs for ongoing compliance with such laws and regulations. In addition, it is possible that the Company may face third-party claims for cleanup or for injuries resulting from contamination. Under the terms of the Asset Purchase Agreement in 1988, Beazer East assumed the liability for and indemnified the Company against cleanup liabilities for past contamination occurring prior to the purchase date at properties acquired from Beazer East, as well as third-party claims arising from such past contamination. Beazer Limited unconditionally guaranteed Beazer East's performance of the indemnity pursuant to a guarantee. However, if such indemnification was not available for any reason, including the inability of Beazer East and/or Beazer Limited to make such indemnification payments, the Company may not have sufficient resources to meet such liabilities.

  Beazer East has adhered to the terms of the indemnity agreement and is actively fulfilling its obligations to conduct investigative and remedial programs at the properties which the Company acquired from Beazer East in accordance with the requirements of regulatory authorities. The Beazer East indemnification is not applicable to sites acquired since the formation of the Company, for which separate indemnifications have been negotiated where appropriate. At the properties which the Company acquired subsequent to the acquisition of the Beazer East properties, all remedial actions are being performed in accordance with applicable regulations and all indemnification obligations are being honored.

  Coal Tar Spill In September 1995 a pipe burst at one of the Company's operations, resulting in the spill of coal tar. The Company promptly notified all regulatory agencies and commenced cleanup operations. The Company believes this is an insurable event and is seeking insurance coverage. The Company has provided $1.8 million in 1995 for deductibles and potentially nonrecoverable costs.

 Pending Litigation

  On May 11, 1990 Owens-Corning Fiberglas Corporation ("OCF") filed a Complaint (the "OCF Litigation") against the Company seeking damages allegedly resulting from the sale by the predecessor to the Company ("Old Koppers") of coal-tar bitumen ("CTB") from the early to mid 1970's to the early to mid 1980's. The Complaint relates to problems experienced with roofing systems sold by OCF. OCF has identified 11 roofs which it alleges were built using defective Old Koppers' CTB. While it is not possible to predict the outcome of the litigation at this date, the total cost of replacing or repairing all the identified roofs is estimated to be $10 million. Punitive damages were also pleaded in the Complaint.

  The trial began on February 6, 1996 and is continuing. The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based on advice of counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material effect on the financial condition of the Company; however, depending on the amount and timing of an unfavorable resolution of this contingency, it is possible that the future results of operations or cash flows could be materially affected in a particular period.

 Rents

  Rent expense for 1993, 1994 and 1995 was $9.2 million, $10.3 million, and $11.1 million, respectively. Commitments during the next five years under operating leases approximate $11.2 million per year.

                           KOPPERS INDUSTRIES, INC.

11. OPERATIONS BY BUSINESS SEGMENT

  The Company's operations are carried out in three business segments. Financial information about each business segment is provided in the following table:

                                     BUSINESS SEGMENTS
                               ------------------------------
                                          CARBON    RAILROAD
                                 COKE    MATERIALS  & UTILITY
                               PRODUCTS & CHEMICALS PRODUCTS  CORPORATE   TOTAL
                                                (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1993:
Net sales....................  $73,608   $167,000   $220,611  $     --   $461,219
Operating profit.............    1,640     19,328     10,578    (6,442)    25,104
Identifiable assets..........   44,963     86,162    112,090    39,305    282,520
Depreciation and
amortization.................    6,498      6,966      4,857     1,104     19,425
Capital expenditures.........    2,557      5,997      6,107        --     14,661

YEAR ENDED DECEMBER 31, 1994:
Net sales....................  $72,363   $164,489   $239,596  $     --   $476,448
Operating profit.............    2,627     17,019     16,203   (10,140)    25,709
Identifiable assets..........   45,501     90,578    105,594    52,520    294,193
Depreciation and
amortization.................    4,111      6,739      4,989       841     16,680
Capital expenditures.........    2,599      8,729      4,998        --     16,326

YEAR ENDED DECEMBER 31, 1995:
Net sales....................  $80,084   $197,434   $248,212  $     --   $525,730
Operating profit.............       33     27,358     22,621   (10,164)    39,848
Identifiable assets..........   70,824     98,334    121,162    58,635    348,955
Depreciation and
amortization.................    4,132      6,694      5,832       874     17,532
Capital expenditures.........   26,289      7,623     16,229        --     50,141

  Intersegment sales of $11.3 million, $12.8 million and $12.1 million have been eliminated in 1993, 1994 and 1995, respectively, from the schedule of segment information.

12. SUBSEQUENT EVENTS

 Offer to Repurchase Non-Voting Common Stock

  In March 1996 Cornerstone-Spectrum, Inc. exercised its option to convert all of the Series B Convertible Preferred Stock into 2,340,000 shares of non-voting common stock of the Company. Subsequent to the exercise, the Company repurchased 1,050,000 shares of non-voting common stock at $11.67 per share in equal amounts from Cornerstone-Spectrum, Inc. and APT Holdings Corporation.

 New Debt Agreement

  In March 1996 the Bank Credit Agreement was amended to increase the revolving credit facility to $100 million, which includes letters of credit subject to an aggregate sublimit of $15 million. Proceeds from this facility were used to repay the outstanding $10 million term loan. A new term loan was also established in the amount of $35 million for the purchase of the tar distillation plant and certain other assets from Aristech Chemical Corporation, with repayments of $17.5 million due for both 2000 and 2001. The additional $4 million required for the acquisition will be financed through the revolving credit facility.

                            KOPPERS INDUSTRIES, INC.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following is a summary of the quarterly results of operations for the years ended December 31, 1994 and 1995:

                           1ST QUARTER    2ND QUARTER   3RD QUARTER   4TH QUARTER
                          -------------- ------------- ------------- -------------
                           1994    1995   1994   1995   1994   1995   1994   1995
                                   (IN MILLIONS EXCEPT, PER SHARE DATA)
Net sales...............  $108.7  $122.2 $125.8 $135.6 $127.5 $140.9 $114.4 $127.0
Operating profit........     1.7     9.7    8.3   13.4    9.7   11.0    6.0    5.7
Income before
 extraordinary item.....     0.3     5.1    3.5    8.7    4.5    6.4    4.6    4.2
Extraordinary loss on
 early extinguishment of
 debt, net of income
 taxes..................    (1.8)     --     --     --     --     --     --     --
Net income (loss).......  $ (1.5) $  5.1 $  3.5 $  8.7 $  4.5 $  6.4 $  4.6 $  4.2
Earnings (loss) per
 share of common
 stock:
  Income before
   extraordinary
   item.................  $(0.06) $ 0.50 $ 0.33 $ 0.84 $ 0.43 $ 0.62 $ 0.44 $ 0.40
  Extraordinary loss on
   early extinguishment
   of debt, net of
   income taxes.........   (0.17)     --     --     --     --     --     --     --
Earnings (loss) per
 share of common
 stock..................  $(0.23) $ 0.50 $ 0.33 $ 0.84 $ 0.43 $ 0.62 $ 0.44 $ 0.40

                            KOPPERS INDUSTRIES, INC.

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           -------------------
                                                               1995      1996
Net sales................................................. $ 122,201 $ 126,701
Operating expenses:
  Cost of sales...........................................   102,767   111,255
  Depreciation and amortization...........................     4,087     4,943
  Selling, research, general and administrative...........     5,624     6,256
                                                           --------- ---------
    Total operating expenses..............................   112,478   122,454
                                                           --------- ---------
Operating profit..........................................     9,723     4,247
Equity in earnings of affiliates..........................     1,265     1,791
Other income..............................................        15         8
Litigation judgment.......................................        --   (10,946)
                                                           --------- ---------
Income (loss) before interest expense and
 provision for income taxes...............................    11,003    (4,900)
Interest expense..........................................     3,572     3,734
                                                           --------- ---------
Income (loss) before provision for income taxes...........     7,431    (8,634)
Provision for income taxes (credit).......................     2,320      (894)
                                                           --------- ---------
Net income (loss)......................................... $   5,111 $  (7,740)
                                                           ========= =========
Earnings (loss) per share of common stock................. $    0.50 $   (0.78)
                                                           ========= =========



                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

             CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                              HISTORICAL
                                                        ----------------------
                                                        DECEMBER 31, MARCH 31,
                                                           1995*       1996
                                                        ------------ ---------
                              ASSETS
Current assets:
  Cash.................................................  $   1,618   $   4,816
  Accounts receivable less allowance for doubtful
   accounts of $341....................................     57,583      59,969
  Inventories:
    Raw materials......................................     38,584      40,284
    Work in process....................................      2,419       2,257
    Finished goods.....................................     44,363      44,140
    LIFO reserve.......................................     (8,191)     (8,402)
                                                         ---------   ---------
      Total inventories................................     77,175      78,279
    Other..............................................      7,628       8,345
                                                         ---------   ---------
      Total current assets.............................    144,004     151,409
Investments............................................     49,041      51,783
Fixed assets...........................................    248,911     256,142
  Less: accumulated depreciation.......................   (102,388)   (107,195)
                                                         ---------   ---------
    Net fixed assets...................................    146,523     148,947
Other assets...........................................      9,387       9,293
                                                         ---------   ---------
    Total assets.......................................  $ 348,955   $ 361,432
                                                         =========   =========

- ---------------------

*Summarized from audited fiscal year 1995 balance sheet.


                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 (IN THOUSANDS)

                                                   HISTORICAL
                                            ------------------------  PRO FORMA
                                            DECEMBER 31,  MARCH 31,   MARCH 31,
                                               1995*        1996        1996
                                            ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................    $ 33,237    $ 27,420
  Accrued liabilities.....................      21,672      28,150
  Current portion of term loans...........       9,000       4,000
                                              --------    --------
    Total current liabilities.............      63,909      59,570
Long-term debt:
  Revolving credit........................      29,000      68,000
  Term loans..............................      26,000      21,000
  Senior Notes............................     110,000     110,000
                                              --------    --------
    Total long-term debt..................     165,000     199,000
Other long-term reserves..................      41,816      43,377
                                              --------    --------
    Total liabilities.....................     270,725     301,947     301,947
Series B Junior Convertible Preferred
 Stock, 2,600 shares designated and
 issued; liquidation value of $100 per
 share....................................         260          --          --
Common stock value subject to redemption..      23,715      15,735       3,987
Voting Common stock, $.01 par value:
  10,000,000 shares authorized, 6,707,952
  shares issued...........................          67          67          98
Non-Voting Common Stock, $.01 par value:
  10,000,000 shares authorized, 3,628,200
  total shares issued.....................          23          36          --
Capital in excess of par value............      12,964      11,675      13,855
Retained earnings.........................      45,828      34,782      44,355
Cumulative translation adjustment.........        (384)        473         473
Treasury stock, at cost, 1,322,043 shares.      (4,243)     (3,283)     (3,283)
                                              --------    --------    --------
    Total liabilities and stockholders'
     equity...............................    $348,955    $361,432    $361,432
                                              ========    ========    ========

- ---------------------

* Summarized from audited fiscal year 1995 balance sheet.

                            See accompanying notes.

                            KOPPERS INDUSTRIES, INC.

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                              1995       1996
Cash used by operating activities........................ $  (3,219) $  (5,428)
Cash used in investing activities:
  Acquisition of wood treating plant.....................    (9,765)        --
  Capital expenditures...................................    (3,022)    (6,647)
  Other..................................................      (343)      (107)
                                                          ---------  ---------
    Net cash used in investing activities................   (13,130)    (6,754)
Cash provided by (used in) financing activities:
  Borrowings from revolving credit.......................    44,000     65,500
  Repayments of revolving credit.........................   (39,000)   (26,500)
  Repayment of long-term debt............................        --    (10,000)
  Proceeds from long-term debt...........................    10,000         --
  Net purchases of voting common stock...................      (257)      (532)
  Purchase of Non-Voting Common Stock....................        --    (12,250)
  Dividends on Common Stock..............................        --       (838)
                                                          ---------  ---------
    Net cash provided by financing activities............    14,743     15,380
                                                          ---------  ---------
Net increase (decrease) in cash..........................    (1,606)     3,198
Cash at beginning of period..............................     2,975      1,618
                                                          ---------  ---------
Cash at end of period.................................... $   1,369  $   4,816
                                                          =========  =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
  Interest............................................... $   5,774  $   6,086
  Income taxes...........................................       (95)      (906)



                            See accompanying notes.

                           KOPPERS INDUSTRIES, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) The Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") which is contained in this Prospectus contains additional information on the results of operations and the financial position of the Company. Those comments should be read in conjunction with these notes. The Company's audited financial statements for the years ended December 31, 1993, 1994, and 1995 include additional information about the Company, its operations, and its financial position, and should be read in conjunction with this quarterly financial information.

(2) The results for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

(3) In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

(4) First quarter 1996 results reflect a legal judgment against the Company for approximately $11 million related to a Complaint filed in 1990 by Owens-Corning Fiberglas Corporation against the Company seeking damages allegedly resulting from the sale of coal tar bitumen by the Company's predecessor. On April 3, 1996 a jury verdict was returned against the Company for a total of $10.3 million, including $0.5 million in punitive damages. In addition to damages, the plaintiff has sought approximately $3.0 million in attorney's fees as well as prejudgment interest for an amount estimated by the Company to be approximately $5 million. The Company has provided a total of $14.0 million at March 31, 1996 ($11.0 million in the first quarter of 1996 and $3.0 million in prior periods). The Company has not recorded a provision for prejudgment interest pending a legal ruling regarding this matter.

(5) In March 1996, the Company purchased 1,050,000 shares of non-voting common stock of the Company for $11.67 per share. The effect on stockholders' equity was to decrease retained earnings and capital in excess of par value by $2.0 million and $10.2 million, respectively. See Note 12 of the Notes to Consolidated Financial Statements contained in the audited financial statements of the Company for the years ended December 31, 1993, 1994, and 1995.

(6) In April 1996, the Company purchased a tar distillation plant and certain assets for approximately $40 million cash, plus the assumption of approximately $8 million of liabilities. See Notes 3 and 12 of the Notes to Consolidated Financial Statements contained in the audited financial statements of the Company for the years ended December 31, 1993, 1994, and 1995.

(7) Common stock value subject to redemption decreased by approximately $8 million as a result of cash payment limitations under the terms of existing debt covenants. See Note 6 of the Notes to Consolidated Financial Statements contained in the audited financial statements of the Company for the years ended December 31, 1993, 1994, and 1995.

(8) The Company's effective income tax rate for the three months ended March 31, 1996 decreased to 10.4% from 31.2% in the prior year period due primarily to the effect of first quarter earnings and projected tax credits for fiscal year 1996 from the recently acquired Monessen facility of approximately $8.0 million.

(9) In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and the effect of adoption was not material.

(10) The pro forma financial data at March 31, 1996 reflect a modification of the mandatory redemption requirement, as a result of the termination of the Stockholders' Agreement upon consummation of the Offerings, with respect to certain common stock and the change in capital structure to a single class of common stock with 40 million shares authorized and the three-for-one stock split described in Notes 6 and 1, respectively, of the Notes to Consolidated Financial Statements contained in the audited financial statements of the Company for the years ended December 31, 1993, 1994 and 1995.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Aristech Chemical Corporation:

  We have audited the accompanying balance sheets of the Coal Chemical Business of Aristech Chemical Corporation as of December 31, 1994 and 1995 and the related statements of income and net cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements have been prepared from the separate records maintained by the Coal Chemical Business and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Coal Chemical Business had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from corporate items applicable to Aristech Chemical Corporation as a whole.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Coal Chemical Business of Aristech Chemical Corporation as of December 31, 1994 and 1995, and the results of its operations and its net cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

April 16, 1996
Pittsburgh, Pennsylvania

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
Sales.......................................................... $69,075 $75,984
Operating costs:
  Cost of sales................................................  56,531  62,291
  Selling, general and administrative expenses.................   3,412   3,355
  Depreciation.................................................   1,972   1,969
                                                                ------- -------
    Total operating costs......................................  61,915  67,615
                                                                ------- -------
Operating income...............................................   7,160   8,369
Other income...................................................      16      14
                                                                ------- -------
Income before provision for taxes on income....................   7,176   8,383
Provision for taxes on income..................................   2,978   3,479
                                                                ------- -------
Net income..................................................... $ 4,198 $ 4,904
                                                                ======= =======



                            See accompanying notes.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1994    1995
                            ASSETS
Current assets:
  Cash and equivalents.........................................  $     2 $     1
  Receivables (less allowance for doubtful accounts of $30 for
    1994 and 1995).............................................    8,884  10,249
  Inventories..................................................    4,678   4,754
  Deferred income taxes........................................      649     846
                                                                 ------- -------
    Total current assets.......................................   14,213  15,850
Property, plant and equipment, net of accumulated depreciation.   28,820  28,181
                                                                 ------- -------
    Total assets...............................................  $43,033 $44,031
                                                                 ======= =======
                          LIABILITIES
Current liabilities:
  Accounts payable and other current liabilities...............  $ 8,226 $ 8,966
  Payroll and benefits payable.................................      461     474
  Accrued taxes ...............................................       14      16
                                                                 ------- -------
    Total current liabilities..................................    8,701   9,456
Deferred income taxes..........................................   10,552  10,419
Other liabilities..............................................    1,564   2,039
Intercompany liability.........................................   22,216  22,117
Commitments and contingencies (See Note 10)....................       --      --
                                                                 ------- -------
    Total liabilities..........................................  $43,033 $44,031
                                                                 ======= =======



                            See accompanying notes.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                          STATEMENTS OF NET CASH FLOWS

                                 (IN THOUSANDS)

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                             ----------------
                                                              1994     1995
Cash flows from operating activities:
  Net income................................................ $ 4,198  $ 4,904
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................   1,972    1,969
    Receivables.............................................    (621)  (1,365)
    Inventories.............................................  (1,208)     (76)
    Deferred income taxes...................................    (112)    (330)
    Current liabilities.....................................   1,584      755
    Other liabilities.......................................     (24)     475
    Other--net..............................................    (169)    (117)
                                                             -------  -------
      Net cash flows provided by operations.................   5,620    6,215
      Cash flows from investing activities:
      Capital expenditures..................................    (265)  (1,212)
                                                             -------  -------
      Net cash used in investing activities.................    (265)  (1,212)
                                                             -------  -------
      Net cash flow to aristech chemical corporation........ $ 5,355  $ 5,003
                                                             =======  =======





                            See accompanying notes.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying financial statements have been prepared for the purpose of presenting the balance sheets of the Coal Chemical Business (the "Business") of Aristech Chemical Corporation (the "Company") at December 31, 1994 and 1995 and its income and net cash flows to the Company for each of the two years in the period ended December 31, 1995, in accordance with generally accepted accounting principles.

  During the periods covered by the statement of income, the Business was operated as an integral part of the Company's overall operations. The financial statements also include various allocated costs and expenses (see
Note 5) which are not necessarily indicative of the costs and expenses which would have resulted had the Business been operated as a separate company. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes are reasonable.

  The Company has not completed the process of evaluating the impact that will result from adopting Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company is therefore unable to disclose the impact that adopting SFAS No. 121 will have on net assets and results of operations of the Business when such statement is adopted.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Cash

  The Business participates in the Company's cash management system and, accordingly, does not maintain cash balances other than minimal imprest amounts.

 Inventories

  Inventories are stated at the lower of aggregate cost or market. Cost is determined primarily by the last-in, first-out ("LIFO") method. Inventory costs include direct and indirect manufacturing costs associated with the production of product.

 Property, Plant and Equipment

  Property, plant and equipment are carried at cost. Major replacements and improvements which extend the life of the property are capitalized, while maintenance and repairs are expensed as incurred. Depreciation of plant and equipment is computed on the straight-line method.

  When a plant or major facility within a plant is sold or otherwise disposed of, any gain or loss is reflected in the statement of income. Proceeds from the sale of other facilities depreciated on a group basis are credited to the depreciation reserve.

 Pensions

  Employees of the Business are covered by Company defined benefit and defined contribution pension plans. Benefits are based on compensation and/or years of service for substantially all of its employees. The Company's

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                NOTES TO THE FINANCIAL STATEMENTS --(CONTINUED)

funding practice is to contribute annually not less than the actuarially determined minimum funding requirements of the Employee Retirement Income Security Act of 1974 nor more than the maximum funding limitation under the Internal Revenue Code. Contributions are intended to provide benefits for service to date and for benefits expected to be earned in the future (see Note
4).

 Income Taxes

  Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. The income tax provision has been determined on a separate return basis. The deferred income taxes are computed annually for differences between book and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Significant basis differences are due to depreciation and other liabilities (see Note 6).

 Debt

  The Business participates in the Company's treasury system and, accordingly, does not record debt other than the intercompany liability.

 Income Recognition

  Sales and related costs of sales are included in income when goods are shipped or services are rendered to the customer.

 Intercompany Liability

  The Coal Chemical Business is an unincorporated division of Aristech Chemical Corporation. The equity of the Company in the net assets of the Business is reflected as an intercompany liability to the Company. The Company allocates certain income and expenses to the Business via the intercompany liability (see Note 5).

2. LINES OF BUSINESS

  The Business operates one tar distillation production facility and a light oil storage terminal at Clairton, PA. This facility is located adjacent to the USX Corporation's (USX) Clairton coking facility which supplies approximately 75% of its tar feedstock and light oil requirement under a seven-year agreement.

  The primary product derived from the tar distillation process is liquid and solid pitch which is sold to aluminum manufacturers under contract basis. Other products obtained in the tar distillation process include creosote used in wood treating of railroad ties and utility poles and carbon black sold to the rubber goods industry.

  The light oil terminal, which stores light oil for shipment under contract to one customer, will be transferred to USX at the end of 1996. Light oil sales for 1994 and 1995 were $14,233,000 and $13,337,000, respectively. The net book value of the light oil terminal was $2,261,000 and $2,144,000 at December 31, 1994 and 1995, respectively.

  In 1994 and 1995, the Business exported coal chemical products with a total sales value of $1,884,000 and $1,722,000, respectively. Sales to the Business's top four customers represented 19%, 13%, 13% and 10% of total 1994 sales and 17%, 16%, 12% and 11% of total 1995 sales.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

3. INTERCOMPANY LIABILITY

  Change in the intercompany liability reflect the results of operations and cash generated by the Business. The changes in the intercompany liability were as follows:

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               (IN THOUSANDS)
      Beginning balance....................................... $23,373  $22,216
      Add: Net income.........................................   4,198    4,904
      Less: Net cash flows....................................  (5,355)  (5,003)
                                                               -------  -------
      Ending Balance.......................................... $22,216  $22,117
                                                               =======  =======

4. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

  Substantially, all of the Business employees participate in various defined benefit or defined contribution plans sponsored by the Company. The Business recognized pension expense of $293,000 in 1994 and $345,000 in 1995. These amounts represent an allocation of the Company's total pension expense based on the ratio of compensation and the number of eligible employees of the Business to the total compensation and number of eligible employees of the Company.

  Reconciliation of the funded status of the hourly pension plan allocated to the Business as follows:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1995
                                                              (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................. $  (798) $(1,331)
                                                              =======  =======
  Accumulated benefit obligation............................. $  (942) $(1,525)
                                                              =======  =======
  Projected benefit obligation............................... $(2,036) $(3,109)
Plan assets at fair value....................................   1,124    1,334
                                                              -------  -------
Plan assets less than projected benefit obligation...........    (912)  (1,775)
Unrecognized net loss........................................     217      773
Unrecognized prior service cost..............................     127      264
                                                              -------  -------
Accrued pension cost recognized in the balance sheets........ $  (568) $  (738)
                                                              =======  =======
Assumptions
- -----------
Discount rate, projected benefit obligation..................     8.5%    7.25%
Rate of increase in compensation levels, projected benefit
 obligation..................................................     3.0     4.0

  Plan assets are invested primarily in stocks and bonds.

  In addition to providing pension benefits, the Company provides certain medical and life insurance benefits to eligible retired employees. Under the terms of the benefit plans, which are unfunded, the Company reserves the right to modify or discontinue the plans.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  The following table sets forth the postretirement benefit liability of the hourly employees as allocated to the Business:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1995
                                                              (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees................................................... $  (400) $  (450)
  Fully eligible active plan participants....................     (64)    (117)
  Other active plan participants.............................    (591)    (850)
                                                              -------  -------
    Total....................................................  (1,055)  (1,417)
Unrecognized loss............................................     341      360
Unrecognized transition obligation...........................      46       81
                                                              -------  -------
Accrued postretirement benefit liability recognized in the
 balance sheet............................................... $  (668) $  (976)
                                                              =======  =======

  The discount rates used for calculating the present value of postretirement benefit liabilities for the hourly employees were 8.75% and 7.25% as of December 31, 1994 and 1995, respectively.

  A health care cost trend rate starting at 8.0% and declining to 4% over a six-year period to the year 2002 was assumed for 1995. A 1% increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1995 by 6.1% and the sum of the service and interest costs in 1995 by 7.4%.

  The expense recognized by the Business for other postretirement benefits was $124,000 and $204,000 in 1994 and 1995, respectively. The expense represents an allocation of the Company's total other postretirement expense based on the number of eligible employees of the Business to the Company's total number of employees.

5. ALLOCATED EXPENSES

  General administrative and other expenses are allocated to the Business using methods deemed appropriate for the nature of the expenses involved. The methods include various allocation bases such as relative investment, number of employees and related payroll costs, and direct effort expended. Management of the Company believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred had the Business been a stand-alone entity. Such amounts totaled $2,192,000 in 1994 and $2,036,000 in 1995.

6. TAX PROVISION

  Provision for taxes on income are as follows:

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                 1994     1995
                                                               (IN THOUSANDS)
Current federal income taxes.................................. $ 2,628  $ 3,264
Current state and local income taxes..........................     466      545
Deferred income taxes.........................................    (116)    (330)
                                                               -------  -------
  Total provision............................................. $ 2,978  $ 3,479
                                                               =======  =======

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  A reconciliation of the differences between income taxes computed at the federal statutory rate of 35% to the total provision for income taxes is as follows:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                  1994    1995
                                                                (IN THOUSANDS)
Statutory rate applied to income before tax.................... $ 2,512 $ 2,934
  State income taxes after federal income tax benefit..........     466     545
                                                                ------- -------
    Total provision for income taxes........................... $ 2,978 $ 3,479
                                                                ======= =======

  The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                (IN THOUSANDS)
  Deferred tax asset:
    Accruals different than payments........................... $   649 $   846
                                                                ------- -------
    Gross deferred tax assets..................................     649     846
                                                                ------- -------
  Deferred tax liabilities:
    Property...................................................  10,458  10,168
    Accrual different than payments............................      --     119
    Other......................................................      94     132
                                                                ------- -------
    Gross deferred tax liabilities.............................  10,552  10,419
                                                                ------- -------
    Net deferred tax liabilities............................... $ 9,903 $ 9,573
                                                                ======= =======

7. INVENTORIES

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                   1994    1995
                                                                 (IN THOUSANDS)
  Raw materials................................................. $ 2,338 $ 2,375
  Finished products.............................................   2,340   2,379
                                                                 ------- -------
    Net Inventory............................................... $ 4,678 $ 4,754
                                                                 ======= =======

  The current cost of inventories at December 31, 1994 and 1995 was $4,812,000 and $5,100,000, respectively.

8. PROPERTY, PLANT AND EQUIPMENT

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                (IN THOUSANDS)
  Land......................................................... $   625 $   625
  Buildings....................................................   4,385   4,367
  Machinery and equipment......................................  31,650  32,823
                                                                ------- -------
    Total property, plant and equipment........................  36,660  37,815
    Less accumulated depreciation..............................   7,840   9,634
                                                                ------- -------
    Net property, plant and equipment.......................... $28,820 $28,181
                                                                ======= =======

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                NOTES TO THE FINANCIAL STATEMENTS--(CONTINUED)

  Depreciation expense for 1994 and 1995 was $1,972,000 and $1,969,000, respectively.

9. LEASE COMMITMENTS

  The Business has operating leases, primarily for railway equipment.

  Minimum annual rentals for operating leases with initial or remaining lease terms in excess of one year were as follows at December 31, 1995:

            YEARS ENDED
            DECEMBER 31,                                 (IN THOUSANDS)
               1996....................................      $1,993
               1997....................................       1,369
               1998....................................       1,156
               1999....................................         894
               2000....................................         572
               Later years.............................         570
                                                             ------
               Total minimum lease payments............      $6,554
                                                             ======

  Operating lease rental expense for 1994 and 1995 was $1,282,000 and $1,270,000, respectively.

10. COMMITMENTS AND CONTINGENCIES

  Contract commitments for capital expenditures for property, plant and equipment totaled $104,000 and $333,000 at December 31, 1994 and 1995, respectively.

  USX has retained responsibility for environmental liabilities relating to occurrences at the operating facility located in Clairton, Pennsylvania during USX's ownership prior to December, 1986. The Company has agreed to share in certain costs relating to this site providing the Company's share does not exceed $500,000. Such liability has been provided for in the financial statements.

  The Business is subject to pervasive environmental laws and regulations concerning the production, handling, storage, transportation, emission, and disposal of waste materials and is also subject to other federal and state laws and regulations regarding health and safety matters. These laws and regulations are constantly evolving, and it is impossible to predict accurately the effect these laws and regulations will have on the Business in the future.

  The Business is also the subject of, or party to, a number of other pending or threatened legal actions involving a variety of matters. In the opinion of management, any ultimate liability arising from these contingencies, to the extent not otherwise provided for, should not have a material adverse effect on the financial position or results of operations of the Business.

11. SUBSEQUENT EVENTS

  Effective April 1, 1996, the Company sold the Business to Koppers Industries, Inc. for $39 million, plus assumption of certain liabilities and adjustments for working capital changes.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                        STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                               ----------------
                                                                1995     1996
Sales......................................................... $19,236  $19,132
Operating costs:
  Cost of sales...............................................  15,852   16,093
  Selling, general and administrative expenses................     783      926
  Depreciation................................................     494      460
                                                               -------  -------
    Total operating costs.....................................  17,129   17,479
                                                               -------  -------
Operating income..............................................   2,107    1,653
Other income..................................................      (4)       6
                                                               -------  -------
Income before provision for taxes on income...................   2,103    1,659
Provision for taxes on income.................................     872      678
                                                               -------  -------
Net income.................................................... $ 1,231  $   981
                                                               =======  =======


                            See accompanying notes.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                           BALANCE SHEETS (UNAUDITED)

                                 MARCH 31, 1996

                                 (IN THOUSANDS)

                                ASSETS
Current assets:
  Cash and equivalents................................................. $    --
  Receivables (less allowance for doubtful accounts of $30)............  10,062
  Inventories..........................................................   4,682
  Deferred income taxes................................................     846
                                                                        -------
    Total current assets...............................................  15,590
Property, plant and equipment, net of accumulated depreciation.........  28,200
                                                                        -------
    Total assets....................................................... $43,790
                                                                        =======
                              LIABILITIES
Current liabilities:
  Accounts payable and other current liabilities....................... $ 8,287
  Payroll and benefits payable.........................................     400
  Accrued taxes........................................................     701
                                                                        -------
    Total current liabilities..........................................   9,388
Deferred income taxes..................................................  10,419
Other liabilities......................................................   2,148
Intercompany liability.................................................  21,835
Commitments and contingencies..........................................      --
                                                                        -------
    Total liabilities.................................................. $43,790
                                                                        =======


                            See accompanying notes.

                           COAL CHEMICAL BUSINESS OF
                         ARISTECH CHEMICAL CORPORATION

                    STATEMENTS OF NET CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                                --------------
                                                                 1995    1996
Cash flows from operating activities:
  Net income................................................... $1,231  $  981
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation...............................................    494     460
    Receivables................................................   (176)    187
    Inventories................................................     71      72
    Current liabilities........................................  1,443     (68)
    Other liabilities..........................................     57     109
                                                                ------  ------
      Net cash flows provided by operations....................  3,120   1,741
Cash flows from investing activities:
  Capital expenditures.........................................   (221)   (478)
                                                                ------  ------
      Net cash used in investing activities....................   (221)   (478)
                                                                ------  ------
Net cash flow to Aristech Chemical Corporation................. $2,899  $1,263
                                                                ======  ======


                            See accompanying notes.

            COAL CHEMICAL BUSINESS OF ARISTECH CHEMICAL CORPORATION

                       NOTES TO THE FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) The interim financial statements include all adjustments which, in the opinion of management, are necessary to present fairly the financial position and the results of operations and net cash flows for the quarter ended March 31, 1995 and 1996. All such adjustments are of a normal, recurring nature.

(2) The Coal Chemical Business is an unincorporated division of Aristech Chemical Corporation. The equity of the Aristech Chemical Corporation in the net assets of the Business is reflected as an intercompany liability to Aristech Coal Chemical Corporation. The financial statements also include various allocated costs and expenses (see Note 6) which are not necessarily indicative of the costs and expenses which would have resulted had the Business been operated as a separate company. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes are reasonable.

(3) Effective January 1, 1996, the Business adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of." Adoption of SFAS 121 had no effect on the Business' financial position or results of operations.

(4) At March 31, 1996, inventory consisted of $2.1 million of raw materials and $2.6 million of finished products. The current cost of these inventories was approximately $5 million.

(5) Effective April 1, 1996, the Company sold the Business to Koppers Industries, Inc. for $39 million, plus the assumption of certain liabilities and adjustments for working capital changes.

(6) General administrative and other expenses are allocated to the Business using methods deemed appropriate for the nature of the expenses involved. The methods include various allocation bases such as relative investment, number of employees and related payroll costs, and direct effort expended. Management of the Company believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred had the Business been a stand-alone entity. Such amounts totaled $482,000 and $483,000 for the quarters ended March 31, 1995 and 1996, respectively.

                         KOPPERS AUSTRALIA PTY. LIMITED

                              (A.C.N. 000 566 629)

                              FINANCIAL STATEMENTS

                     YEARS ENDED 30 JUNE 1994 AND 1995

                      REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of KOPPERS AUSTRALIA PTY LIMITED

  We audited the accompanying consolidated balance sheets of Koppers Australia Pty. Limited as of June 30, 1994 and June 30, 1995, and the related consolidated statements of profit and loss and cash flows for the two years ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Koppers Australia Pty. Limited at June 30, 1994 and 1995 and the consolidated results of their operations and their cash flows for the years ended June 30, 1994 and 1995 in conformity with Australian Accounting Standards.

                                          /s/ Ernst & Young

                                          Chartered Accountants

Sydney, Australia Date opinion formed: 11 October 1995

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                       YEARS ENDED 30 JUNE 1994 AND 1995

                                                                  1994    1995
                                                           NOTES A$,000  A$,000
OPERATING REVENUE........................................     2  158,097 157,093
                                                                 ======= =======
OPERATING PROFIT.........................................     2   18,947  22,718
INCOME TAX ATTRIBUTE TO OPERATING PROFIT.................     4    6,283   8,346
                                                                 ------- -------
OPERATING PROFIT AFTER INCOME TAX........................         12,664  14,372
OUTSIDE EQUITY INTERESTS IN OPERATING PROFIT AFTER INCOME
 TAX.....................................................          2,801   3,006
                                                                 ------- -------
OPERATING PROFIT AFTER INCOME TAX
  Attributable to members of Koppers Australia Pty.
   Limited...............................................     5    9,863  11,366
RETAINED PROFITS
  At the beginning of the financial year.................         45,377  54,240
  Adjustments Resulting from Adoption of New Accounting
   Standard..............................................            --      611
                                                                 ------- -------
TOTAL AVAILABLE FOR APPROPRIATION........................         55,240  64,995
DIVIDENDS PAID...........................................     6    1,000     --
                                                                 ------- -------
RETAINED PROFITS
  At the end of the financial year.......................         54,240  64,995
                                                                 ======= =======


The profit and loss account should be read in conjunction with the accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                           CONSOLIDATED BALANCE SHEET

                            AT 30 JUNE 1994 AND 1995

                                                                 1994    1995
                                                          NOTES A$,000  A$,000
CURRENT ASSETS
  Cash...................................................         3,398   5,619
  Receivables............................................    7   21,648  23,561
  Inventories............................................    8   27,892  35,023
  Other..................................................    9    1,391     813
                                                                ------- -------
    TOTAL CURRENT ASSETS.................................        54,329  65,016
                                                                ------- -------
NON-CURRENT ASSETS
  Receivables............................................   10    6,366   6,355
  Investments............................................   11    3,496   3,538
  Property, plant and equipment..........................   12   69,456  69,681
  Intangibles............................................   13    1,513   1,539
  Other..................................................   14    1,997   2,092
                                                                ------- -------
    TOTAL NON-CURRENT ASSETS.............................        82,828  83,205
                                                                ------- -------
    TOTAL ASSETS.........................................       137,157 148,221
                                                                ------- -------
CURRENT LIABILITIES
  Creditors and borrowings...............................   15   12,278  17,238
  Provisions.............................................   16    7,978  10,500
                                                                ------- -------
    TOTAL CURRENT LIABILITIES............................        20,256  27,738
                                                                ------- -------
NON-CURRENT LIABILITIES
  Creditors and borrowings...............................   17   24,638  14,500
  Provisions.............................................   18    3,975   5,022
                                                                ------- -------
    TOTAL NON-CURRENT LIABILITIES........................        28,613  19,522
                                                                ------- -------
    TOTAL LIABILITIES....................................        48,869  47,260
                                                                ------- -------
NET ASSETS...............................................        88,288 100,961
                                                                ======= =======
SHAREHOLDER'S EQUITY
  Share capital..........................................   19   14,559  14,559
  Reserves...............................................   20    5,080   5,889
  Retained profits.......................................        54,240  64,995
                                                                ------- -------
  Shareholder's equity attributable to members of Koppers
   Australia Pty. Limited................................        73,879  85,443
  Outside equity interest in controlled entities.........   21   14,409  15,518
                                                                ------- -------
    TOTAL SHAREHOLDER'S EQUITY...........................        88,288 100,961
                                                                ======= =======

  The balance sheet should be read in conjunction with the accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                       YEARS ENDED 30 JUNE 1994 AND 1995

                                                              1994      1995
                                                      NOTES  A$,000    A$,000
CASH FLOWS FROM OPERATING ACTIVITIES
  Receipts from customers............................        155,265   154,657
  Payments to suppliers and employees................       (124,045) (122,440)
  Interest received..................................            306       269
  Interest and other costs of finance paid...........         (4,974)   (2,668)
  Income tax paid....................................         (6,392)   (6,715)
                                                            --------  --------
NET CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES...   22    20,160    23,103
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from redemption of preference shares in
   Koppers Industries, Inc...........................         36,838       --
  Acquisition of property, plant and equipment.......         (9,369)  (10,516)
  Proceeds from sale of property, plant and
   equipment.........................................            833       737
  Dividends received.................................            --        254
                                                            --------  --------
NET CASH FLOWS FROM INVESTING ACTIVITIES.............         28,302    (9,525)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid.....................................         (2,301)   (1,832)
  Gross (Payment)/Receipts to/from Bank..............        (49,904)  (10,111)
                                                            --------  --------
NET CASH FLOWS FROM FINANCING ACTIVITIES.............        (52,205)  (11,943)
                                                            --------  --------
NET INCREASE/(DECREASE) IN CASH HELD.................         (3,743)    1,635
  Add opening cash brought forward...................          5,734     1,991
                                                            --------  --------
CLOSING CASH CARRIED FORWARD.........................   22     1,991     3,626
                                                            ========  ========


The statement of cash flows should be read in conjunction with the accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                            PROFIT AND LOSS ACCOUNT

                       YEARS ENDED 30 JUNE 1994 AND 1995

                                                                   1994   1995
                                                                  A$'000 A$'000
OPERATING REVENUE............................................   2  3,304  4,334
                                                                  ====== ======
OPERATING PROFIT.............................................   2  1,609  2,344
INCOME TAX EXPENSE ATTRIBUTABLE TO OPERATING PROFIT..........   4     37    111
                                                                  ------ ------
OPERATING PROFIT AFTER INCOME TAX............................      1,572  2,233
RETAINED PROFITS
  At the beginning of the financial year.....................      9,105  9,677
  Adjustment Resulting from Adoption of New Accounting
   Standard..................................................         --    203
                                                                  ------ ------
TOTAL AVAILABLE FOR APPROPRIATION............................     10,677 11,707
DIVIDENDS PAID...............................................   6  1,000     --
                                                                  ------ ------
RETAINED PROFITS
  At the end of the financial year...........................      9,677 11,707
                                                                  ====== ======



The profit and loss account should be read in conjunction with the accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                                 BALANCE SHEET

                            AT 30 JUNE 1994 AND 1995

                                                                    1994   1995
                                                             NOTES A$'000 A$'000
CURRENT ASSETS
  Cash......................................................           --    940
  Receivables...............................................    7     458  1,563
  Other.....................................................    9       4      3
                                                                   ------ ------
    TOTAL CURRENT ASSETS....................................          462  2,506
                                                                   ------ ------
NON-CURRENT ASSETS
  Receivables...............................................   10      --     --
  Investments...............................................   11  38,712 38,696
  Property, plant and equipment.............................   12     108    133
  Other.....................................................   14      60    164
                                                                   ------ ------
    TOTAL NON-CURRENT ASSETS................................       38,880 38,993
                                                                   ------ ------
    TOTAL ASSETS............................................       39,342 41,499
                                                                   ------ ------
CURRENT LIABILITIES
  Creditors and borrowings..................................   15     487    202
  Provisions................................................   16     242    566
                                                                   ------ ------
    TOTAL CURRENT LIABILITIES...............................          729    768
                                                                   ------ ------
NON-CURRENT LIABILITIES
  Provisions................................................   18      19    107
                                                                   ------ ------
    TOTAL NON-CURRENT LIABILITIES...........................           19    107
                                                                   ------ ------
    TOTAL LIABILITIES.......................................          748    875
                                                                   ------ ------
NET ASSETS..................................................       38,594 40,624
                                                                   ====== ======
SHAREHOLDERS' EQUITY
  Share capital.............................................   19  14,559 14,559
  Reserves..................................................   20  14,358 14,358
  Retained profits..........................................        9,677 11,707
                                                                   ------ ------
    TOTAL SHAREHOLDERS' EQUITY..............................       38,594 40,624
                                                                   ====== ======

  The balance sheet should be read in conjunction with the accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                            STATEMENT OF CASH FLOWS

                       YEARS ENDED 30 JUNE 1994 AND 1995

                                                                  1994    1995
                                                           NOTES A$'000  A$'000
CASH FLOW FROM OPERATING ACTIVITIES
  Receipts from customers.................................        1,225   1,504
  Dividends received......................................        1,773   2,133
  Payments to suppliers and employees.....................       (1,299) (2,152)
  Income tax paid.........................................           --     (74)
                                                                 ------  ------
NET CASH FLOWS FROM OPERATING ACTIVITIES..................   22   1,699   1,411
                                                                 ------  ------
CASH FLOW FROM INVESTING ACTIVITIES
  Acquisition of property, plant and equipment............          (57)    (47)
  Purchase of shares......................................         (991)     --
  Receipt from winding up controlled entity...............           --      16
                                                                 ------  ------
NET CASH FLOWS FROM/(USED IN) INVESTING ACTIVITIES........       (1,048)    (31)
                                                                 ------  ------
CASH FLOW FROM FINANCING ACTIVITIES
  Dividends paid..........................................       (1,000)     --
                                                                 ------  ------
NET CASH FLOWS USED IN FINANCING ACTIVITIES...............       (1,000)     --
                                                                 ------  ------
NET INCREASE/(DECREASE) IN CASH HELD......................         (349)  1,380
  Add opening cash brought forward........................          (91)   (440)
                                                                 ------  ------
CLOSING CASH CARRIED FORWARD..............................   22    (440)    940
                                                                 ======  ======


       The statement of cash flows should be read in conjunction with the accompanying notes.

                        KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

                             30 JUNE 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a) Basis of accounting

  The financial statements have been prepared in accordance with the historical cost convention, except for certain assets which are at valuation. Cost in relation to assets represents the cash amount paid or the fair value of the asset given in exchange.

  The financial statements have been made out in accordance with the requirements of the Corporations Law which include disclosures required by
Schedule 5 and applicable accounting standards and mandatory reporting requirements (Urgent Issues Group Consensus Views).

 b) Changes in accounting policies

  The accounting policies adopted are consistent with those of the previous year except for the accounting policy with respect to certain employee entitlements as from 1 July 1994.

  In accordance with the new applicable accounting standard AASB 1028:
Accounting for Employee Entitlements, the economic entity has recognised for the first time, liabilities and expenses in relation to vested sick leave entitlement of employees not settled as at 30 June 1995. Expenses which were consequential to the employment of the employees but which are not employee entitlements, for example, payroll tax and other on- costs associated with leave entitlements, have also been recognised as liabilities where the entitlements, to which they relate have been recognised as liabilities and expenses in accordance with AASB 1028. The effect of the new policy has been to reduce retained profits at the beginning of the year by A$611,000. The change in accounting policy has, however, had no material effect on profit for the year ended 30 June 1995.

  The above change in accounting policy has also meant that comparative information has not been provided for certain employee entitlement disclosures.

 c) Principals of consolidation

  The consolidated accounts are those of the economic entity, comprising Koppers Australia Pty. Limited (the chief entity) and all entities which Koppers Australia Pty. Limited controlled from time to time during the year and at year's end.

  The consolidated accounts include the information contained in the financial statements of Koppers Australia Pty. Limited and each of its controlled entities as from the date the chief entity obtains control until such time as control ceases.

  Where there is a loss of control of a controlled entity the consolidated accounts include the results for the part of the reporting period during which the chief entity had control.

  The accounts of controlled entities are prepared for the same reporting period as the chief entity, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies which may exist.

  All intercompany balances and transactions, and unrealised profits arising from intra-economic entity transactions, have been eliminated in full.

                        KOPPERS AUSTRALIA PTY. LIMITED

 d) Foreign currencies

  Translation of foreign currency transactions

  Transactions in foreign currencies of entities within the economic entity are converted to local currency at the rate of exchange ruling at the date of the transaction.

  Amounts payable to and by the entities within the economic entity that are outstanding at the balance date and are denominated in foreign currencies have been converted to local currency using rates of exchange ruling at the end of the financial year.

  Except for certain specific hedges and hedges of foreign currency operations, all resulting exchange differences arising on settlement or restatement are brought to account in determining the profit or loss for the financial year, and transaction costs, premiums and discounts on forward currency contracts are deferred and amortized over the life of the contract.

  Specific hedges

  Where a purchase or sale is specifically hedged, exchange gains or losses on the hedging transaction arising up to the date of purchase or sale and costs, premiums and discounts relative to the hedging transaction are included with the purchase or sale. Exchange gains and losses arising on the hedge transaction after that date are taken to the profit and loss account.

  Hedges of foreign operations

  Exchange gains and losses on transactions hedging investments in foreign operations are taken to the foreign currency translation reserve on consolidation.

  Translation of accounts of overseas operations

    All overseas operations are deemed self-sustaining as each is financially and operationally independent of Koppers Australia Pty. Limited. The accounts of overseas operations are translated using the current rate method and any exchange differences are taken directly to the foreign currency translation reserve.

 e) Cash

  For the purposes of the statement of cash flows, cash includes cash on hand and in banks, and money market investments readily convertible to cash within two working days, net of outstanding bank overdrafts.

 f) Investments

  Long-term investments

  Long-term investments are stated at cost. Where the cost exceeds the recoverable amount, the investment has been written down to this recoverable amount.

  Associated Companies

  The economic entity's shareholding in Koppers Industries, Inc., represents 18.8% of the ownership interest and is stated at cost. This shareholding is accounted for in accordance with the equity method in note 11 to the financial statements.

                        KOPPERS AUSTRALIA PTY. LIMITED

 g) Inventories

  Inventories are valued at the lower of cost and net realisable value.

  Costs incurred in bringing each product to its present location and condition are accounted for as follows:

  *  Raw material--purchase cost on a first-in-first-out basis; and

  * Finished goods and work-in-progress--cost of direct material and labour and a proportion of manufacturing overheads based on operating capacity.

 h) Recoverable Amount

  Non-current assets are not revalued to an amount above their recoverable amount, and where carrying values exceed this recoverable amount assets are written down. In determining recoverable amount the expected net cash flows have not been discounted to their present value using a market determined risk adjusted discount rate.

 i) Property, plant and equipment

  Cash and valuation

  Property, plant and equipment are carried at cost or at independent valuation. Any surplus on revaluation is credited directly to the asset revaluation reserve and excluded from the profit and loss account.

  Where assets have been revalued, the potential effect on the capital gains tax on disposal has not been taken into account in the determination of the revalued carrying amount. Where it is expected that a liability for capital gains tax will arise, the expected amount is disclosed by way of note.

  Any gain or loss on the disposal of revalued assets is determined as the difference between the carrying value of the asset at the time of disposal and the proceeds from disposal, and is included in the results of the company or economic entity in the year of disposal.

  Depreciation

  Depreciation is provided on a straight line basis on all property, plant and equipment, other than freehold land, at rates calculated to allocate the cost or valuation, less estimated residual value at the end of the useful lives of the assets, against revenue over those estimated useful lives.

  Major depreciation periods are:

       Plant and equipment         --  5 to 15 years
       Buildings on freehold land  --  20 years
       Leasehold improvements      --  the lease term or the estimated
                                       useful life of the improvement,
                                       whichever is shorter.

 j) Leases

  Finance leases, which effectively transfer to the economic entity substantially all of the risks and benefits incidental to ownership of the leased item, are capitalised at the present value of the minimum lease payments, disclosed as leased property, plant and equipment, and amortised over the period the economic entity is expected to benefit from the use of the leased assets.

                        KOPPERS AUSTRALIA PTY. LIMITED

  Operating lease payments, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased items, are included in the determination of the operating profit in equal installments over the lease term.

  The cost of improvements to or on leasehold property is capitalised, disclosed as leasehold improvements and amortised over the unexpired period of the lease or the estimated useful lives of the improvements, whichever is the shorter.

 k) Intangibles

  Goodwill

  Goodwill represents the excess of the purchase consideration over the fair value of identifiable net assets acquired at the time of acquisition of a business or shares in a controlled entity.

  Goodwill is amortised by the straight line method over the period during which benefits are expected to be received. This is taken as being 20 years.

 l) Other non-current assets

  Expenditure carried forward

  Significant items of carry forward expenditure having a benefit or relationship to more than one period are written off over the periods to which such expenditure relates.

 m) Income tax

  Tax-effect accounting is applied using the liability method whereby income tax is regarded as an expense and is calculated on the accounting profit after allowing for permanent differences. To the extent timing differences occur between the time items are recognised in the accounts and when items are taken into account in determining taxable income, the net related taxation benefit or liability, calculated at current rates, is disclosed as a future income tax benefit or a provision for deferred income tax. The net future income tax benefit relating to tax losses and timing differences is not carried forward as an asset unless the benefit is virtually certain of being realised.

  Where assets are revalued no provision for potential capital gains tax has been made.

  Where the earnings of overseas controlled entities are subject to taxation under the Controlled Foreign Companies rules, this tax has been provided for in the accounts.

  The income tax expense for the year is calculated using the 33% income tax rate, however the deferred tax balances have been adjusted for the increased corporate tax rate of 36%. The adjustment recognises that reversal of timing differences will occur within the 1995-96 or later income tax year, at which time tax will be attributable at a rate of 36%. The corresponding adjustment has been charged to income tax expense.

 n) Employee Entitlements

  Provision is made for employee entitlement benefits accumulated as a result of employees rendering services up to the reporting date. These benefits include wages and salaries, annual leave, sick leave and long service leave.

  Liabilities arising in respect of wages and salaries, annual leave, sick leave and any other employee entitlements expected to be settled within twelve months of the reporting date are measured at their nominal

                        KOPPERS AUSTRALIA PTY. LIMITED
amounts. All other employee entitlement liabilities are measured at the present value of the estimated future cash outflows to be made in respect of services provided by employees up to the reporting date. In determining the present value of future cash outflows, the interest rates attaching to government guaranteed securities which have terms to maturity approximating the terms of the related liability are used.

  Employee entitlement expenses and revenues arising in respect to the following categories:

  * wages and salaries, non-monetary benefits, annual leave, long service leave, sick leave and other leave entitlements; and

  *  other types of employee entitlements

are charged against profits on a net basis in their respective categories.

  Some companies in the economic entity offer an employee incentive scheme to all full time permanent employees. Benefits are payable after a qualifying period of six years service with the companies and three years membership in the scheme. Provision is based on the estimated amount payable to employees.

  A trust scheme has been established which offers benefits to full time permanent staff. Benefits are payable after three years membership in the scheme. Charges have been made against profits for amounts expected to be paid to staff on entry in the scheme. A provision for the full liability has been made.

  Employee-contributory superannuation funds exist to provide benefits for group's employees and their dependents on retirement, disability or death. The contributions made to these funds by entities within the economic entity are charged against profits.

                         KOPPERS AUSTRALIA PTY. LIMITED

2. OPERATING PROFIT

                                                                   KOPPERS
                                                                  AUSTRALIA
                                               CONSOLIDATED     PTY. LIMITED
                                              ----------------  --------------
                                               1994     1995     1994    1995
                                              A$'000   A$'000   A$'000  A$'000
The operating profit before income tax
 includes the following items of operating
 revenue:
Sales revenue................................ 153,136  155,449     --      --
Other revenue................................     510      384  1,503   2,098
Dividends--
  Related bodies corporate...................      --       --  1,801   2,217
  Other Corporations.........................   3,312      254     --      --
Interest--
   Other persons/Corporations................     306      269     --      19
                                              -------  -------  -----   -----
                                              157,264  156,356  3,304   4,334
Proceeds on sale of non-current assets.......     833      737     --      --
                                              -------  -------  -----   -----
Operating revenue............................ 158,097  157,093  3,304   4,334
                                              =======  =======  =====   =====
The operating profit before income tax is
 arrived at after charging/(crediting) the
 following items:
Amortisation of expenditure carried forward..      17       18     --      --
Amortisation of goodwill.....................     130      139     --      --
Amortisation and depreciation of property,
 plant and equipment.........................   8,894    9,713     19      22
Diminution in value of inventories...........    (102)      50     --      --
Bad and doubtful debts--Trade debtors
   Other persons/bodies corporate............     (38)      89     --      --
Interest expense--
   Other persons/Corporations................   4,527    2,209     --      --
Finance charges--
   Lease liability...........................      18       10     --      --
Rental--operating lease......................     429      449     --      --
Loss on sale of non-current assets...........     321       18     --      --
Net foreign currency (gains)/losses..........     153      221      3     (32)
Provisions for employee entitlements.........   2,001    2,227    163      95
Profit on sale of non-current assets.........    (404)    (177)    --      --
Superannuation Contributions.................     448      875      2      20

3. ABNORMAL ITEMS

Included in the operating profit are the
 following abnormal items:
Item charged
Write down of investment in Koppers Power
 Poles (Australia) Pty. Limited..............      --       --   (209)     --
Applicable income tax........................      --       --     --      --
                                              -------  -------  -----   -----
                                                   --       --   (209)     --
                                              =======  =======  =====   =====

                         KOPPERS AUSTRALIA PTY. LIMITED

4. INCOME TAX

                                                                       KOPPERS
                                                                      AUSTRALIA
                                                    CONSOLIDATED    PTY. LIMITED
                                                    --------------  -------------
                                                     1994    1995    1994   1995
                                                    A$'000  A$'000  A$'000 A$'000
The prima facie tax, using tax rates applicable in
 the country of operation, on operating profit
 differs from the income tax provided in the
 accounts as follows:
Prima facie tax on operating profit...............   6,708  8,073     531    774
Tax effect of permanent differences--
  Exempt Income...................................  (1,831)  (777)   (585)  (707)
  Research and development........................     (91)   (65)     --     --
  Depreciation of buildings.......................     307    242      --     --
  Fringe benefits tax.............................      45     --       3     --
  Entertainment...................................      58     37       8      2
  Amortisation of goodwill........................      93     95      --     --
  Writedown of investment.........................      --     --      69     --
  Redemption of preference shares.................   2,661     --      --     --
  Tax losses brought to account not previously
   recognised.....................................  (1,758)    --      --     --
  Other items (net)...............................      32     --      11     56
Future income tax benefit not brought to account..      34     58      --     --
Under/(over) provision of previous year...........      25    518      --     --
Net gain from change in income tax rate from 33%
 to 36%...........................................      --    165      --    (14)
                                                    ------  -----    ----   ----
Income tax expense attributable to operating
 profit...........................................   6,283  8,346      37    111
                                                    ======  =====    ====   ====
Income tax provided comprises:
Provision attributable to current year............   7,237  8,308      74    215
Under/(over) provision of previous year...........      25    513      --     (1)
Tax losses brought to account not previously
 recognised.......................................  (1,758)    --      --     --
Provision attributable to future years
  Deferred income tax liability...................     693   (160)     --     --
  Future income tax benefit.......................      86   (315)    (37)  (103)
                                                    ------  -----    ----   ----
                                                     6,283  8,346      37    111
                                                    ======  =====    ====   ====
Future income tax benefit arising from tax losses
 of a controlled entity not brought to account at
 balance date as realisation of the benefit is not
 regarded as virtually certain.
                                                        77    129      --     --
                                                    ======  =====    ====   ====
This future income tax benefit will only be
 obtained if:
  a) future assessable income is derived of a
     nature and of an amount sufficient to enable
     the benefit to be realised;..................
  b) the conditions for deductibility imposed by
     tax legislation continue to be complied with;
     and..........................................
  c) no changes in tax legislation adversely
     affect the economic entity in realising the
     benefit......................................

                         KOPPERS AUSTRALIA PTY. LIMITED

5. CONTRIBUTIONS TO PROFIT

                                                                      KOPPERS
                                                                     AUSTRALIA
                                                   CONSOLIDATED    PTY. LIMITED
                                                   --------------  -------------
                                                    1994    1995    1994   1995
                                                   A$'000  A$'000  A$'000 A$'000
Contribution to group profit after tax:
  Koppers Australia Pty. Limited..................   (11)      35     --    --
  Koppers Coal Tar Products Pty. Ltd.............. 3,886    6,677     --    --
  Koppers Shipping Pty. Ltd.......................   276     (365)    --    --
  Koppers Timber Preservation Pty. Ltd............ 1,114      893     --    --
  Koppers Power Poles (Australia) Pty. Limited....  (238)      11     --    --
  KAP Investments Inc. ........................... 1,568      634     --    --
  Continental Carbon Australia Pty. Limited....... 1,348    1,145     --    --
  Koppers-Hickson Investments Pty. Limited........    --       --     --    --
  Koppers-Hickson Timber Protection Pty. Limited..   731      753     --    --
  Koppers-Hickson Timber Protection (NZ) Limited..   862    1,340     --    --
  Koppers-Hickson Timber Protection (PNG) Limited.    98     (106)    --    --
  Koppers-Hickson Timber Protection (Fiji)
   Limited........................................    81      102     --    --
  Koppers-Hickson Timber Protection (Malaysia) SDN
   BHD............................................    57      251     --    --
  Koppers-Hickson Timber Protection (S) Pte Ltd...    91       (4)    --    --
                                                   -----   ------  -----   ---
                                                   9,863   11,366     --    --
                                                   =====   ======  =====   ===

6. DIVIDENDS PAID OR PROVIDED FOR

Dividends paid during the year
  Franked dividends............................... 1,000       --  1,000    --
  Unfranked dividends.............................    --       --     --    --
                                                   -----   ------  -----   ---
                                                   1,000       --  1,000    --
                                                   =====   ======  =====   ===

  No dividends have been proposed (1994:ANil)

                         KOPPERS AUSTRALIA PTY. LIMITED

7. RECEIVABLES (CURRENT)

                                                                    KOPPERS
                                                                   AUSTRALIA
                                                 CONSOLIDATED    PTY. LIMITED
                                                 --------------  -------------
                                                  1994    1995    1994   1995
                                                 A$'000  A$'000  A$'000 A$'000
Trade debtors................................... 20,894  21,577    --      --
Provision for doubtful debts receivable.........   (346)   (410)   --      --
                                                 ------  ------   ---   -----
                                                 20,548  21,167    --      --
Amounts other than trade debts receivable
  Controlled Entity.............................     --      --   455   1,068
  Related body corporate........................      8     408    --     408
Short-term deposits.............................    814   1,531    --      --
Other...........................................    278     455     3      87
                                                 ------  ------   ---   -----
                                                 21,648  23,561   458   1,563
                                                 ======  ======   ===   =====
Australian dollar equivalent of amounts
 receivable in foreign currencies not
 effectively hedged:
  --United States dollars.......................  2,955   1,227    --      --
  --United Kingdom pounds.......................      2      --    --      --
  --Singapore dollars...........................    608     163    --      --
  --Malaysian Ringgit...........................  1,128      --    --      --
                                                 ------  ------   ---   -----
                                                  4,693   1,390    --      --
                                                 ======  ======   ===   =====

8. INVENTORIES (CURRENT)

Raw materials and work in progress.............. 13,579  16,274    --      --
Finished goods.................................. 14,752  19,142    --      --
Provision for diminution in value...............   (439)   (393)   --      --
                                                 ------  ------   ---   -----
Total inventories at lower of cost and net
 realisable value............................... 27,892  35,023    --      --
                                                 ======  ======   ===   =====

9. OTHER CURRENT ASSETS

Prepayments.....................................  1,345     645     4       3
Other...........................................     46     168    --      --
                                                 ------  ------   ---   -----
                                                  1,391     813     4       3
                                                 ======  ======   ===   =====

10. RECEIVABLES (NON-CURRENT)

Loans and advances
  Related body corporate........................     11      --    --      --
  Other.........................................  6,355   6,355    --      --
                                                 ------  ------   ---   -----
                                                  6,366   6,355    --      --
                                                 ======  ======   ===   =====

                        KOPPERS AUSTRALIA PTY. LIMITED

11. INVESTMENTS (NON-CURRENT)

                                                                    KOPPERS
                                                                   AUSTRALIA
                                                   CONSOLIDATED  PTY. LIMITED
                                                   ------------- -------------
                                                    1994   1995   1994   1995
                                                   A$'000 A$'000 A$'000 A$'000
Investments at costs compromise:
  a) Unlisted controlled entities.................   --     --   38,662 38,646
     Investments in unlisted controlled entities
     are detailed in note 29

                                          PERCENTAGE
                                         HELD BY GROUP
                                         -------------
                                          1994   1995
                                           %      %
  b) Unlisted associated entity
     Koppers Industries, Inc............   18.8   18.8 3,446 3,488     --     --
  c) Other unlisted entities
     Tar Tech International A/S.........   12.5   12.5    50    50     50     50
     Koppers SEUT Pty. Limited..........     60     60    --    --     --     --
                                                       ----- ----- ------ ------
                                                       3,496 3,538     50     50
                                                       ----- ----- ------ ------
                                                       3,496 3,538 38,712 38,696
                                                       ===== ===== ====== ======

  Included in unlisted shares in other entities is an investment of A$3 in respect of 60% of the issued capital of Koppers SEUT Pty. Limited. As this company acts solely as the trustee for the Koppers Senior Executive Unit Trust, it is not controlled by Koppers Australia Pty. Limited and has not been consolidated.

  d) Investment in associated company

                                                           % HELD BY
                                            ECONOMIC       ECONOMIC    DIVIDEND
                                         ENTITY INTEREST    ENTITY      REVENUE
                                         ----------------  --------- -------------
                                          1994     1995    1994 1995  1994   1995
                                         A$'000   A$'000    %    %   A$'000 A$'000
   Koppers Industries, Inc..............   3,446    3,488  18.8 18.8 3,312   254

  The balance date of Koppers Industries, Inc. is 31 December.

                        KOPPERS AUSTRALIA PTY. LIMITED

  The equity-accounted amount of the investment in Koppers Industries, Inc. is A$10,713,000 (1994: 5,384,000)

                                                                 1994    1995
                                                                A$'000  A$'000
Retained Profits attributable to Koppers Industries, Inc.
Balance at the beginning of the financial year................   4,419     660
Share of operating profit and extraordinary items after income
 tax expense..................................................    (447)  5,260
                                                                ------  ------
                                                                 3,972   5,920
Dividends received from associated company....................  (3,312)   (254)
                                                                ------  ------
Balance at the end of the financial year......................     660   5,666
                                                                ======  ======
Koppers Australia Pty. Limited's share of Koppers Industries,
 Inc. reserves increments/(decrements), other than retained
 profits, arising during the year was A$281,000 (1994:
 A$(1,874,000)................................................
Koppers Australia Pty. Limited's share or reserves in Koppers
 Industries, Inc. A$1,559,000 (1994: A$1,278,000).............
Carrying value of investments in Koppers Industries, Inc. ....   3,446   3,488
Add share of retained profits.................................     660   5,666
Add share of reserves.........................................   1,278   1,559
                                                                ------  ------
Equity accounted amount of investment in Koppers Industries,
 Inc. ........................................................   5,384  10,713
                                                                ======  ======

                        KOPPERS AUSTRALIA PTY. LIMITED

  Comparative equity information has been recalculated to reflect consistent determination of ownership interest of 18.8% as disclosed in 1995.

                                                                     KOPPERS
                                                                    AUSTRALIA
                                                    CONSOLIDATED  PTY. LIMITED
                                                    ------------- -------------
                                                     1994   1995   1994   1995
                                                    A$'000 A$'000 A$'000 A$'000
The economic entity's share in the retained prof-
 its and reserves of Koppers Industries, Inc. is
 not available for payment of dividends to share-
 holders of Koppers Australia Pty. Limited until
 such time as those profits and reserves are dis-
 tributed by Koppers Industries, Inc..............
Principal activities of Koppers Industries, Inc.
 are:
  Producer of Tar Products........................
    carbon pitch..................................
    creosote......................................
    phthalic anhydride (PAA)......................
    roofing pitch/bitumen.........................
  Producer of Wood Products.......................
    treats railroad crossties, poles and pilings
     for various uses.............................
  Producer of Coke Products.......................
    foundry & furnace coke and marketable by-prod-
     ucts including coal tars, gases, oils and
     chemicals....................................
No adjustment has been made to reflect the dissim-
 ilar accounting policy adopted by the associate
 company in relation to valuation of inventory. In
 particular the last-in-first-out method of inven-
 tory valuation has been adopted by the associ-
 ate..............................................
The associate company holds a reciprocal share-
 holding in Koppers Australia Pty. Limited of
 42.5%. No dividend has been paid to the associate
 by Koppers Australia Pty. Limited................
There are no substantial subsequent events affect-
 ing Koppers Industries, Inc. profits for the en-
 suing year.......................................

                         KOPPERS AUSTRALIA PTY. LIMITED

12. PROPERTY, PLANT AND EQUIPMENT

                                                           KOPPERS AUSTRALIA
                                            CONSOLIDATED     PTY. LIMITED
                                           --------------- -------------------
                                            1994    1995     1994       1995
                                           A$'000  A$'000   A$'000     A$'000
Freehold land:
At cost..................................      386     388        --         --
At directors' valuation 1 July 1983......    1,217   1,217        --         --
                                           ------- -------  --------   --------
                                             1,603   1,605        --         --
                                           ------- -------  --------   --------
Buildings on freehold land:
At cost..................................    4,031   5,120        --         --
At directors' valuation 1 July 1983......    2,679   2,671        --         --
                                           ------- -------  --------   --------
                                             6,710   7,791        --         --
                                           ------- -------  --------   --------
Provision for depreciation of buildings
 on freehold land:
At cost..................................      713     888        --         --
At directors' valuation 1 July 1983......      994   1,276        --         --
                                           ------- -------  --------   --------
                                             1,707   2,164        --         --
                                           ------- -------  --------   --------
Written down amount of buildings on free-
 hold land:
At cost..................................    3,318   4,232        --         --
At directors' valuation 1 July 1983......    1,685   1,395        --         --
                                           ------- -------  --------   --------
                                             5,003   5,627        --         --
                                           ------- -------  --------   --------
Leasehold improvements:
At cost..................................    1,617   2,131        --         --
Provision for amortisation...............      312     420        --         --
                                           ------- -------  --------   --------
                                             1,305   1,711        --         --
                                           ------- -------  --------   --------
Plant and equipment:
At cost..................................   75,783  83,475       127        174
At directors' valuation 1 July 1983......   15,074  14,779        --         --
Provision for depreciation...............   30,034  39,077        19         41
                                           ------- -------  --------   --------
                                            60,823  59,177       108        133
                                           ------- -------  --------   --------
Plant and equipment under lease:
At cost..................................       70      --        --         --
Provision for amortisation...............       35      --        --         --
                                           ------- -------  --------   --------
                                                35      --        --         --
                                           ------- -------  --------   --------
Assets under construction
At cost..................................      687   1,561        --         --
                                           ------- -------  --------   --------
Total property, plant and equipment:
At cost..................................   82,574  92,675       127        174
At directors' valuation 1 July 1983......   18,970  18,667        --         --
                                           ------- -------  --------   --------
                                           101,544 111,342       127        174
Provision for depreciation and
 amortisation............................   32,088  41,661        19         41
                                           ------- -------  --------   --------
Total written down amount................   69,456  69,681       108        133
                                           ======= =======  ========   ========

                        KOPPERS AUSTRALIA PTY. LIMITED

 Valuations

  All valuations are estimates of the amounts for which the assets could be exchanged between a knowledgeable willing buyer and a knowledgeable willing seller in an arm's length transaction at the valuation date. The economic entity does not have a set policy for regular revaluation of freehold land and buildings.

  As at 30 June 1995 management have valued interests in land and buildings which have not been revalued within the last three years as follows:--

      Freehold land....................................................... 1,700
                                                                           =====
      Buildings........................................................... 5,700
                                                                           =====

  These interests are recorded in the accounts above at cost and at directors valuation on 1 July 1983.

13. INTANGIBLES

Goodwill..................................................  2,151  2,371  --  --
Provision for amortisation................................    638    832  --  --
                                                           ------ ------ --- ---
                                                            1,513  1,539  --  --
                                                           ====== ====== === ===

14. OTHER NON-CURRENT ASSETS

                                                          KOPPERS AUSTRALIA
                                          CONSOLIDATED      PTY.  LIMITED
                                          --------------  -------------------
                                           1994    1995     1994       1995
                                          A$'000  A$'000   A$'000     A$'000
Expenditure carried forward..............  1,612   1,549         --         --
Provision for amortisation...............    (52)   (209)        --         --
                                          ------  ------   --------   --------
                                           1,560   1,340         --         --
Future income tax benefits...............    437     752         60        164
                                          ------  ------   --------   --------
                                           1,997   2,092         60        164
                                          ======  ======   ========   ========

15. CREDITORS AND BORROWINGS (CURRENT)

Bank overdrafts..........................  2,221   3,524        440         --
Trade creditors..........................  9,218  12,804         47        202
Lease liability..........................     63      31         --         --
Related Bodies Corporate.................     --     209         --         --
Other....................................    776     670         --         --
                                          ------  ------   --------   --------
                                          12,278  17,238        487        202
                                          ======  ======   ========   ========
Australian dollar equivalents of amounts
 payable in foreign currencies not
 effectively hedged:
  --United States dollars................    838   1,944         --         --
  --United Kingdom pounds................    375     268         --         --
  --Singapore dollars....................  1,140      27         --         --
  --New Zealand dollars..................    379     449         --         --
  --Malaysian ringgit....................    579      --         --         --
  --Fijian dollars.......................     58      92         --         --
                                          ------  ------   --------   --------
                                           3,369   2,780         --         --
                                          ======  ======   ========   ========

  Refer to note 25 for details of security held over borrowings.

                         KOPPERS AUSTRALIA PTY. LIMITED

16. PROVISIONS (CURRENT)

                                                              KOPPERS AUSTRALIA
                                               CONSOLIDATED     PTY.  LIMITED
                                               -------------- -----------------
                                                1995    1994    1995     1994
                                               A$'000  A$'000  A$'000   A$'000
Taxation......................................  4,609   6,715       74      215
Employee entitlements.........................  3,157   3,303      168      351
Other.........................................    212     482       --       --
                                               ------  ------ -------- --------
                                                7,978  10,500      242      566
                                               ======  ====== ======== ========

17. CREDITORS AND BORROWINGS (NON-CURRENT)

Bills of Exchange and Bank Loans.............. 24,611  14,500       --       --
Lease liability...............................     27     --        --       --
                                               ------  ------ -------- --------
                                               24,638  14,500       --       --
                                               ======  ====== ======== ========
18. PROVISIONS (NON-CURRENT)
Employee entitlements.........................  1,198   2,405       19      107
Deferred income tax liability.................  2,777   2,617       --       --
                                               ------  ------ -------- --------
                                                3,975   5,022       19      107
                                               ======  ====== ======== ========
19. SHARE CAPITAL
Authorised capital
  6,187,500 "A' class shares of A$1 each......  6,188   6,188    6,188    6,188
  6,187,500 "B' class shares of A$1 each......  6,188   6,188    6,188    6,188
  2,183,824 "C' class shares of A$1 each......  2,183   2,183    2,183    2,183
  6,441,170 ordinary shares of A$1 each.......  5,441   5,441    5,441    5,441
                                               ------  ------ -------- --------
                                               20,000  20,000   20,000   20,000
                                               ======  ====== ======== ========
Issued and fully paid up capital
  6,187,500 "A' class shares of A$1 each......  6,188   6,188    6,188    6,188
  6,187,500 "B' class shares of A$1 each......  6,188   6,188    6,188    6,188
  2,183,824 "C' class shares of A$1 each......  2,183   2,183    2,183    2,183
                                               ------  ------ -------- --------
                                               14,559  14,559   14,559   14,559
                                               ======  ====== ======== ========
20. RESERVES
Reserves comprise:
  Share premium account.......................  2,330   2,330    2,330    2,330
  Asset revaluation...........................  1,625   1,625   12,028   12,028
  Foreign currency translation................  1,125   1,934       --       --
                                               ------  ------ -------- --------
    Total reserves............................  5,080   5,889   14,358   14,358
                                               ======  ====== ======== ========
Movement in reserve
  Foreign currency translation balance at
   beginning of year gain/(loss) on
   translation of overseas controlled
   entities...................................  6,633   5,080   14,358   14,358
                                               (1,553)    809       --       --
                                               ------  ------ -------- --------
Balance at end of year........................  5,080   5,889   14,358   14,358
                                               ======  ====== ======== ========

                         KOPPERS AUSTRALIA PTY. LIMITED

21. OUTSIDE EQUITY INTEREST

                                                          KOPPERS AUSTRALIA
                                          CONSOLIDATED      PTY.  LIMITED
                                          --------------  --------------------
                                           1994    1995     1994       1995
                                          A$'000  A$'000   A$'000     A$'000
Analysis of outside equity in controlled
 entities:
  --Share capital.......................   6,860   6,860        --          --
  --Retained profits....................   7,549   8,658        --          --
                                          ------  ------  --------   ---------
                                          14,409  15,518        --          --
                                          ======  ======  ========   =========
Reconciliation of outside equity inter-
 est in controlled entities:
  --Opening balance.....................  12,909  14,409        --          --
  --Add share of operating profit.......   2,800   3,006        --          --
  --Less adjustment for accounting
    standard............................     --      (65)       --          --
  --Less dividends......................  (1,300) (1,832)       --          --
                                          ------  ------  --------   ---------
  --Closing balance.....................  14,409  15,518        --          --
                                          ======  ======  ========   =========
22. STATEMENT OF CASH FLOWS
a) Reconciliation of cash
  Cash balance comprises:
    --cash on hand......................   4,212   7,150        --         940
    --bank overdraft....................  (2,221) (3,524)     (440)         --
                                          ------  ------  --------   ---------
  Closing cash balance..................   1,991   3,626      (440)        940
                                          ======  ======  ========   =========
b) Reconciliation of the operating
   profit after tax to the net cash flows
   from operations
  Operating profit after tax............  12,664  14,372     1,572       2,233
  Depreciation and amortisation
    --property, plant and equipment.....   8,894   9,713        19          22
    --intangibles.......................     130     139        --          --
Diminution in value of inventories......    (102)     50        --          --
Provision for diminution in the value of
 investments............................      --      --       209          --
Provision for employee entitlements.....   1,333   2,227       163          95
Proceeds from the sale of non-current
 assets.................................    (833)   (737)       --          --
Book value of non-current assets sold...     750     578        --          --
Changes in assets and liabilities
  Trade receivables.....................     218    (619)       --          --
  Inventory.............................   1,589  (7,181)       --          --
  Other Current Assets..................    (201)   (953)     (278)     (1,105)
  Goodwill..............................     (27)   (165)       --          --
  Other Non-Current Assets..............     182     998        --          --
  Trade Creditors.......................  (2,186)  3,586        15         155
  Other Current Liabilities.............  (1,985) (1,209)      (11)        (27)
  Other Non-Current Liabilities.........     (45)    (27)       --          --
  Tax Provision.........................    (756)  2,106        74         141
  Deferred income tax liability.........     561    (160)       --          --
  Future income tax benefit.............      86    (315)      (60)       (104)
  Prepayments...........................    (112)    700        (4)          1
                                          ------  ------  --------   ---------
Net cash flow from operating activities.  20,160  23,103     1,699       1,411
                                          ======  ======  ========   =========
c) Bank overdraft facility

  Refer to note 25 for details of group bank facility

                         KOPPERS AUSTRALIA PTY. LIMITED

23. EXPENDITURE COMMITMENTS

                                                          KOPPERS AUSTRALIA
                                            CONSOLIDATED    PTY.  LIMITED
                                            ------------- -------------------
                                             1994   1995    1994       1995
                                            A$'000 A$'000  A$'000     A$'000
Capital expenditure commitments
Estimated capital expenditure contracted
 for at balance date but not provided for
  --payable not later than one year........    61     64         --         --
                                            =====  =====   ========   ========
Lease expenditure commitments
Operating leases (non-cancelable):
  --Not later than one year................   364    387         --         --
  --Later than one year and not later than
    two years..............................   181    203         --         --
  --Later than two years and not later than
    five years.............................   532    577         --         --
  --Later than five years..................   381    247         --         --
                                            -----  -----   --------   --------
Aggregate lease expenditure contracted for
 at balance date but not provided for...... 1,458  1,414         --         --
                                            =====  =====   ========   ========
Finance leases:
  --Not later than one year................    46     31         --         --
  --Later than one year and not later than
    two years..............................    27     --         --         --
  --Later than two years and not later than
    five years.............................    --     --         --         --
  --Later than five years..................    --     --         --         --
                                            -----  -----   --------   --------
  Total minimum lease payments.............    73     31         --         --
  Future finance charges...................    --     --         --         --
                                            -----  -----   --------   --------
  Lease liability..........................    73     31         --         --
                                            =====  =====   ========   ========
  Current liability........................    46     31         --         --
  Non-current liability....................    27     --         --         --
                                            -----  -----   --------   --------
                                               73     31         --         --
                                            =====  =====   ========   ========
24. EMPLOYEE ENTITLEMENTS AND SUPERANNUATION COMMITMENTS
EMPLOYEE ENTITLEMENTS
The aggregate employee entitlement liabil-
 ity is comprised of:
  Accrued wages, salaries and oncosts......    30     53         --         --
  Provisions (current)..................... 3,157  3,303        168        351
  Provisions (non-current)................. 1,198  2,405         19        107
                                            -----  -----   --------   --------
                                            4,385  5,761        187        458
                                            =====  =====   ========   ========

                        KOPPERS AUSTRALIA PTY. LIMITED

 Superannuation Commitments

  All employees are entitled to varying levels of benefits on retirement, disability or death. The superannuation plan provides defined benefits based on years of service and final average salary. Employees contribute to the plans at various percentages of their wages and salaries. Up until the year ended 30 June 1994, the economic entity did not contribute to the plan. Commencing this year, the economic entity has contributed to the plan amounts advised by the plan manager. These contributions are not of a systematic and long-term nature as the plan has sufficient funds to satisfy all benefits vested under the plan as at 30 June 1995.

  Details of the superannuation fund as extracted from the fund's 1992 Actuarial Review are as follows:

                                                                        A$'000
                                                                       ---------
Accrued benefits...................................................... 1,046,636
Net market value of plan assets....................................... 1,280,800
                                                                       ---------
Surplus of net market value of plan assets over accrued benefits......   234,164
                                                                       =========
Vested benefits.......................................................   998,700
                                                                       =========

  Actuarial assessment of the plan was made in 1992 by William M. Mercer Pty.
Ltd.

25. CONTINGENT LIABILITIES

                                                             KOPPERS AUSTRALIA
                                               CONSOLIDATED    PTY.  LIMITED
                                               ------------- ------------------
                                                1994   1995    1994      1995
                                               A$'000 A$'000  A$'000    A$'000
Related bodies corporate
Bank guarantees covering security deposits,
 contract performance and autopay............. 1,316  1,638     1,316     1,638
                                               =====  =====  ========  ========

  Koppers Australia Pty. Limited and related companies, namely Koppers Power Poles (Australia) Pty. Limited, Koppers Coal Tar Products Pty. Ltd., Koppers Timber Preservation Pty. Ltd. and Koppers Investments (Aust.) Pty. Limited have collectively unrestricted access to borrowing facilities to a maximum of A$47,850,000.

  The amount of credit unused at 30 June 1995 totaled A$29,826,000.

  The security held by the bank over the above facilities include registered mortgages over certain freehold property and registered equitable mortgages over the assets and undertakings including unpaid and uncalled capital of the company and related companies.

  In addition, a fully interlocking guarantee has been provided by the above-mentioned related companies, to provide security over the borrowing facilities of the company and its related companies. Under the terms of an ASC Class Order these above mentioned companies have guaranteed any deficiency of funds if any of the companies is wound up. No such deficiency exists. Refer to note 29.

                        KOPPERS AUSTRALIA PTY. LIMITED

26. AUDITORS' REMUNERATION

                                                         KOPPERS AUSTRALIA
                                           CONSOLIDATED    PTY.  LIMITED
                                           ------------- -------------------
                                            1994   1995    1994       1995
                                           A$'000 A$'000  A$'000     A$'000
Amounts received or due and receivable by
 the auditors, from entities in the
 economic entity or related entities
Auditing accounts
  Auditors of chief entity...............   215    234          30         35
  Other auditors.........................    33     32          --         --
Other services
  Auditors of chief entity...............    89    102          72         20
  Other auditors.........................    11     10          --         --
                                            ---    ---         ---        ---
                                            348    378         102         55
                                            ===    ===         ===        ===
V

27. SUBSEQUENT EVENTS

  There has been no significant event since balance date.

28. RELATED PARTY DISCLOSURES

  a) The directors of Koppers Australia Pty. Limited during the financial year were:

    D.P. Traviss;
    E.S. Bryon;
    M.J. Burns;
    E.A. Clendaniel;
    B.K. Jensen;
    P.J. Laver;
    C.E. Smith;
    R.K. Wagner;
    T.G. Mullen;
    C.R. Newell;
    A. Purnell; and
    B.C. Wilson

  b) The following related party transactions occurred during the financial year:

  Transactions with related parties

    i) Dividends received of A$253,550. (1994: A$1,792,006)

    ii) Professional fees of A$408,000 (1994: nil) paid on behalf of related party and oncharged. Refer to note 7.

  c) Transactions with the Directors of Koppers Australia Pty. Limited and the economic entity:

  During 1992 Koppers Australia Pty Limited caused to be issued units in a management incentive scheme to various executives of the group. Unit holders are entitled, but not obliged, to exchange all or some of their units for cash after holding units for a qualifying period of three years. The executives are obliged to exchange all units for cash on their resignation, retirement or dismissal from employment.

                        KOPPERS AUSTRALIA PTY. LIMITED

  The growth in value of these units, and the resulting benefit to the executives, is determined by reference to the profitability after tax of the Koppers Australia group. Benefits from this scheme are funded by companies within the Koppers Australia group. Three directors of Koppers Australia Pty. Limited, namely B.C. Wilson, C.R. Newell and E.S. Bryon were issued units in this scheme in 1992 and 1994. As at 30 June 1995, the combined value of the units issued to the above directors is A$91,200.

  There have been no other transaction concerning shares between entities in the reporting entity and directors of the reporting entity or their director-related entities.

  All financial benefits provided by Koppers Australia Pty. Limited or its controlled entities to related parties were provided at arms' length terms.

  d) Koppers Australia Pty. Limited is the ultimate Australian holding company.

29. INVESTMENTS (NON-CURRENT)

  Investment in unlisted controlled entities comprises:

                                                  BENEFICIAL
                                                PERCENTAGE HELD      INVESTMENT
                                                  BY ECONOMIC     KOPPERS AUSTRALIA
                                                    ENTITY          PTY. LIMITED
                                                ----------------  -----------------
                                    COUNTY OF    1994     1995      1994     1995
NAME                              INCORPORATION    %        %      A$'000   A$'000
Koppers Investments (Aust.)
 Pty. Limited..............   (i)   Australia       100      100     6,355    6,355
KAP (UK) Limited...........         U.K.            100      100        16       --
Koppers-Hickson Investments
 Pty. Limited..............         Australia        51       51     3,060    3,060
Koppers Power Poles (Aus-
 tralia) Pty. Limited......   (i)   Australia       100      100       955      955
Continental Carbon Austra-
 lia Pty. Limited..........         Australia        51       51     1,526    1,526
KAP Investments Inc........         U.S.A.          100      100    10,846   10,846
Koppers Timber Preservation
 Pty. Ltd. ................   (i)   Australia       100      100     6,899    6,899
Koppers Coal Tar Products
 Pty. Ltd. ................   (i)   Australia       100      100     9,005    9,005
Koppers Shipping Pty.
 Ltd. .....................   (i)   Australia       100      100        --       --
                                                                  -------- --------
                                                                    38,662   38,646
                                                                  ======== ========

  (i) Pursuant to a class order dated 19 December 1991, relief has been granted to this controlled entity of Koppers Australia Pty. Limited from the Corporations Law requirements for preparation, audit and publication of accounts.

  As a condition of the class order, Koppers Australia Pty. Limited and the controlled entity subject to the class order, entered into a deed of indemnity on May 18, 1995. The effect of the deed is that Koppers Australia Pty. Limited has guaranteed to pay any deficiency in the event of winding up of the controlled entity. The controlled entity has also given a similar guarantee in the event that Koppers Australia Pty. Limited is wound up. The aggregate assets and liabilities of the companies subject to the deed, and the aggregate result of these companies are as follows:

                                                                  1994    1995
                                                                 A$'000  A$'000
Total assets.................................................... 135,256 103,426
Total liabilities...............................................  61,992  55,532
                                                                 ------- -------
Net assets......................................................  73,264  47,894
                                                                 ======= =======
Profit after income tax.........................................   5,027   7,216
                                                                 ======= =======

                        KOPPERS AUSTRALIA PTY. LIMITED

  Overseas unlisted controlled entities carrying on business in the country of incorporation.

                                                           PERCENTAGE HELD
                                                            BY CONTROLLED
                                                             ENTITIES OF
                                                               KOPPERS
                                                           AUSTRALIA PTY.
                                                               LIMITED
                                              COUNTRY OF        1994       1995
                                             INCORPORATION        %         %
Koppers-Hickson Timber Protection Pty.
 Limited...............................       Australia           51        51
Koppers-Hickson (PNG) Pty. Limited.....       P.N.G.              51        51
Koppers-Hickson Timber Protection (NZ)
 Limited............................... (ii)  New Zealand         51        51
Koppers-Hickson Timber Protection
 (Fiji) Limited........................ (ii)  Fiji                51        51
Koppers-Hickson Timber Protection
 (Malaysia) SDN BHD.................... (ii)  Malaysia            51        51
Koppers-Hickson Timber Protection (S)
 Pte Ltd............................... (ii)  Singapore           51        51

(ii) Controlled entities which are audited by other member firms of Ernst & Young International.

30. SEGMENT INFORMATION

                                  TIMBER                CARBON     COAL TAR
                               PRESERVATION CHEMICALS    BLACK     PRODUCTS  OTHER  ELIMINATIONS CONSOLIDATION
                         NOTES    A$'000     A$'000     A$'000      A$'000   A$'000    A$'000       A$'000
(a) Industry Segments
  Operating Revenue
  Sales to customers
   outside the economic
   entity...............          31,391     36,952     30,367      57,503      880        --       157,093
Intersegment Sales......    2        244      3,227         --      14,353    4,767   (22,591)           --
                                 -------     ------     ------      ------   ------   -------       -------
                                  31,635     40,179     30,367      71,856    5,647   (22,591)      157,093
                                 =======     ======     ======      ======   ======   =======       =======
Consolidated Operating
 Profit/(Loss)..........    2        904      4,152      1,983       6,312    2,654    (1,633)       14,372
                                 =======     ======     ======      ======   ======   =======       =======
Segment Assets..........          29,721     25,695     20,584      67,349   70,373   (65,501)      148,221
                                 =======     ======     ======      ======   ======   =======       =======
(b) Geographical
 Segments
                                                      NEW ZEALAND SOUTH EAST
                                AUSTRALIA    P.N.G.     & FIJI       ASIA
OPERATING REVENUE                 A$'000     A$'000     A$'000      A$'000
Sales to customers
 outside the economic
 entity.................         131,044        550     18,792       6,707       --        --       157,093
Intersegment Sales......          22,356         45        190          --       --   (22,591)           --
                                 -------     ------     ------      ------   ------   -------       -------
                            2    153,400        595     18,982       6,707       --   (22,591)      157,093
                                 =======     ======     ======      ======   ======   =======       =======
Consolidated Operating
 Profit.................    2     12,951       (207)     2,779         482       --    (1,633)       14,372
                                 =======     ======     ======      ======   ======   =======       =======
Segment Assets..........         203,469        661     12,801       2,477       --   (71,187)       48,221
                                 =======     ======     ======      ======   ======   =======       =======

  The economic entity operates predominantly in four industries--timber preservation, chemicals, carbon black and coal tar products, and in four geographical areas--Australia, P.N.G., New Zealand and Fiji and South East Asia. The manufacturing operations comprise the refinement and distribution of coal tar products, the manufacture of wood preservation chemicals, the preservation of timber products and carbon black.

                         KOPPERS AUSTRALIA PTY. LIMITED

31. REMUNERATION OF DIRECTORS

                                                             KOPPERS AUSTRALIA
                                               CONSOLIDATED    PTY.  LIMITED
                                               ------------- -------------------
                                                1994   1995    1994       1995
                                               A$'000 A$'000  A$'000     A$'000
Amounts received or due and receivable by the
 directors of the economic entity from
 corporations of which they are directors or
 related bodies corporate or entities
 controlled by the chief entity..............  1,695  1,612
                                               -----  -----
The directors have applied ASC Class Order
 94/1529, in the disclosure of directors'
 remuneration and benefits...................
Amounts received or due and receivable by the
 directors of Koppers Australia Pty. Limited
 from that company and related bodies
 corporate...................................                      853        753
                                                                   ===        ===
The number of directors of Koppers Australia
 Pty. Limited whose remuneration (including
 superannuation contributions) falls within
 the following bands:
$0      --$  9,999...........................                        7          8
$100,000--$109,999...........................                        1         --
$170,000--$179,999...........................                        1         --
$190,000--$199,999...........................                       --          2
$200,000--$209,999...........................                        1         --
$350,000--$359,999...........................                       --          1
$370,000--$379,999...........................                        1         --
                                                                   ---        ---
                                                                    11         11
                                                                   ===        ===

  In the opinion of the directors, remuneration paid to directors is considered reasonable.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                      (IN THOUSANDS OF AUSTRALIAN DOLLARS)

                   SIX MONTHS ENDED 31 DECEMBER 1994 AND 1995

                                                                 1994    1995
                                                                  (UNAUDITED)
SALES.......................................................... $75,314 $82,130
GROSS PROFIT...................................................  22,471  28,288
SELLING GENERAL & ADMINISTRATIVE...............................   6,732   6,871
DEPRECIATION...................................................   4,976   5,291
                                                                ------- -------
EARNINGS BEFORE INTEREST & TAXES...............................  10,763  16,126
INTEREST EXPENSE...............................................   1,162     781
EQUITY INCOME..................................................      --   3,102
INCOME TAX.....................................................   3,445   6,658
                                                                ------- -------
NET INCOME BEFORE MINORITY INTEREST............................   6,156  11,789
MINORITY INTEREST..............................................   1,562   1,906
                                                                ------- -------
NET INCOME..................................................... $ 4,594 $ 9,883
                                                                ======= =======



                            See accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS OF AUSTRALIAN DOLLARS)

                              AT 31 DECEMBER 1995

                                                                        1995
                                                                     (UNAUDITED)
Cash................................................................  $  2,606
Receivables.........................................................    33,427
Inventory...........................................................    36,173
Other Current Assets................................................     2,714
Net Fixed Assets....................................................    68,073
Investments.........................................................     2,550
Goodwill............................................................     1,573
                                                                      --------
  TOTAL ASSETS......................................................  $147,116
                                                                      ========
Creditors...........................................................    14,262
Short Term Loans....................................................     3,456
Other Current Liabilities...........................................    13,903
Long Term Loans.....................................................    13,500
Other Non-Current Liabilities.......................................     4,323
                                                                      --------
  TOTAL LIABILITIES.................................................  $ 49,444
                                                                      ========
Share Capital.......................................................    14,559
Reserves............................................................     4,826
Profit & Loss Appropriation.........................................    70,442
Minority Interest...................................................     7,845
                                                                      --------
  TOTAL SHARE CAPITAL...............................................  $ 97,672
                                                                      ========



                            See accompanying notes.

                         KOPPERS AUSTRALIA PTY. LIMITED

                               (ACN 000 566 629)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      (IN THOUSANDS OF AUSTRALIAN DOLLARS)

                   SIX MONTHS ENDED 31 DECEMBER 1994 AND 1995

                                                                1994     1995
                                                                 (UNAUDITED)
CASH FROM OPERATIONS.......................................... $14,377  $20,132
(INCREASE)/DECREASE IN WORKING CAPITAL........................   2,624   (5,593)
CAPITAL EXPENDITURES..........................................  (3,967) (11,266)
CASH TAXES....................................................  (2,849)  (3,480)
DIVIDENDS RECEIVED............................................     788    2,248
                                                               -------  -------
CASH SURPLUS.................................................. $10,973  $ 2,041
                                                               =======  =======



                            See accompanying notes.

                        KOPPERS AUSTRALIA PTY. LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) The audited financial statements of Koppers Australia Pty. Limited ("Koppers Australia") for the Fiscal years ended June 30, 1994 and 1995 include additional information about Koppers Australia, its operations, and its financial position, and should be read in conjunction with these unaudited interim financial statements.

(2) The results for the interim periods are not necessarily indicative of the results to be expected for the full year.

(3) In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

(4) Capital expenditures for Fiscal 1995 include approximately $7 million related to the purchase of 49% of Continental Carbon Australia Pty. Limited, resulting in 100% ownership by Koppers Australia.

Koppers Industries, Inc. is a leading producer of carbon compounds and treated wood products for use in a variety of markets including the chemical, railroad, aluminium and steel industries.



        [Picture of Coke Facility]                [Picture of Furnace Coke]






                                                 [Koppers Industries logo]

        [Picture of Carbon Materials
          Distillation Facility]

                                              [Picture of Phthalic Anhydride]





      [Picture of Crosstie Assembly                  [Picture of Treated
                Operations]                             Utility Poles]

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  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERINGS MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITA-TION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
The Company...............................................................   16
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Selected Historical Financial Data........................................   19
Pro Forma Condensed Consolidated
 Financial Data...........................................................   21
Management's Discussion and Analysis of Financial
 Condition and Results of Operations......................................   25
Business..................................................................   35
Management................................................................   50
Certain Relationships and Related Transactions............................   56
Principal and Selling Stockholders........................................   57
Description of Capital Stock..............................................   59
Shares Eligible for Future Sale...........................................   62
Certain U.S. Tax Considerations Applicable to
 Non-U.S. Holders of Common Stock.........................................   63
Description of Certain Indebtedness.......................................   65
Underwriting..............................................................   68
Legal Matters.............................................................   70
Experts...................................................................   70
Additional Information....................................................   71
Index to Financial Statements.............................................  F-1

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                               7,001,922 SHARES

                         [LOGO OF KOPPERS INDUSTRIES]

                                 COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                            DILLON, READ & CO. INC.



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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses to be incurred in connection with the Offerings described in this Registration Statement are:

    Securities and Exchange Commission registration fee................. $47,203
    NASD filing fee.....................................................  14,198
    NYSE listing fee....................................................       *
    Printing and engraving expenses.....................................       *
    Legal fees and expenses.............................................       *
    Accounting fees and expenses........................................       *
    Blue Sky fees and expenses (including legal fees)...................  20,000
    Transfer agent and rights agent and registrar fees and expenses.....       *
    Miscellaneous.......................................................       *
                                                                         -------
      Total.............................................................       *
                                                                         =======

- ---------------------
* To be filed by amendment.

  All of the above expenses will be paid by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 1741 and 1742 of the BCL provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was servicing at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

  BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

  (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

  (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

  (3) by the shareholders.

  Notwithstanding of the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  BCL Section 1745 provides that expenses (including attorney's fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final deposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

  BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions are not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose form any action by or in the right of the corporation, provided, however, that no indemnification is determined by a court to have constituted willful misconduct or recklessness.

  BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

  The Registrant's Articles of Incorporation and Bylaws provide for (i) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (ii) the elimination of a director's liability for monetary damages, to the maximum extent permitted by the BCL. The Registrant also maintains directors' and officers' liability insurance covering its director and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the
Act:

  During 1994 employees exercised options totaling 11,332 shares of Common Stock at an aggregate exercise price of $61,652. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act.

  During 1995 employees exercised options totaling 15,583 shares of Common Stock at an aggregate exercise price of $61,615. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act.

  In March 1996 Cornerstone-Spectrum, Inc. exercised its option to convert 2,600 shares of Series B Preferred Stock into 2,340,000 shares of non-voting common stock. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act.

  During 1995 the Company issued 65,010 shares of Common Stock from treasury to the Company's 401-K Savings Plan. During 1996 the Company has issued 111,864 shares of Common Stock from treasury to the Company's 401-K Savings Plan. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act.

  During 1995 the Company issued 2,661 shares of Common Stock from treasury to certain employees participating in the Company's Dividend Reinvestment Plan. During 1996 the Company has issued 5,946 shares of Common Stock from treasury. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act.

  On February 19, 1996 the Company issued 53,340 shares of Common Stock from treasury to certain employees participating in the Company's Incentive Reinvestment Plan. This transaction was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS:

 EXHIBIT NO.     DESCRIPTION
   **1.1      -- Form of Underwriting Agreement.
     3.1      -- Restated and Amended Articles of Incorporation of the Company.
     3.2      -- Restated and Amended Bylaws of the Company.
    *4.1      -- Indenture between the Company and Integra Trust Company,
                 National Association, as Trustee (Incorporated by reference to respective exhibits to the Company's Form 10-K for the year ended December 31, 1993).
   **4.2      -- Specimen stock certificate representing the Common Stock.
   **5.1      -- Opinion of Dickie, McCamey & Chilcote, P.C.
   **8.1      -- Opinion Regarding Tax Matters.
     9.1      -- Stockholders' Agreement by and among Koppers Industries, Inc.,
                 KAP Investments, Inc., Cornerstone-Spectrum, Inc., APT
                 Holdings Corporation and the Management Investors referred to therein, as amended, the most recent amendment dated as of
                 August 16, 1995.
    *9.2      -- Stock Subscription Agreement dated as of December 26, 1988
                 (Incorporated by reference to respective exhibits to the
                 Company's Prospectus filed February 7, 1994 pursuant to Rule
                 424(b) of the Securities Act of 1933, as amended, in
                 connection with the offering of the 8 1/2% Senior Notes due
                 2004).
   *10.1      -- Asset Purchase Agreement, dated as of December 28, 1988, between the Company and Koppers Company, Inc. (Incorporated by
                 reference to respective exhibits to the Company's Prospectus filed February 7, 1994 pursuant to Rule 424(b) of the
                 Securities Act of 1933, as amended, in connection with the offering of the 8 1/2% Senior Notes due 2004).
   *10.2      -- Asset Purchase Agreement Guarantee, dated as of December 28,
                 1988, provided by Beazer PLC (Incorporated by reference to respective exhibits to the Company's Prospectus filed February
                 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the offering of the 8 1/2%
                 Senior Notes due 2004).
   *10.3      -- Credit Agreement, dated as of February 10, 1994 by and between the Company, the Banks from time to time parties thereto and
                 Mellon Bank, N.A., as agent (Incorporated by reference to
                 respective exhibits to the Company's Form 10-K for the year ended December 31, 1993).
   *10.4      -- Revolving Credit Agreement, dated as of February 10, 1994, from the Company to the Banks and Mellon Bank, N.A.
                 (Incorporated by reference to respective exhibits to the
                 Company's Form 10-K for the year ended December 31, 1993).
   *10.5      -- Term Loan Agreement, dated as of February 10, 1994, from the
                 Company to the Banks and Mellon Bank, N.A. (Incorporated by
                 reference to respective exhibits to the Company's Form 10-K for the year ended December 31, 1993).
   *10.6      -- Retirement Plan of Koppers Industries, Inc. and Subsidiaries
                 for Salaried Employees (Incorporated by reference to
                 respective exhibits to the Company's Prospectus filed February
                 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the offering of the 8 1/2%
                 Senior Notes due 2004).
   *10.7      -- Koppers Industries, Inc. Non-contributory Long Term Disability
                 Plan for Salaried Employees (Incorporated by reference to
                 respective exhibits to the Company's Prospectus filed February
                 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the offering of the 8 1/2%
                 Senior Notes due 2004).

 EXHIBIT NO.     DESCRIPTION
   *10.8      -- Koppers Industries, Inc. Employee Savings Plan (Incorporated
                 by reference to respective exhibits to the Company's
                 Prospectus filed February 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the offering of the 8 1/2% Senior Notes due 2004).
   *10.9      -- Koppers Industries, Inc. 1989 Salaried Incentive Plan
                 (Incorporated by reference to respective exhibits to the
                 Company's Prospectus filed February 7, 1994 pursuant to Rule
                 424(b) of the Securities Act of 1933, as amended, in
                 connection with the offering of the 8 1/2% Senior Notes due
                 2004).
   *10.10     -- Koppers Industries, Inc. Survivor Benefit Plan (Incorporated
                 by reference to respective exhibits to the Company's
                 Prospectus filed February 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the offering of the 8 1/2% Senior Notes due 2004).
   *10.11     -- Koppers Industries, Inc. Stock Option Plan (Incorporated by
                 reference to respective exhibits to the Company's Prospectus filed February 7, 1994 pursuant to Rule 424(b) of the
                 Securities Act of 1933, as amended, in connection with the offering of the 8 1/2% Senior Notes due 2004).
   *10.12     -- Treatment Agreement CSX-Koppers dated as of December 15, 1988
                 (Incorporated by reference to respective exhibits to the
                 Company's Prospectus filed February 7, 1994 pursuant to Rule
                 424(b) of the Securities Act of 1933, as amended, in
                 connection with the offering of the 8 1/2% Senior Notes due
                 2004).
   *10.13     -- Alcoa/Koppers Solid Pitch Supply Agreement Warrick, Indiana;
                 Rockdale, Texas; Point Comfort, Texas and Wenatchee,
                 Washington dated as of July 1, 1991 (Incorporated by reference to respective exhibits to the Company's Prospectus filed
                 February 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the offering of the 8
                 1/2% Senior Notes due 2004).
   *10.14     -- Bethlehem Steel Corporation Furnace Coke Sales Agreement dated as of May 1, 1990 (Incorporated by reference to respective exhibits to the Company's Prospectus filed February 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as
                 amended, in connection with the offering of the 8 1/2% Senior
                 Notes due 2004).
   *10.15     -- LTV Steel Company, Inc. Coke Sales Agreement dated as of
                 December 10, 1993 (Incorporated by reference to respective exhibits to the Company's Prospectus filed February 7, 1994 pursuant to Rule 424(b) of the Securities Act of 1933, as
                 amended, in connection with the offering of the 8 1/2% Senior
                 Notes due 2004).
   *10.16     -- Alcoa/Koppers Solid Pitch Supply Agreement Warrick, Indiana;
                 Rockdale, Texas; Point Comfort, Texas; and Wenatchee,
                 Washington dated as of January 1, 1994 (Incorporated by
                 reference to respective exhibits to the Company's Form 10-K for the year ended December 31, 1993).
   *10.17     -- Koppers Industries, Inc. Voluntary Severance Plan
                 (Incorporated by reference to respective exhibits to the
                 Company's Form 10-K for the year ended December 31, 1994).
   *10.18     -- Employment Contract for Donald P. Traviss dated October 17,
                 1994 (Incorporated by reference to respective exhibits to the
                 Company's 10-K for the year ended December 31, 1995).
   *10.19     -- Employment Contract for Robert K. Wagner dated February 29,
                 1996 (Incorporated by reference to respective exhibits to the
                 Company's 10-K for the year ended December 31, 1995).
   *10.20     -- Standby Term Loan Agreement, dated as of March 31, 1995 from the Company to the Banks and Mellon Bank, N.A. (Incorporated
                 by reference to respective exhibits to the Company's 10-K for the year ended December 31, 1995).
   *10.21     -- Amendment to Standby Term Loan Agreement, dated as of March
                 18, 1996 from the Company to the Banks and Mellon Bank, N.A.
                 (Incorporated by reference to respective exhibits to the
                 Company's 10-K for the year ended December 31, 1995).

 EXHIBIT NO.     DESCRIPTION
    *10.22    -- Amendment to Revolving Credit Agreement, dated as of March 18,
                 1996 from the Company to the Banks and Mellon Bank, N.A.
                 (Incorporated by reference to respective exhibits to the
                 Company's 10-K for the year ended December 31, 1995).
    *10.23    -- Asset Purchase Agreement, dated as of March 11, 1996, between the Company and Aristech Chemicals Corporation (Incorporated
                 by reference to respective exhibits to the Company's 10-K for the year ended December 31, 1995).
    *10.24    -- Term Loan Agreement, dated as of March 18, 1996 from the
                 Company to the Banks and Mellon Bank, N.A. (Incorporated by
                 reference to respective exhibits to the Company's 10-K for the year ended December 31, 1995).
     10.25    -- Restated and Amended Employee Stock Option Plan.
    *11.1     -- Statement Regarding Computation of Per Share Earnings.
    *15.1     -- Letters regarding unaudited interim financial information.
     21.1     -- Amended List of Subsidiaries of the Company.
     23.1     -- Consent of Ernst & Young LLP.
     23.2     -- Consent of Ernst & Young.
     23.3     -- Consent of Deloitte & Touche LLP.
   **23.4     -- Consent of Dickie, McCamey & Chilcote, P.C. (included in
                 Exhibit 5.1).
    *24.1     -- Power of Attorney.
    *27.1     -- Financial Data Schedule.

- ---------------------

*Previously filed.

**To be filed by amendment.

  (B) FINANCIAL STATEMENTS SCHEDULES:

     (i) Report of independent auditor on financial statement schedule.

     (ii) Schedule II

  All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes that

  (a) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania on June
  , 1996.

                                          KOPPERS INDUSTRIES, INC.

                                          By:       /s/ Robert K. Wagner
                                             ----------------------------------
                                                      Robert K. Wagner
                                                          Chairman

                                          By:      /s/ Clayton A. Sweeney
                                             ----------------------------------
                                                     Clayton A. Sweeney


  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                  TITLE(S)                         DATE


    /s/ Robert K. Wagner          Chairman and Director           June   , 1996
- -----------------------------
      Robert K. Wagner

             *                    Chief Executive Officer and     June   , 1996
- -----------------------------     Director (Principal Executive
      Donald P. Traviss           Officer)


             *                    Chief Financial Officer         June   , 1996
- -----------------------------     (Principal  Financial Officer,
       Donald E. Davis            Principal Accounting Officer)


   /s/ Clayton A. Sweeney         Director                        June   , 1996
- -----------------------------
     Clayton A. Sweeney

             *                    Director                        June   , 1996
- -----------------------------
      Brooks C. Wilson

             *                    Director                        June   , 1996
- -----------------------------
       Brian C. Beazer

             *                    Director                        June   , 1996
- -----------------------------
         N.H. Prater

             *                    Director                        June   , 1996
- -----------------------------
       Donald V. Borst

* By power of attorney

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Koppers Industries, Inc.

  We have audited the consolidated financial statements of Koppers Industries, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated January 25, 1996 (except for Notes 3 and 12, as to which the date is March 25, 1996, and Note 1, as to which the date is May 22, 1996) (included elsewhere in this Registration Statement.) Our audits also included the financial statement schedule listed in Item 16(b)(ii) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Pittsburgh, Pennsylvania
January 25, 1996, except for
 Notes 3 and 12, as to which the date
 is March 25, 1996, and
 Note 1, as to which the date
 is May 22, 1996

                                                                     SCHEDULE II

                            KOPPERS INDUSTRIES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)
                              FOR THE YEARS ENDED
                        DECEMBER 31, 1993, 1994 AND 1995

                                        BALANCE AT ADDITIONS            BALANCE
                                        BEGINNING   CHARGED             AT CLOSE
                                         OF YEAR   TO INCOME DEDUCTIONS OF YEAR
                                        ---------- --------- ---------- --------
1993
Allowance for doubtful accounts........    $283      $118       $154      $247
                                           ====      ====       ====      ====
1994
Allowance for doubtful accounts........    $247      $150       $101      $296
                                           ====      ====       ====      ====
1995
Allowance for doubtful accounts........    $296      $241       $195      $342
                                           ====      ====       ====      ====

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